    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     AMERICAN COMMUNICATIONS SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                          4813                         52-1947746
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)                 NO.)

                         131 NATIONAL BUSINESS PARKWAY
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                 (301) 617-4200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             RILEY M. MURPHY, ESQ.
                     AMERICAN COMMUNICATIONS SERVICES, INC.
                         131 NATIONAL BUSINESS PARKWAY
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                 (301) 617-4215
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                with copies to:

                          GEORGE W. BILICIC, JR., ESQ.
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                         NEW YORK, NEW YORK 10019-7475
                                 (212) 474-1000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED DISTRIBUTION OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                                                    PROPOSED         MAXIMUM
                                    AMOUNT          MAXIMUM         AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF              TO BE        OFFERING PRICE      OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED       REGISTERED     PER NOTE(1)(2)    PRICE(1)(2)         FEE(3)
--------------------------------------------------------------------------------------------------
13 3/4% Senior Discount Notes
  due 2007...................    $170,000,000         100%         $170,000,000       $51,516
==================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Exclusive of accrued interest, if any.
(3) Calculated pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  Subject to Completion, Dated August 26, 1997
PROSPECTUS
                                  $170,000,000

                                      LOGO
              OFFER TO EXCHANGE ITS 13 3/4% SENIOR NOTES DUE 2007,
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR UP TO $170,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS OUTSTANDING 13 3/4%
                             SENIOR NOTES DUE 2007

    The Exchange Offer will expire at                   , New York City time, on
                  , unless extended.
                            ------------------------

    American Communications Services, Inc. (the "Company" or "ACSI") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 13 3/4% Senior Notes due 2007 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for up to $170,000,000 aggregate principal amount of its outstanding 13 3/4% Senior Discount Notes due 2007 (the "Old Notes"), of which $220,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Notes."
    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be
          , 1997 (20 business days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."
    The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture (as defined), which governs both the Old Notes and the New Notes. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that the New Notes do not contain terms with respect to the interest rate step-up provisions and the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."
    The Company placed approximately $70 million of the net proceeds realized from the sale of the Old Notes, representing funds sufficient to pay the first five interest payments on the Notes, into an Escrow Account (as defined herein) to be held by the Escrow Agent (as defined herein) for the benefit of the holders of the Notes. The New Notes will bear interest at a rate of 13 3/4% per annum, payable semi-annually in arrears on January 15 and July 15 commencing January 15, 1998. The New Notes will be redeemable, in whole or in part, at the option of the Company on or after January 15, 2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, at any time on or prior to July 15, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount at maturity of the New Notes with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 113.75% of the principal amount thereof; provided, however, that after giving effect to any such redemption, at least $143 million aggregate principal amount of the New Notes remains outstanding. Upon a Change of Control (as defined), each holder of the New Notes will have the right to require the Company to repurchase such holder's New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the New Notes in the event of certain Asset Sales (as defined). See "Description of the New Notes."
    The New Notes will be unsecured senior obligations of the Company and will rank pari passu with any existing and future senior indebtedness of the Company and will rank senior in right of payment to all subordinated obligations of the Company. As of June 30, 1997, the Company had approximately $193.0 million of senior indebtedness outstanding. In addition, the New Notes will be structurally subordinated to liabilities (including trade payables) of the Company's subsidiaries. As of June 30, 1997, liabilities of the Company's Subsidiaries were approximately $62.7 million. See "Description of the Notes."
    Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC"), as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is an "affiliate" of the Company as defined under Rule 405 of the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have no arrangement with any person to participate in the distribution of such New Notes. However, the staff of the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Company that: (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act); (ii) any New Notes to be received by it were acquired in its ordinary business; and (iii) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
    Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. See "Risk Factors -- Lack of Public Market; Exchange Offer."
    BT Securities Corporation, Alex. Brown & Sons Incorporated, ING Baring (U.S.) Securities, Inc. and Societe Generale Securities Corporation (the "Initial Purchasers") have agreed that one or more of them will act as market-makers for the New Notes. However, the Initial Purchasers are not obligated to so act and they may discontinue any such market-making at any time without notice. The Company will not receive any proceeds from this Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

            The date of this Prospectus is                  , 1997.

                                      LOGO

                             ADDITIONAL INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the SEC by mail at prescribed rates, or in certain cases by accessing the SEC's World Wide Web site at http://www.sec.gov. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq National Market and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     The Company has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. This Prospectus contains summaries of the material terms and provisions of certain documents and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Copies of the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the SEC at the address set forth above.

     Certain statements contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Subsequent to June 30, 1996, the Company changed its fiscal year-end from June 30 to December 31. Accordingly, all data for the fiscal period ended December 31, 1996 is for the six-month period ended December 31, 1996.

                                  THE COMPANY

     American Communications Services, Inc. ("ACSI" or the "Company") provides a broad range of integrated local voice and data communications services primarily to commercial customers in mid-sized markets in the southern United States. As a competitive local exchange carrier ("CLEC"), the Company has constructed its own local fiber optic networks in 31 markets, is now evaluating in which additional markets it will construct local networks and expects to offer services on its own networks or on a resale basis in up to 50 markets by the end of 1998. The Company uses its own facilities and leases network capacity from others to provide long distance carriers, Internet service providers ("ISPs") and business, government and institutional end-users with an alternative to the incumbent local phone companies for high quality voice, data, video transport and other telecommunications services. The Company believes that its customers choose ACSI's telecommunications services because of the reliability and breadth of the Company's services, discounted pricing relative to the incumbent local exchange carrier ("ILEC") and a high level of customer service.

     From the formation of the Company through 1996, the Company derived substantially all of its revenues from the sale of dedicated services to interexchange carriers ("IXCs") and ISPs. Since the passage of the Telecommunications Act of 1996 (the "Federal Telecommunications Act"), however, the Company has enhanced its product offerings to meet the needs of commercial end-users, and is aggressively expanding the sales and marketing capabilities necessary to deliver these products to such customers. Specifically, the Company introduced local switched voice services, including local exchange services (dial tone) in late 1996, and has also added capabilities to provide other services such as high-speed video conferencing, frame relay, asynchronous transfer mode ("ATM") and Internet access.

                             PRODUCTS AND SERVICES

     The Company currently provides a wide range of local telecommunications services including dedicated and private line, local switched voice services, high-speed data services and Internet services. The Company's SONET-based local fiber optic networks and its coast-to-coast leased high broadband backbone data network ("ACSINet") are designed to support this wide range of enhanced communications services, provide increased network reliability and reduce costs for its customers, as follows:

     - Dedicated Services. The Company's special access services, switched transport services and private line services provide high capacity non-switched interconnections: (1) between points of presence ("POPs") of the same IXC; (2) between POPs of different IXCs; (3) between large business and government end-users and their selected POPs; (4) between an IXC POP and an ILEC central office, or between two such central offices; and (5) between different locations of business or government end-users. During 1996, such dedicated services provided substantially all of the Company's revenues.

     - Local Switched Voice Services. The Company began offering local switched voice services (including dial tone) in late 1996; as of August 22, 1997, the Company offered such local switched services using its own facilities in 9 markets and offered such services on a resale basis in a total of 31 markets. The Company expects to offer facilities-based services in 16 of the markets in which it has operational local networks by the end of 1997, and it expects to offer local services on a resale basis in additional markets. As an adjunct to its local switched services, the Company anticipates providing calling card and other interLATA services by the fourth quarter of 1997.

     - Data Services. During 1996, the Company deployed ACSINet and as of August 15, 1997 had a total of 44 data POPs. ACSI provides a full range of high-speed data services over this network, including Internet connectivity, frame relay, ATM and managed services (such as network design, configuration and installation) to businesses, government, health care providers, educational institutions and ISPs for local and wide area network solutions.

                                       STRATEGY

     The Company's objective is to become a full-service alternative to the ILEC primarily for business, government and institutional end-users in its markets by offering superior products with excellent customer service at competitive prices. In order to achieve this objective, the Company seeks to:

Leverage Existing Infrastructure.

     The Company believes that its integrated telecommunications networks, both its local fiber networks and ACSINet, are capable of providing a broad range of voice and data communications services to its customers. The Company is focusing its efforts on improving penetration in the markets it already serves by continuing to offer additional services. The Company believes that providing switched local voice services permits it to increase the traffic and revenue associated with its networks. The Company plans to seek certification to offer calling-card, teleconferencing and other long distance services. In markets in which it does have operational networks, the Company's decision to pursue a resale strategy would help position the Company as a full-service provider, capable of providing its customers with a one-stop-shopping alternative to the ILEC. In markets in which it does not currently have an operational network, this resale strategy may position the Company to eventually construct networks in those markets, which networks would benefit immediately from an existing customer base.

Develop Direct and Indirect Sales Channels to Commercial End-Users.

     The Company has divided its sales and marketing efforts into three different channels: direct sales to end-users, sales to IXCs and ISPs and sales of private-label services through alternative distribution channels.

     - Direct Sales. The Company's local sales force continues to focus on the commercial end-users in each of the markets it serves. The Company believes that its local, customer-oriented, single point-of-service sales structure facilitates greater customer care in both the sales and customer service processes and helps the Company differentiate itself as a customer-focused telecommunications services provider. The Company's major account sales force targets large national accounts. As of June 30, 1997, the Company's sales force in this area was made up of 153 sales people, which represents an increase of 98 sales people since December 31, 1996, and is expected to increase to 210 sales people by the end of 1997.

     - Sales to IXCs and ISPs. The Company sells dedicated services to long distance carriers and ISPs who use the Company's products and services to provide local access for their own products. For example, the Company recently entered into an agreement with MCImetro in which, subject to certain conditions, MCI has agreed to name ACSI as its preferred local provider for dedicated and transport services in 21 ACSI markets for at least a five-year period. See "Recent Developments."

     - Sales Through Alternative Distribution Channels. As of August 22, 1997, the Company had executed 66 sales agency agreements and is actively recruiting additional telecommunications sales agents to market the Company's services. In addition, the Company intends to expand distribution of its services by attempting to contract with IXCs, utilities, cable television service providers ("CATVs"), out-of-region regional Bell operating companies ("RBOCs"), other ILECs and cellular and other wireless communication providers to resell the Company's products and services under their own private labels. The Company is presently recruiting a dedicated sales force to serve in the support of sales through these and other alternative distribution channels.

Market the Company's Services Under the ACSI Brand Name.

     The Company is establishing the ACSI brand name by marketing and packaging its broad array of communications services directly to end-users. In markets in which it has local networks established, both switched services and data services are marketed under the ACSI brand name; in markets in which the

Company has no network installed, it resells local switched services under the ACSI brand name. In both types of markets, the Company also pursues opportunities to bundle its services together to strengthen the ACSI identity as a full-service provider of telecommunications services.

Provide Superior Customer Service.

     The Company is developing and implementing an integrated customer care strategy that is intended to provide a heightened level of responsive customer service across its full range of existing and planned products and services. This strategy comprises infrastructure, training, performance monitoring and image/brand recognition and would serve to leverage the Company's operational support systems, other information/financial systems and customer care organizations. For example, the Company has made significant capital investments in its integrated network management platform, which monitors and manages all voice and data network elements. The Company expects to have completed customer care and billing systems by as early as the end of 1998, which are intended to improve the Company's provision of integrated customer service on a cost efficient basis. These and other quality management and improvement programs, when implemented, are expected to enable the Company to differentiate itself in the marketplace by providing a level of customer care and customer service that is of a higher quality than that which is available in today's market.

Expand Resale of Exchanged Local Voice Services.

     Management believes that the Company can successfully enter new markets with lower capital investment by acting as a reseller of either local switched voice or data services. This strategy is intended to allow the Company to build brand name awareness and develop a customer base without incurring the initial capital costs typically incurred by facilities-based entrants. This strategy also enables the Company to make capital decisions based on where its customers are most highly concentrated. Once the Company has established a customer base, the Company plans to invest in extending its network infrastructure in those markets that it already serves.

Accelerate Financial Return on Incremental Expenditures.

     The Company is pursuing opportunities that accelerate the return on the Company's invested capital. The Company believes that it will achieve an earlier return on its investment by focusing on new customer applications in existing markets rather than continuing to increase the number of new networks built. For this reason, the Company has modified its earlier goal of constructing 50 local networks by the end of 1998, is now evaluating in which additional markets it will construct local networks and is establishing a presence in additional markets through resale of switched services and data POPs. The Company plans to redeploy into customer applications in existing markets the capital that was scheduled to be used to develop those additional networks. While management continues to believe in the long-term return on capital afforded by the constructed networks, it believes that the investment in customer applications will have a more immediate return. As part of this strategy, the Company has also implemented a shift in its incentive-based compensation for a number of its key executives away from new network development and growth to revenue and EBITDA (as defined herein).

                                MANAGEMENT TEAM

     The Company's senior management is among the most experienced in the emerging competitive local telecommunications industry. Members of ACSI's executive team developed and/or operated CAP networks in 25 major metropolitan markets for companies such as MFS Communications and Teleport Communications Group. Key executives include:

     ANTHONY J. POMPLIANO, EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS, had more than 30 years of experience in the telecommunications industry before joining ACSI in August 1993. He was co-founder and President of Metropolitan Fiber Systems, the predecessor organization to MFS Communications, a publicly-traded CLEC that was acquired by WorldCom, Inc. in December 1996. Mr. Pompliano served as President, CEO and Vice Chairman of MFS Communications from April 1988 until March 1991.

     JACK E. REICH, PRESIDENT AND CHIEF EXECUTIVE OFFICER -- COMMUNICATIONS SERVICES, had 22 years of telecommunications industry and management experience before joining ACSI in December 1996. For two and one-half years prior to joining ACSI, Mr. Reich was employed by Ameritech, Inc. as President of its Custom Business Service Organization, where he was responsible for full business marketing to Ameritech's largest customers for telecommunications services, advanced data services, electronic commerce and managed services/outsource initiatives. Prior to that, he served as President of MCI's Multinational Accounts organization and also served as MCI's Vice President of Products Marketing.

     GEORGE M. TRONSRUE, III, PRESIDENT AND CHIEF OPERATING OFFICER -- STRATEGY AND TECHNOLOGY DEVELOPMENT, had 17 years of telecommunications industry and management experience before joining ACSI in February 1994. From 1993 until he joined ACSI in February 1994, Mr. Tronsrue was the Regional Vice President for the Central Region for Teleport Communications Group and the Vice President of Emerging Markets, responsible for start-up and profit and loss management of joint ventures with major cable television providers in eight major markets.

     DAVID L. PIAZZA, CHIEF FINANCIAL OFFICER, joined the Company on March 24, 1997. For ten years prior to joining the Company, Mr. Piazza was employed by MFS Communications in a variety of finance and senior management positions, most recently as the Senior Vice President and Chief Financial Officer of MFS Telecom, Inc., a subsidiary of MFS Communications.

     RILEY M. MURPHY, GENERAL COUNSEL, EXECUTIVE VICE PRESIDENT -- LEGAL AND REGULATORY AFFAIRS AND SECRETARY, had 12 years of experience in the private practice of telecommunications regulatory law for interexchange, cellular, paging and other competitive telecommunications services prior to joining the Company in April 1994. Since February 1995, she has served as an officer and director of the Association for Local Telecommunications Services.

                              RECENT DEVELOPMENTS

     Unit Offering. On July 10, 1997, the Company consummated the issuance and sale of 75,000 units (the "Unit Offering"), consisting of its 14 3/4% Redeemable Preferred Stock due 2008 (the "Preferred Stock") and warrants (the "Warrants") to purchase shares of common stock (the "Common Stock"). Total net proceeds to the Company from the Unit Offering were approximately $67 million.

     Common Equity Offering. On April 15, 1997, the Company consummated (i) the issuance and sale of 5,060,000 shares of Common Stock (inclusive of the May 14, 1997 exercise by the underwriters of their over-allotment option) at a price per share of $5.00 in an underwritten public offering and (ii) the issuance and sale directly to certain of its principal stockholders of 3,600,000 shares of Common Stock at a purchase price of $4.70 per share (together, the "April Offering"). Total net proceeds to the Company from the April Offering were approximately $40 million.

     MCImetro Agreement. Effective March 6, 1997, the Company and MCImetro entered into an agreement in which MCI named ACSI as its preferred local provider for dedicated and transport services in 21 ACSI markets for at least a five year period. Pursuant to this preferred provider agreement, MCI will migrate current dedicated transport circuits in these markets to ACSI and ACSI will be listed as the first choice provider in MCI's provisioning system for all new dedicated access circuits in the designated markets and on June 19, 1997, executed an agreement giving MCI the option to purchase loop transport services from ACSI where ACSI has collocations with the ILEC and MCI has deployed its own local switch. The parties also have agreed to use their best efforts to execute an agreement pursuant to which MCI will resell local switched services in at least 10 of the 21 identified markets on a wholesale basis. In connection with these agreements (collectively, the "MCI Transaction"), ACSI issued MCI warrants to purchase up to 620,000 shares of ACSI's Common Stock at $9.86 per share, subject to number and price adjustment in certain circumstances. ACSI has also agreed to issue warrants to purchase up to an aggregate of approximately 1.7 million additional shares of ACSI's Common Stock at fair market value on the date of grant in tranches every six months after execution of the preferred provider agreement, subject to, and based upon, certain increases in revenues to ACSI generated under that agreement. Of the 620,000 warrants issued to MCI on March 6, 1997,

360,000 warrants have vested and the remaining 260,000 warrants will vest only upon execution of the switched services resale agreement. MCI has certain registration rights with respect to any shares of Common Stock issued to MCI in connection with the MCI Transaction.

     Cybergate Acquisition. On January 17, 1997, the Company acquired 100% of the outstanding capital stock of Cybergate, Inc. in exchange for 1,030,000 shares of Common Stock plus up to an additional 150,000 shares if certain performance goals are achieved (the "Cybergate Acquisition"). Cybergate, a Florida-based ISP, delivers high-speed data communications services, including computer network connections and related infrastructure services, that provide both commercial and residential customers access to the Internet through their personal computers and the use of a modem. Cybergate had over 200 commercial dedicated line accounts and 13,000 consumer accounts at December 31, 1996 compared to 25 commercial accounts and 7,500 consumer accounts at December 31, 1995. Cybergate had revenues of approximately $4.9 million and EBITDA of approximately $750,000 for the year ended December 31, 1996. The Company believes the Cybergate Acquisition will help ACSI achieve its goal of becoming a major provider of high-speed data communications services in the southern United States. The Cybergate Acquisition provides ACSI with the ability to offer direct Internet access to end-user commercial and consumer customers as well as to provide private label Internet services for the Company's strategic distribution partners throughout all of the Company's markets.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS
AGREEMENT...............The Old Notes were sold by the Company on July 23, 1997, to the Initial Purchasers, which placed the Old Notes with institutional investors (the "Private Placement"). In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement (as defined) providing, among other things, for the Exchange Offer.

THE EXCHANGE OFFER......New Notes are being offered in exchange for up to
                        $170,000,000 aggregate principal amount of Old Notes. As of the date hereof, $220,000,000 aggregate principal amount of Old Notes are outstanding. Since the New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes, no gain or loss will be recognized by the Company upon the consummation of the Exchange Offer. See "The Exchange Offer -- Accounting Treatment." Holders of the Old Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the Delaware General Corporation Law, the governing law of the state of incorporation of the Company.

                        Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided such New Notes are acquired in the ordinary course of the holder's business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have no arrangement or understanding with any person to participate in a distribution of such New Notes. The staff of the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of New Notes to trade the New Notes without any restrictions or limitations under the securities laws of the several states of the United States. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Consequences of Failure to Exchange" and "Description of the New Notes -- Exchange Offer; Registration Rights."

EXPIRATION DATE.........5:00 p.m., New York City time, on                  ,
                        1997 (20 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

CONDITIONS TO THE
EXCHANGE OFFER..........The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions." Except for the requirements of applicable Federal and state securities laws, there are no Federal or state regulatory requirements to be complied with or obtained by the Company in connection with the Exchange Offer. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

PROCEDURES FOR TENDERING
OLD NOTES...............Each holder of Old Notes wishing to accept the Exchange
                        Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined) at the address set forth herein and therein. See "The Exchange Offer -- Procedures for Tendering."

WITHDRAWAL RIGHTS.......Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES
AND DELIVERY OF
NEW NOTES...............Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

CERTAIN TAX
CONSIDERATIONS..........The exchange of New Notes for Old Notes should not be a sale or exchange or otherwise a taxable event for Federal income tax purposes. See "Certain Federal Income Tax Considerations."

EXCHANGE AGENT..........The Chase Manhattan Bank is serving as exchange agent
                        (the "Exchange Agent") in connection with the Exchange Offer.

USE OF PROCEEDS.........There will be no proceeds to the Company from the
                        Exchange Offer. The net proceeds to the Company from the Private Placement were approximately $208 million, after deducting discounts and other offering expenses payable by the Company. Approximately $70 million of the net proceeds from the Private Placement were placed into the Escrow Account. The Company plans to use the balance of the net proceeds (approximately $138 million) to fund sales, marketing and product development costs incurred in connection with the Company's growth, to expand voice and data networks and to fund negative operating cash flow. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                         SUMMARY OF TERMS OF NEW NOTES

     The Exchange Offer relates to the exchange of up to $170,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that the New Notes do not contain terms with respect to the interest rate step-up provisions and the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."

COMPARISON WITH OLD NOTES

FREELY TRANSFERABLE.....Generally, the New Notes will be freely transferable under the Securities Act by holders who are not affiliates of the Company. The New Notes otherwise will be substantially identical in all material respects (including interest rate and maturity) to the Old Notes (except with respect to the interest rate step-up provisions). See "The Exchange Offer -- Terms of the Exchange Offer."

REGISTRATION RIGHTS.....The holders of Old Notes currently are entitled to certain registration rights pursuant to a registration rights agreement (the "Registration Rights Agreement") dated as of July 23, 1997, between the Company and the Initial Purchasers. However, upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Consequences of Failure to Exchange."

                                 THE NEW NOTES

MATURITY DATE...........July 15, 2007.

INTEREST PAYMENT
DATES...................The New Notes will bear interest at a rate of 13 3/4%
                        per annum. Interest on the New Notes will accrue from July 23, 1997 (the "Issue Date"), and will be payable semi-annually on each January 15 and July 15, commencing January 15, 1998.

ESCROW AND DISBURSEMENT
AGREEMENT...............The Company placed approximately $70 million of the net proceeds realized from the sale of the Old Notes, representing funds sufficient to pay the first five interest payments on the Notes, into an Escrow Account (as defined herein) to be held by the Escrow Agent (as defined herein) for the benefit of the holders of the Notes. Until disbursed in accordance with the Escrow and Disbursement Agreement (as defined herein), the Escrow Account is designed to secure a portion of the Company's obligations under the Notes. Funds will be disbursed from the Escrow Account only to pay interest on the Notes and, upon certain repurchases or redemptions of the Notes, to pay principal of and premium, if any, thereon. Pending such disbursement, all funds contained in the Escrow Account will be invested in Marketable Securities (as defined herein). Pursuant to the Escrow and Disbursement Agreement, if the Company makes the first five interest payments on the Notes in a timely manner, immediately after the fifth interest payment any remaining Marketable Securities will be released from the Escrow Account to the Company and thereafter the Notes will be unsecured. See "Description of the New Notes -- Disbursement of Funds -- Escrow Account" and "Description of the New Notes -- Security."

OPTIONAL REDEMPTION.....The New Notes are redeemable, in whole or in part, at the option of the Company, on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to July 15, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes in the Private Placement with the net cash proceeds of one or more Equity Offerings (as defined), at the redemption prices set forth herein plus accrued interest to the date of redemption, provided that after any such redemption at least $143 million aggregate principal amount of Notes remains outstanding.

CHANGE OF CONTROL.......If a Change of Control (as defined) occurs, each holder will have the right to require the Company to offer to repurchase such holder's New Notes at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that ACSI will have the financial resources necessary to repurchase the New Notes upon a Change of Control.

RANKING.................The New Notes will be general unsecured senior obligations of the Company and will rank pari passu with all existing and future senior indebtedness of the Company and will rank senior to all subordinated indebtedness of the Company. As of June 30, 1997, there was $193.0 million of senior indebtedness of the Company outstanding. In addition, the New Notes will be structurally subordinated to liabilities (including trade payables) of the Company's subsidiaries. As of June 30, 1997, liabilities of the Company's subsidiaries were $62.7 million.

CERTAIN COVENANTS.......The indenture which will govern the New Notes (the
                        "Indenture") contains certain covenants that limit the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or its subsidiaries. In addition, the Indenture requires that the Company apply certain Excess Proceeds (as defined) of Asset Sales (as defined) to make an offer to purchase on a pro rata basis, from all holders, outstanding Notes and Existing Notes (as defined).

For additional information regarding the New Notes, see "Description of the New
                                    Notes."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by holders of Old Notes before tendering their Old Notes in the Exchange Offer.

     The Company is a Delaware corporation. The Company's principal executive offices are located at 131 National Business Parkway, Suite 100, Annapolis Junction, Maryland 20701, and its telephone number is (301) 617-4200.

     Please refer to the "Glossary" for the definitions of certain capitalized terms used herein and elsewhere in this Prospectus.

     Certain statements contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
         (IN THOUSANDS, EXCEPT PER SHARE, NETWORK AND STATISTICAL DATA)

                                                          SIX MONTHS                           SIX MONTHS
                                                            ENDED       FISCAL PERIOD ENDED       ENDED           SIX MONTHS
                          FISCAL YEAR ENDED JUNE 30,     DECEMBER 31,     DECEMBER 31,(1)       JUNE 30,        ENDED JUNE 30,
                        ------------------------------   ------------   -------------------   -------------   -------------------
                          1995            1996               1995              1996               1996               1997
                        --------   -------------------   ------------   -------------------   -------------   -------------------

                                                PRO                                  PRO                                   PRO
                                    ACTUAL    FORMA(2)                   ACTUAL    FORMA(2)                    ACTUAL    FORMA(2)
                                   --------   --------                  --------   --------                   --------   --------
Statement of
  Operations Data:
Revenues..............  $    389   $  3,415   $  7,138     $    989     $  6,990   $  9,626      $ 2,426      $ 19,793   $ 20,011
Operating expenses....    14,797     24,543     29,027        7,966       34,434     37,548       16,576        58,125     58,371
Loss from
  operations..........   (14,408)   (21,128)   (21,889)      (6,977)     (27,444)   (27,922)     (14,150)      (38,333)   (38,361)
Interest and other
  income..............       218      4,410      4,410          777        2,757      2,773        3,632         1,078      1,083
Interest and other
  expense.............      (170)   (10,477)   (10,824)      (2,835)     (10,390)   (10,619)      (7,642)      (12,421)   (12,423)
Loss before minority
  interest............   (14,746)   (27,195)   (28,303)      (9,035)     (35,077)   (35,768)     (18,160)      (49,676)   (49,701)
Minority
  interest(3).........        48        413        413          156          160        160          257            --         --
Net loss..............   (14,698)   (26,782)   (27,890)      (8,879)     (34,917)   (35,608)     (17,903)      (49,676)   (49,701)
Net loss per common
  share...............  $  (3.30)  $  (4.96)  $  (4.40)    $  (1.82)    $  (5.48)  $  (4.84)     $ (3.03)     $  (2.82)  $  (2.81)
Weighted average
  shares
  outstanding.........     4,772      6,185      7,215        5,901        6,734      7,764        6,572        17,994     18,080
Other Data:
Deficiency in earnings
  to cover fixed
  charges(4)..........   (14,746)   (27,195)   (28,303)      (9,035)     (35,077)   (35,768)     (18,160)      (49,676)   (49,701)
EBITDA(5).............  $ (7,443)  $(14,901)  $(14,418)    $ (4,855)    $(21,822)  $(21,620)     $(10,046)    $(28,052)  $(28,022)
Depreciation and
  amortization........       498      3,078      4,322          763        4,912      5,592        2,316         9,456      9,514
Capital
  expenditures........    15,303     60,856     61,667       17,657       64,574     64,832       43,199        73,213     73,213

                                                              DECEMBER 31, 1996                            JUNE 30, 1997
                                               -----------------------------------------------     ------------------------------
                                                                               PRO FORMA AS                       PRO FORMA AS
                                                                               ADJUSTED FOR                       ADJUSTED FOR
                                                                               UNIT OFFERING                      UNIT OFFERING
                                                                                  AND THE                            AND THE
                                                             PRO FORMA       PRIVATE PLACEMENT                  PRIVATE PLACEMENT
                                                ACTUAL          (6)              (6)(7)(8)          ACTUAL           (7)(8)
                                               --------     ------------     -----------------     --------     -----------------
Balance Sheet Data:
Cash and cash equivalents....................  $ 78,618       $114,854           $ 319,719         $  8,499         $ 213,364
Total assets.................................   230,038        280,254             571,169          243,381           534,296
Long-term liabilities........................   216,484        210,637             430,637          224,562           444,562
Redeemable stock, options and warrants.......     2,000          2,000              51,089            2,000            51,089
Stockholders' equity (deficit)...............   (27,038)        28,339              50,185          (18,226)            3,600

                                        DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                            1995         1996        1996         1996            1996         1997        1997
                                        ------------   ---------   --------   -------------   ------------   ---------   --------
Network and Selected Statistical
  Data(9):
Networks in operation.................          9            10          15           19              21           28          31
Route miles...........................        136           200         386          543             697          908         957
Fiber miles...........................      5,957         9,466      28,476       32,774          48,792       75,867      82,693
Buildings connected...................        100           133         216          532             595          858       1,083
VGE circuits in service...............     82,055       125,208     137,431      267,894         384,134      554,883     886,375
Employees.............................        111           142         199          272             322          502         559

---------------
(1) Subsequent to June 30, 1996, the Company changed its fiscal year-end from June 30 to December 31. All data for the fiscal period ended December 31, 1996 is for the six month period ended December 31, 1996.
(2) Pro forma to give effect to the Cybergate Acquisition as if consummated at the beginning of the earliest period presented.
(3) Minority interest represents a 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries that operate its networks in Louisville, Fort Worth, Greenville, Columbia and El Paso. See "Description of Certain Indebtedness."
(4) For purposes of computing this amount earnings (loss) consists of earnings
    (loss) before minority interest and fixed charges. Fixed charges consists of interest expense (including amortization of debt issuance costs) and one-third of rent expense which is deemed to be representative of interest expense.
(5) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization, noncash stock compensation and, in fiscal year ended June 30, 1995, debt conversion expense of $385,000. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles ("GAAP"). Noncash compensation expense associated with employee stock options was $6.4 million and $2.7 million in fiscal years ended June 30, 1995 and 1996, respectively, $1.2 million and $550,000 in the six months ended December 31, 1995 and fiscal period ended December 31, 1996, respectively and $1.5 million and $820,000 in the six months ended June 30, 1996 and 1997, respectively. See Note 6 of "Notes to Consolidated Financial Statements."
(6) Pro forma to give effect to (i) the Cybergate Acquisition as if consummated on December 31, 1996, (ii) sale of 5,060,000 shares of Common Stock in the April Offering (including shares sold upon exercise of the underwriters' over-allotment option), sale to certain stockholders of 3,600,000 shares of Common Stock in the April Offering and application of the net proceeds therefrom and (iii) conversion upon consummation of the April Offering of the previously outstanding preferred stock and payment of accrued dividends in cash and Common Stock in connection with such conversion in the same proportion of accrued dividends payable that were paid in cash and shares of Common Stock upon completion of the April Offering.
(7) Adjusted to give effect to the sale of 75,000 shares of Preferred Stock and 75,000 Warrants to purchase shares of Common Stock in the Unit Offering with net proceeds of approximately $67 million. The net proceeds from the sale of the Units have been allocated to the Preferred Stock and the Warrants based upon their relative fair values of $49.1 million for the Preferred Stock and $21.8 million for the Warrants. Also reflects a consulting fee of approximately $310,000 with respect to the purchase of Units by certain principal stockholders and certain other parties in the Unit Offering and consent solicitation fees paid out of the proceeds of the Unit Offering of $4.375 million, which includes a solicitation agent fee of $500,000.
(8) Adjusted to give effect to the Private Placement with net proceeds of approximately $138 million, excluding restricted cash of $70 million. Also reflects a consulting fee of $500,000 with respect to the purchase of $50 million of Notes by W.R. Huff on behalf of investment management accounts for which it acts as investment advisor and consent solicitation fees paid out of the proceeds of the Private Placement of $3.875 million.
(9) Network and Selected Statistical Data are derived from ACSI's records.

                                  RISK FACTORS

     Holders of Old Notes should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the issuer within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have no arrangement or understanding with any person to participate in the distribution of such New Notes. The staff of the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

NEGATIVE CASH FLOW; ANTICIPATED FUTURE LOSSES; SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL CASH.

     The Company has never been profitable, has never generated positive cash flow from consolidated operations and, since its inception, has incurred significant net operating losses and negative cash flow. As of June 30, 1996, December 31, 1996 and June 30, 1997, the Company had accumulated deficits of $47.5 million, $82.4 million and $132.1 million, respectively. During the fiscal period ended December 31, 1996, the Company incurred a net operating loss of $27.4 million and generated negative cash flow from operations of $6.7 million. During the six months ended June 30, 1997, the Company incurred a net operating loss of $38.3 million and generated negative cash flow from operations of $36.8 million. The Company expects to continue to incur operating losses and negative cash flow from operations for at least the next several years in connection with implementing and marketing its local switched voice and high-speed data services and establishing and expanding its local networks. Although the Company had begun to generate revenues from its operational local networks as of March 31, 1997, it had not yet generated revenues from any of its other networks. There can be no assurance that the Company's networks or any of its other services will ever provide a revenue base adequate to achieve or sustain profitability or to generate positive cash flow.

     The Company's further development and enhancement of new services, including local switched voice and high-speed data services, as well as the continued development, construction, expansion, operation and potential acquisition of local networks, will require substantial capital expenditures. The Company's ability to fund these expenditures is dependent upon the Company's ability to raise substantial financing. As of August 15, 1997, the Company had raised approximately $475 million from debt and equity financings, $31.2 million of which had been advanced under a $31.2 million secured credit facility with AT&T Credit Corporation, a subsidiary of AT&T Corporation (the "AT&T Credit Facility"), $96.1 million of which had been raised from the issuance of $190.0 million principal amount of the Company's 13% Senior Discount Notes due 2005 (the "2005 Notes") and warrants to purchase 2,432,000 shares of Common Stock at $7.15 per share (the "2005 Warrants"), $61.8 million of which had been raised from the issuance of $120.0 million principal amount of the Company's 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes" and, with the 2005 Notes, the "Existing Notes"), $40.0 million of which had been raised in the April Offering, approximately $67 million of which had been raised in the Unit Offering and $138 million of which had been raised in the Private Placement. The 2005 Notes were issued under the indenture dated November 14, 1995 and the 2006 Notes were issued under the indenture dated March 21, 1996 (collectively, the "Existing Indentures"). The Company estimates that from June 30, 1997 through December 31, 1997 and December 31, 1998, remaining capital required for implementation of its integrated networks and its other services and to fund negative cash flow will be approximately $91.6 million and $237 million, respectively. At August 15, 1997, the Company had approximately $250 million of cash and cash equivalents available for this purpose. The Company continues to use the estimated net proceeds from the Private Placement principally to fund sales, marketing and product development costs incurred in connection with the Company's growth, to expand voice and data networks and to fund negative operating cash flow. The Company continues to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan. Any such acquisitions or strategic arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required.

     Management anticipates that the Company's current cash resources from the Unit Offering and the Private Placement will be sufficient to fund the Company's continuing negative cash flow and the capital expenditures required through the fourth quarter of 1998. Without an infusion of additional cash, the Company will exhaust its cash resources at the end of the fourth quarter of 1998. To meet its additional remaining capital requirements and to successfully implement its strategy, ACSI will be required to sell additional equity securities, increase its existing credit facility, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of the Company's debtholders. The Company has incurred significant net operating losses and negative cash flow to date in connection with establishing its fiber optic networks. Losses and negative cash flow will continue while the Company concentrates on the development and construction of additional fiber optic networks and until its networks Accordingly, there can be no assurance that the Company will be able to obtain the additional financing necessary to satisfy its cash requirements or to implement its strategy successfully, in which event the Company will be unable to fund its ongoing operations, which have a material adverse effect on its business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE; RECENT DEFAULT; FUTURE CASH OBLIGATIONS

     Since inception, the Company's consolidated cash flow from operations has been negative. As a result, the Company has been required to pay its fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from sales of its debt and equity securities. As a result of the issuance of the Existing Notes, the Company will be required to satisfy substantially higher periodic cash debt service obligations in the future. Commencing in the year 2001, cash interest on the 2005 Notes and 2006 Notes will be payable semi-annually at the rate of 13% per annum (approximately $24.7 million per year) and 12 3/4% per annum (approximately $15.3 million per year), respectively. The full accreted value of the 2005 Notes and

2006 Notes of $190.0 million and $120.0 million, respectively, will become due on November 1, 2005 and April 1, 2006, respectively. In addition, the Company will have substantial cash interest requirements with respect to the Notes issued in the Private Placement. As of June 30, 1997, the Company (through five of its subsidiaries) had approximately $31.2 million in debt outstanding under the AT&T Credit Facility. The credit provided under the AT&T Credit Facility must be used, if at all, by the five subsidiaries (operating local networks in Louisville, Fort Worth, Greenville, Columbia and El Paso) to which funds have already been advanced. As of June 30, 1997, the Company had approximately $224.6 million of consolidated outstanding long-term indebtedness. As of June 30, 1997, the total consolidated liabilities of the Company were approximately $259.6 million. As of June 30, 1997, after giving pro forma effect on a consolidated basis to the completion of the Private Placement, the Company would have had approximately $444.6 million of outstanding long term indebtedness. It is expected that the Company and its subsidiaries will incur additional indebtedness, including increasing the borrowing capacity under the AT&T Credit Facility to $35 million the maximum amount permitted to be incurred under the Indenture (as defined herein) and the Existing Indentures. Many factors, some of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay the Notes, the Existing Notes and its other debt. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes, the Existing Notes and its other debt. See "Description of Certain Indebtedness."

     On June 11, 1997, the Company notified the trustee under each of the Existing Indentures that, as of June 10, 1997, it had approximately $13.0 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. As of June 30, 1997, the Company had approximately $17.4 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. These overdue amounts constituted Indebtedness of the Company, as that term is defined in each of the Existing Indentures. The incurrence by the Company of such Indebtedness is not permitted under each of the Existing Indentures and, therefore, constituted an Event of Default (as defined in the Existing Indentures) under each Existing Indenture. The Company used a portion of the proceeds of the Unit Offering to pay in full all ordinary course trade accounts payable that were more than 60 days overdue to cure such Event of Default.

     In addition, in connection with the Unit Offering the Company issued its Preferred Stock, dividends on which may be paid, at the Company's option, either in cash or by the issuance of additional shares of Preferred Stock; provided, however, that after June 30, 2002, to the extent and so long as the Company is not precluded from paying cash dividends on the Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is then subject, the Company shall pay dividends on the Preferred Stock in cash.

     The level of the Company's indebtedness and its other obligations could have important consequences to holders of the Notes, including the following:
(i) the debt service requirements of the Company's existing indebtedness and any additional indebtedness could make it difficult for the Company to make payments on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) any cash flow from the operations of certain of the Company's subsidiaries may need to be dedicated to debt service payments and might not be available for other purposes; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company is more highly leveraged than most of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable to a downturn in its business.

HOLDING COMPANY STRUCTURE; SOURCE OF REPAYMENT OF NEW NOTES; EFFECTIVE SUBORDINATION OF NEW NOTES TO INDEBTEDNESS OF SUBSIDIARIES

     As a holding company that conducts virtually all of its business through its subsidiaries, ACSI has no source of operating cash flow other than from dividends and distributions from its subsidiaries. In order to pay interest on the New Notes or the principal amount of the New Notes at maturity, or to redeem or repurchase the New Notes, ACSI will be required to obtain distributions from its subsidiaries, refinance its indebtedness, raise funds in a public or private equity or debt offering, or sell some or all of its or its subsidiaries' assets. Moreover, the Indenture and the Existing Indentures limit the Company's ability to incur additional indebtedness and the AT&T Credit Facility imposes restrictions on the ability of those five subsidiaries of ACSI that incur indebtedness thereunder to transfer funds to ACSI in the form of dividends or other distributions. The AT&T Credit Facility, the Indenture and the Existing Indentures also impose restrictions on the ability of such subsidiaries to raise capital by incurring additional indebtedness. These factors could limit ACSI's ability to meet its obligations with respect to the New Notes.

     If ACSI is required to conduct an offering of its capital stock or to refinance the New Notes, its ability to do so on acceptable terms, if at all, will be affected by several factors, including financial market conditions and the value and performance of the Company at the time of such offering or refinancing, which in turn may be affected by many factors, including economic and industry cycles. There can be no assurance that an offering of ACSI's Capital Stock (as defined) or a refinancing of the New Notes can or will be completed on satisfactory terms, that they would be sufficient to enable ACSI to make any payments with respect to the New Notes if required, or that they would be permitted by the terms of the debt instruments of ACSI and its subsidiaries then in effect.

     The New Notes will be senior obligations only of ACSI, will be pari passu in right of payment with certain other indebtedness of ACSI and will not be secured by any assets. ACSI's subsidiaries will have no obligation to pay amounts due on the New Notes and will not guarantee the New Notes. Therefore, the New Notes will be effectively subordinated to all liabilities of ACSI's subsidiaries, including trade payables. As of June 30, 1997, the total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) were approximately $62.7 million. Of that amount, approximately $31.2 million in indebtedness was secured by first priority liens in favor of AT&T on all the assets of the borrowing subsidiaries and a pledge of the stock of such subsidiaries. See "Description of Certain Indebtedness." Any rights of ACSI and its creditors, including the holders of the New Notes, to participate in the assets of any of ACSI's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The Existing Indentures, the AT&T Credit Facility and the Indenture impose operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness or create liens on their assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default thereunder. See "Description of the New Notes -- Certain Covenants" and "Description of Certain Indebtedness." In addition, the terms of any debt or equity financings undertaken by the Company to meet its future cash requirements could restrict the Company's operational flexibility and thereby adversely affect the Company's business, results of operations and financial condition.

RAPID EXPANSION OF OPERATIONS

     Subject to the sufficiency of its cash resources, ACSI plans to continue to expand its business rapidly. There can be no assurance that a market will develop for any of the Company's services, that the Company's implementation of these services will be technically or economically feasible, that the Company will be able to market them successfully or that the Company will be able to operate these services profitably. In addition to managing internal growth, the Company will have to manage the growth, if any, of Cybergate's business and integrate that business and new personnel into the Company's existing operations. Any failure of the Company to implement its growth strategy or manage its expanded operations effectively will have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF RAPID GROWTH

     The Company's future performance will depend, in large part, upon its ability to manage its growth effectively. The Company's rapid growth has placed, and in the future will continue to place, a significant strain on its administrative, operational and financial resources. In the past nine months, the Company has effected a management reorganization in connection with which the Company hired several members of senior management and saw the departure of several significant employees and members of senior management. The Company anticipates that continued growth will require it to integrate its newest senior management members successfully and to recruit and hire a substantial number of new managerial, finance, accounting and support personnel. Failure to retain and attract new members of management who can manage the Company's growth effectively would have a material adverse effect on the Company and its growth. To manage its growth successfully, the Company will also have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage its employee base. In the event the Company is unable to upgrade its financial controls and accounting and reporting systems adequately to support its anticipated growth, the Company's business, results of operation and financial condition would be materially adversely affected. In addition, the demands on the Company's marketing and sales resources have grown rapidly with the Company's rapidly expanding network and service offerings. The Company is taking steps to improve marketing support of its expanded operations and plans to increase its existing sales force significantly during 1997. There can be no assurance, however, that the Company will be successful in attracting, retaining or effectively managing and motivating such personnel or that its expanded sales force can successfully market the Company's services or that the failure of either of the foregoing to occur would not have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

     Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and information systems for the Company's historical lines of business have been produced largely in-house with partial reliance on third-party vendors. These systems have generally met the Company's needs due in part to the low volume of customer billing. As the Company transitions to the provisioning of local services and as its long distance and Internet operations continue to expand, the need for sophisticated billing and information systems will increase significantly. The Company's plans for the development and implementation of its billing systems rely, for the most part, on the delivery of products and services by third party vendors. Similarly, the Company is developing customer call centers to provision service orders. Information systems are vital to the success of the call centers, and the information systems for these call centers are largely being developed by third party vendors. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify all of its information and processing needs, failure of the Company's related processing or information systems, or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the ability of the Company to reach its objectives, on its financial condition and on its results of operations.

DEPENDENCE ON A SMALL NUMBER OF MAJOR CUSTOMERS

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the IXCs that service the Company's markets. For the fiscal year ended June 30, 1996, the fiscal period ended December 31, 1996 and the six month period ended June 30, 1997, approximately 60%, 40% and 29% of the Company's revenues, respectively, were attributable to access services provided to four of the largest IXCs, including services provided for the benefit of their customers. The Company is, and expects to continue to be, dependent upon such customers, and the loss of any one of them could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, customers who account for significant portions of the Company's revenues may have the ability to negotiate prices for the Company's services that are more favorable to the customer and that result in lower profit margins for the Company. The Federal Telecommunications Act may also encourage IXCs to construct their own local facilities, repackage unbundled network elements and/or resell the local services of ACSI's competitors, which may materially adversely affect the Company. Additionally, in the six month period ended June 30, 1997, approximately 18% of the Company's revenues were generated by ISPs. See
"-- Competition," "Business -- Competition" and "-- Regulation."

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon ILECs to provide telecommunications services and facilities to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services and facilities, and there can be no assurance that the Company will be able to obtain such services or facilities on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards, interoperate with products and components from other vendors and function as intended when installed as part of the network infrastructure. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with Internet standards, interoperate with other products or components used by the Company in its network infrastructure or by its customers or fulfill their intended function as a part of the network infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks and networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

     The Company must obtain easements, rights-of-way, franchises and licenses (collectively, "local approvals") from various private parties, actual and potential competitors and local governments in order to construct and maintain its fiber optic local networks. The Company has obtained the local approvals necessary to construct and operate its local networks in the central business districts of all of the markets in which the Company's local networks are presently operating or are under construction. The Company does not yet have all of the local approvals required to implement its local network business plan in prospective new markets or to expand its existing markets, and there can be no assurance that the Company will be able to obtain and maintain local approvals on acceptable terms or that ILECs, CLECs or other competitors will not obtain similar local approvals that will allow them to compete against the Company or enter a market before the Company or to expand the Company's existing networks to compete effectively. Some of the agreements for local approvals obtained by the Company may be short-term, or revocable at will, and there can be no assurance that the Company will have continued access to local approvals after their expiration. If any of these agreements were terminated or could not be renewed and the Company was forced to remove its fiber from the streets or abandon its local network in place, such termination or non-renewal would be likely to have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, certain of the Company's pole attachment agreements with private entities are contingent on CLECs being legally entitled to pole access. Certain utilities have challenged the constitutionality of mandatory access to poles and other facilities in ongoing litigation. If ongoing litigation or legislative activity alters current requirements, the Company may be denied access or required to renegotiate the rates and other terms for access in these contracts. In this event, the Company may have to consider alternative means for building out its local networks.

     As a condition to granting local approvals to the Company, certain local governments have required the Company to post performance bonds or letters of credit and to pay ongoing fees based upon the gross revenues generated by, or linear footage of, the applicable network. In many markets, ILECs are not required to pay such fees or pay substantially less than those paid by the Company which may put the Company at a competitive disadvantage in its markets. In addition, as of March 31, 1997, the Company had posted approximately $7.9 million in performance bonds and letters of credit and expects to post additional bonds or letters of credit in the future. As of March 31, 1997, the Company had been required to pledge approximately $4.4 million in cash collateral to obtain these bonds and letters of credit, and may be required to pledge substantial collateral to obtain the bonds or letters of credit in the future. See "Business -- Implementation of Integrated Network -- Rights-of-Way" and "-- Regulation."

EFFECT OF REGULATION

     As a common carrier, the Company is subject to substantial federal, state and local regulation. The Company's local networks do not require authorization from the Federal Communications Commission (the "FCC") for construction or installation. However, the Company must file FCC tariffs stating its rates, terms and conditions of service for access services and international traffic. State regulatory agencies regulate intrastate communications, while local authorities control the Company's access to and use of municipal rights-of-way. The Federal Telecommunications Act preempted all state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any intrastate telecommunications service. However, many states continue to require telecommunications carriers to obtain a certificate, license, permit or similar approval before providing services. Thus, the Company's ability to provide additional intrastate services is dependent upon its receipt of requisite state regulatory approval. The inability to obtain the approvals necessary to provide intrastate switched services could have a material adverse effect on the Company's business, results of operations and financial condition. The Federal Telecommunications Act imposes a duty upon all ILECs to negotiate in good faith with potential interconnectors such as the Company to provide interconnection to the ILEC network, exchange local traffic, make unbundled basic local network elements available and permit resale of most local services. In the event that negotiations do not succeed, the Company has a right to seek state Public Service Commission ("PSC") arbitration of any unresolved issues.

     Moreover, the Federal Telecommunications Act has increased local competition by IXCs, CATVs and public utility companies, which may have a material adverse effect on the Company. In addition, the Federal Telecommunications Act has granted important benefits to the ILECs, including providing ILECs substantial new pricing flexibility, restoring the ability of RBOCs to provide long distance services and allowing RBOCs to provide certain cable television services. Moreover, the FCC recently has taken a number of actions intended ultimately to reduce regulation of ILECs, restructure the manner in which ILECs charge for interexchange access services, reduce interexchange access service rate levels and reform the current methods used to fund universal service goals. These changes will tend to enhance the competitive position of the ILECs, which may materially adversely affect the Company. Furthermore, no assurance can be given that court decisions or changes in current or future federal or state legislation or regulations would not materially adversely affect the Company. See "-- Competition" and "Business -- Regulation."

     Internet-related information services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. However on December 24, 1996, the FCC released a notice of inquiry seeking comment on the degree of regulation which should be applied to interstate Internet and information services. In addition, the FCC is considering whether to make Internet providers subject to the payment of interexchange access charges. Moreover, as discussed hereafter, the Federal Telecommunications Act creates civil and criminal penalties for the knowing transmission of "indecent" material over the Internet. These and other changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on the Company's Internet-related services business. Additionally, the Federal Telecommunications Act may permit telecommunications companies, RBOCs or others to increase the scope or reduce the cost of their Internet access services. The Company cannot predict the effect that the Federal Telecommunications Act or any future legislation, regulation or regulatory changes may have on its business.

COMPETITION

     The Company operates in a highly competitive environment for all of its services. An increasing trend toward strategic business alliances in the telecommunications industry may create significant new competition for ACSI.

     - Dedicated and Switched Voice Services. The Company's competitors in this market are predominantly ILECs, other CLECs and CATVs and may potentially include microwave carriers, satellite carriers, teleports, public utilities, wireless telecommunications providers, IXCs, integrated communications providers and private networks built by large end-users. With the passage of the Federal Telecommunications Act and the entry of RBOCs into the long distance market, the Company believes that IXCs may construct their own local facilities and/or resell local services in order to compete with the bundled local and long distance services to be offered by the ILECs as a result of the Federal Telecommunications Act. Given that a substantial portion of the Company's revenues are billed to IXCs for services provided for the benefit of their customers, such action could have a material adverse effect on the Company. See
       "Business -- Competition."

       Currently, the Company does not have a significant market share in any market. Most of the Company's actual and potential competitors have substantially greater financial, technical and marketing resources than the Company. In particular, ILECs have long-standing relationships with their customers, have the potential to subsidize access services with monopoly service revenue and benefit from certain existing federal, state and local regulations that the Company believes, in certain respects, favor ILECs over the Company. See "Business -- Regulation." For example, the Interconnection Decisions issued by the FCC and the Federal Telecommunications Act, which allow CLECs to interconnect with ILECs' facilities, have been accompanied by increased pricing flexibility and partially relaxed regulatory oversight of ILECs. The Company believes that ILECs are offering and will continue to offer term and volume discounts to customers, which will further increase competition for the Company and other CLECs and which could significantly adversely affect the Company's future dedicated services revenues. Moreover, some ILECs impose reconfiguration charges and/or termination liabilities on customers seeking to shift their traffic from ILEC facilities to CLEC facilities, which may have an adverse effect on a CLEC's ability to attract these customers and, in several instances, ILECs have delayed converting customers who have requested conversion to the Company's local networks. The Company may have to incur additional expense to acquire customers if the Company has to reimburse their termination liabilities. Although these problems have been encountered with several ILECs, the Company has filed formal complaints with the FCC alleging that BellSouth in particular has imposed reconfiguration charges in an unreasonable and discriminatory manner and has failed to convert customers to ACSI's local services on a timely basis.

       The Company expects that other CLECs may operate in most, if not all, of the markets targeted by the Company and many of these markets may not be able to support multiple CLECs. Additionally, delays in constructing or expanding any network could adversely affect the Company's competitive position in markets where another CAP or CLEC has a network under construction or can provide services on an already-existing network. There can be no assurance that the Company will be able to achieve or maintain an adequate market share, maintain construction schedules or compete effectively in any of its markets. See "Business -- Competition."

     - Data Services. The market for data communications services, including IP switching, is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends on a number of factors, including: market presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new services by the Company and its competitors; the Company's ability to support industry standards; and industry and general economic trends. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services at competitive prices. See "Business -- Competition."

     - Internet Services. The market for Internet access services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company has entered this market principally through the Cybergate Acquisition and believes that its ability to compete successfully will depend upon a number of factors, including: market presence; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of introductions of new products and services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends.

       The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes or expects to compete directly or indirectly with the following categories of companies: (1) other international, national and regional commercial Internet service providers; (2) established on-line services companies that currently offer or are expected to offer Internet access;
       (3) computer hardware and software and other technology companies; (4) IXCs; (5) RBOCs; (6) CATVs; and (7) nonprofit or educational Internet service providers. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage in this services market.

IMPACT OF TECHNOLOGICAL CHANGE

     The telecommunications industry is subject to rapid and significant technological change that could materially affect the continued use of fiber optic cable or the electronics utilized in the Company's networks. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The market for the Company's telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company will successfully identify new service opportunities and develop and bring new services to market. The Company is also at risk from fundamental changes in the way telecommunications services are marketed and delivered. The Company's data communications service strategy assumes that technology such as frame relay and ATM protocols, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocols and transport infrastructure for data communications services. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

STRATEGIC INVESTMENTS; BUSINESS COMBINATIONS

     The Company from time to time engages in discussions with (i) potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of the Company's networks or services and
(ii) potential strategic investors (i.e., investors in the same or related business) who have expressed an interest in making an investment in or acquiring the Company. In addition to providing additional growth capital, the Company believes that an alliance with an appropriate strategic investor or business partner could provide operating synergies to, and enhance the competitive position of, both ACSI and such strategic investor/business partner within the rapidly consolidating telecommunications industry. There can be no assurance that any agreement with any potential strategic investor or business partner will be reached on terms acceptable to the Company. An investment, business combination or strategic alliance could constitute a Change of Control (as defined in the Indenture) requiring the Company to offer to purchase all outstanding Notes and Existing Notes. In the event that such a Change of Control occurs at a time when the Company does not have sufficient available funds to purchase all Notes and Existing Notes tendered or at a time when the Company is prohibited from purchasing the Notes and the Existing Notes, an Event of Default (as defined in the Indenture) could occur under the relevant indenture. With the exception of the MCI Transaction, however, the Company currently has no agreement, arrangement or understanding with any potential strategic investor or potential business partner with respect to any acquisition, business combination or strategic alliance.

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the Federal Telecommunications Act, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. However, this provision was recently found to be unconstitutional by the U.S. Supreme Court in American Civil Liberties Union v. Janet Reno. Nonetheless, many states have adopted or are considering adopting similar requirements, and the constitutionality of such state requirements remains unsettled at this time. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. In one such case (Religious Technology Center v. NETCOM On-Line Communications Services, Inc. (907 F. Supp. 1361 (N.D. Cal. 1995), the court ruled that an Internet access provider is not directly liable for copies that are made and stored on its computer but may be held liable as a contributing infringer where, with knowledge of the infringing activity, the Internet access provider induces, causes or materially contributes to another person's infringing conduct. Another court recently extended the Netcom holding to operators of electronic bulletin boards (Sega Enterprises Ltd.
v. Maphia, 848 F. Supp. 923 (N.D. Cal. 1996)). While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering services altogether.

DEPENDENCE ON KEY PERSONNEL

     The Company is currently managed by a small number of key management and operating personnel whose efforts will largely determine the Company's success. The success of the Company also depends upon its ability to hire and retain qualified operating, marketing, financial, accounting and technical personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain necessary personnel. The loss of key management personnel would likely have a material adverse impact on the Company. See "Management."

CONTROL BY CERTAIN STOCKHOLDERS AND MANAGEMENT

     The Company's directors, executive officers and principal stockholders beneficially own approximately 72.8% of the outstanding Common Stock, including 39.6%, 22.1% and 8.8% of the outstanding Common Stock which is beneficially owned by The Huff Alternative Income Fund, L.P. ("Huff"), which occupies three positions on the Board of Directors, ING Equity Partners, L.P. I ("ING"), which occupies two positions on the Board of Directors and affiliates of First Analysis Corporation ("FAC"), which occupies one position on the Board of Directors, respectively. In addition, Huff is the beneficial owner of approximately 13% of the Preferred Stock issued in connection with the Unit Offering, which has voting rights in certain circumstances. ING Baring (U.S.) Securities, Inc., which may be deemed an affiliate of ING, is the beneficial owner of 10% of the Preferred Stock issued in connection with the Unit Offering. The Initial Purchasers have informed the Company that W.R. Huff (an affiliate of
Huff) on behalf of investment management accounts for which W.R. Huff acts as investment advisor, purchased $50 million of the Old Notes in the Private Placement, for which the Company payed W.R. Huff, on behalf of such accounts, a fee of $750,000 with respect to such purchase. Accordingly, if they choose to act together, these persons will be able to control the election of the Board of Directors and other matters voted upon by the stockholders. A sale by one or more of these principal stockholders to third parties could trigger the right of the holders of the Notes and the Existing Notes to require the Company to repurchase the Notes and the Existing Notes (a "Change of Control Offer"). In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price (as defined in the Indenture) for all Notes and Existing Notes tendered, or at a time when the Company is prohibited from purchasing the Notes and the Existing Notes, an Event of Default (as defined in the relevant indenture) could occur under the relevant indenture. In certain circumstances, in determining whether the approval of holders of the required principal amount of Notes has been received, the Notes held by W.R. Huff, on behalf of investment management accounts for which it acts as investment advisor, shall be disregarded. See "Management," "Principal Stockholders," "Description of the New Notes" and "Description of Certain Indebtedness -- 2005 Notes and 2006 Notes."

LACK OF PUBLIC MARKET; EXCHANGE OFFER

     The New Notes will be new securities for which there is currently no market. ACSI does not intend to apply for listing of the New Notes or the Old Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance as to the development or liquidity of any market for the New Notes or the Old Notes. If an active market does not develop, the market price and liquidity of the New Notes or the Old Notes will be adversely affected. Many possible events could adversely affect the development or liquidity of any market for such securities. For example, the SEC has broad discretion to determine whether to declare any registration statement effective, and for a variety of reasons may delay or deny the effectiveness of any registration statement filed by the Company. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the Exchange Offer and the pendency of any shelf registration statement. In addition, the $50 million of Notes purchased by W.R. Huff, on behalf of investment management accounts for which it acts as investment advisor, are subject to a lock-up agreement pursuant to which W.R. Huff, on behalf of such accounts, has agreed with the Initial Purchasers not to transfer or otherwise dispose of such Notes for a period of 60 days following July 23, 1997.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the Exchange Offer. The net proceeds to the Company from the Private Placement were approximately $208 million. Approximately $70 million of the proceeds of the Private Placement, representing funds sufficient to pay the first five interest payments on the Notes, were placed into the Escrow Account and, pending disbursement, the Trustee (as defined herein) for the benefit of the holders of the Notes has a first priority lien on the Escrow Account. Funds may be disbursed from the Escrow Account only to pay interest on the Notes and, upon certain repurchases or redemptions of the Notes, to pay principal of and premium, if any, thereon. See "Description of the New Notes -- Disbursement of Funds -- Escrow Account" and "Description of New Notes -- Security." The Company intends to use the balance of the net proceeds from the Private Placement, approximately $138 million, to fund sales, marketing and product development costs incurred in connection with the Company's growth, to expand voice and data networks and to fund negative operating cash flow. The Company has estimated that as of June 30, 1997, the total remaining capital required for implementing integrated networks and its other services and to fund negative cash flow through December 31, 1997 and December 31, 1998 was approximately $91.6 million and $237 million, respectively. Management anticipates that the Company's current cash resources from the Unit Offering and the Private Placement will be sufficient to fund the Company's continuing negative cash flow and capital expenditures required through the fourth quarter of 1998. If by the end of the fourth quarter of 1998 the Company is unable to obtain additional cash through the sale of debt or equity securities or increases in existing or new credit facilities, the Company will be unable to fund its operations.

     In addition, the Company from time to time considers potential acquisitions or other strategic arrangements that may fit the Company's strategic plan, although the Company is not currently negotiating any material transaction of this type. Any acquisitions are likely to require additional equity or debt financing, which the Company will seek to obtain, as required.

     Pending such uses, the Company has invested the net proceeds from the Private Placement in Marketable Securities.

                                 CAPITALIZATION

     The following table sets forth the total cash and cash equivalents and capitalization of the Company (i) as of June 30, 1997, and (ii) as adjusted to give effect to the Unit Offering and the Private Placement and application of the estimated net proceeds therefrom. For this purpose, the net proceeds of the Unit Offering were approximately $67 million and the net proceeds from the Private Placement were approximately $138 million, excluding restricted cash of approximately $70 million. The solicitation fees were approximately $8,250,000 for the consent related to the Private Placement. See "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Data." This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included in this Prospectus.

                                                                                JUNE 30, 1997
                                                                   ----------------------------------------
                                                                                         AS ADJUSTED FOR
                                                                                      UNIT OFFERING AND THE
                                                                                             PRIVATE
                                                                       ACTUAL            PLACEMENT(1)(2)
                                                                   --------------     ---------------------
                                                                                (IN THOUSANDS)
Cash and cash equivalents..........................................   $    8,499            $ 213,364
Restricted assets invested in Marketable Securities(3).............           --               70,000
Total cash and restricted assets...................................   $    8,499            $ 283,364
                                                                      =========             =========
Long term debt
  12 3/4% Senior Discount Notes due 2006...........................   $   75,423            $  75,423
  13% Senior Discount Notes due 2005...............................      117,608              117,608
  13 3/4% Senior Notes due 2007....................................           --              220,000
  Notes payable(4).................................................       30,721               30,721
  Other long-term liabilities......................................          809                  809
                                                                      ---------             ---------
          Total long-term debt.....................................      224,561              444,561
Redeemable stock and options.......................................        2,000               51,089(1)
Stockholders' equity (deficit):
  Common Stock, par value $0.01 per share, 75,000,000 shares authorized, 35,926,902 shares issued and outstanding at June
     30, 1997(5)(6)................................................          359                  359
  Additional paid-in capital(1)....................................      113,565              135,391
  Accumulated deficit..............................................     (132,149)            (132,149)
                                                                      ---------             ---------
          Total stockholders' equity (deficit).....................      (18,226)               3,600
                                                                      ---------             ---------
          Total capitalization.....................................   $  208,335            $ 499,250
                                                                      =========             =========

---------------

(1) Adjusted to give effect to the sale of 75,000 shares of Preferred Stock and 75,000 Warrants to purchase shares of Common Stock in the Unit Offering with net proceeds of approximately $67 million. The estimated net proceeds from the sale of the Units have been allocated to the Preferred Stock and the Warrants based upon their relative fair values of $49.1 million for the Preferred Stock and $21.8 million for the Warrants. Also reflects a consulting fee of approximately $310,000 with respect to the purchase of Units by certain principal stockholders and certain other parties in the Unit Offering and consent solicitation fees paid out of the proceeds of the Unit Offering of $4.375 million, which includes a solicitation agent fee of $500,000.
(2) Adjusted to give effect to the Private Placement with estimated net proceeds of $138 million, excluding restricted cash of $70 million. Also reflects a consulting fee of $500,000 with respect to the expected purchase of $50 million of Notes by W.R. Huff on behalf of investment management accounts for which it acts as investment advisor and consent solicitation fees paid out of the proceeds of the Private Placement of $3.875 million.
(3) Represents investments in Marketable Securities sufficient to make the first five interest payments on the Notes. The Company placed approximately $70 million of the net proceeds realized from the Private Placement, representing funds sufficient to pay the first five interest payments on the Notes, into the Escrow Account.
(4) Consists primarily of the AT&T Credit Facility totaling $31.2 million, of which approximately $31.2 million had been drawn as of June 30, 1997.
(5) Excludes 7,853,741 and 5,312,476 shares reserved for issuance upon exercise of options and warrants, respectively, outstanding at June 30, 1997, at a weighted average exercise price of $4.62 and 500,000 shares issuable in connection with the Company's Employee Stock Purchase Plan (as defined). Also excludes 251,567 additional shares issuable upon exercise of the 2005 Warrants as a result of the April Offering. ACSI has also agreed to issue warrants to purchase up to an aggregate of approximately 1.7 million shares of Common Stock to MCI. Also excludes the 6,023,850 shares (subject to an increase of 1,684,875 additional shares in the event the Company fails to raise net proceeds of at least $50,000,000 through the issue and sale of its qualified capital stock (other than preferred stock) on or before December 31, 1998) reserved for issuance upon exercise of the 75,000 warrants issued in connection with the Unit Offering on July 10, 1997. See "Summary -- Recent Developments."
(6) The aggregate proceeds from the exercise of all warrants and options outstanding at June 30, 1997, would be approximately $61.2 million.

                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

     The following Unaudited Pro Forma Condensed Consolidated Financial Data consist of Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended June 30, 1996, for the fiscal period ended December 31, 1996 and for the six months ended June 30, 1997 and Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1996 (collectively, the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the Cybergate Acquisition as if it occurred on July 1, 1995 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Cybergate Acquisition as if it occurred on December 31, 1996.

     Management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of the Cybergate Acquisition based on currently available information. The pro forma financial data are presented for informational purposes only and do not purport to represent what the Company's financial position or results of operations would have been had the Cybergate Acquisition in fact occurred on the dates assumed or that may result from future operations. The pro forma data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto which are included elsewhere in this Prospectus.

                                         FISCAL YEAR ENDED JUNE 30, 1996              FISCAL PERIOD ENDED DECEMBER 31, 1996(1)
                                  ----------------------------------------------   ----------------------------------------------
                                                                          THE                                              THE
                                    THE                                 COMPANY      THE                                 COMPANY
                                  COMPANY    CYBERGATE   ADJUSTMENTS   PRO FORMA   COMPANY    CYBERGATE   ADJUSTMENTS   PRO FORMA
                                  --------   ---------   -----------   ---------   --------   ---------   -----------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues......................... $  3,415    $ 3,723      $    --     $   7,138   $  6,990    $ 2,636      $    --     $   9,626
Operating expenses:
Network development and
  operations.....................    5,265      1,762           --         7,027      8,703      1,136           --         9,839
Selling, general and
  administrative.................   13,464      1,378          100(2)     14,942     20,270      1,247           50(2)     21,567
Noncash stock and compensation...    2,736         --           --         2,736        550         --           --           550
Depreciation and amortization....    3,078        372          872(3)      4,322      4,911        245          436(3)      5,592
                                  --------     ------      -------      --------   --------     ------        -----      --------
Total operating expenses.........   24,543      3,512          972        29,027     34,434      2,628          486       (37,548)
                                  --------     ------      -------      --------   --------     ------        -----      --------
Operating income (loss)..........  (21,128)       211         (972)      (21,889)   (27,444)         8         (486)      (27,922)
Non-operating income (expense)...   (6,067)       (27)        (320)(4)    (6,414)    (7,633)       (53)        (160)(4)    (7,846)
                                  --------     ------      -------      --------   --------     ------        -----      --------
Income (loss) before minority
  interest.......................  (27,195)       184       (1,292)      (28,303)   (35,077)       (45)        (646)      (35,768)
Minority interest................      413         --           --           413        160         --           --           160
                                  --------     ------      -------      --------   --------     ------        -----      --------
Net income (loss)................  (26,782)       184       (1,292)      (27,890)   (34,917)       (45)        (646)      (35,608)
Preferred stock dividends and
  accretion......................   (3,871)        --           --        (3,871)    (2,003)        --           --        (2,003)
                                  --------     ------      -------      --------   --------     ------        -----      --------
Net income (loss) to common
  stockholders................... $(30,653)   $   184      $(1,292)    $ (31,761)  $(36,920)   $   (45)     $  (646)    $ (37,611)
                                  ========     ======      =======      ========   ========     ======        =====      ========
Net loss per common
  stockholder.................... $  (4.96)                            $   (4.40)  $  (5.48)                            $   (4.84)
                                  ========                              ========   ========                              ========
Weighted average number of common
  shares outstanding.............    6,185                 1,030(5)        7,215      6,734                   1,030(5)      7,764

                                                              SIX-MONTH PERIOD ENDED JUNE 30, 1997
                                                             --------------------------------------
                                                                                             THE
                                                                                           COMPANY
                                                               THE                           PRO
                                                             COMPANY      CYBERGATE(6)      FORMA
                                                             --------     ------------     --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................  $ 19,793         $218         $ 20,011
Operating expenses:
Network development and operations.........................    18,026           94           18,120
Selling, general and administrative........................    29,818           94           29,912
Noncash stock and compensation.............................       824           --              824
Depreciation and amortization..............................     9,456           58            9,514
                                                             --------         ----         --------
Total operating expenses...................................    58,125          246           58,371
                                                             --------         ----         --------
Operating income (loss)....................................   (38,333)         (28)         (38,361)
Non-operating income (expense).............................   (11,343)           3          (11,340)
                                                             --------         ----         --------
Income (loss) before minority interest.....................   (49,676)         (25)         (49,701)
Minority interest..........................................        --           --               --
                                                             --------         ----         --------
Net income (loss)..........................................   (49,676)         (25)         (49,701)
Preferred stock dividends and accretion....................    (1,095)          --           (1,095)
                                                             --------         ----         --------
Net income (loss) to common stockholders...................  $(50,770)        $(25)        $(50,795)
                                                             ========         ====         ========
Net loss per common stockholder............................  $  (2.82)                     $  (2.81)
                                                             ========                      ========
Weighted average number of common shares outstanding.......    17,994                        18,080

---------------
(1) Subsequent to June 30, 1996, the Company changed its fiscal year-end from June 30 to December 31. Accordingly, data for the fiscal period ended December 31, 1996 is for the six months ended December 31, 1996.

(2) Represents expense related to a consulting agreement entered into by the Company with a former shareholder of Cybergate.

(3) Reflects amortization of goodwill over a 10-year period and accounting software over a three-year period.

(4) Reflects amortization of consent solicitation fees over the remaining terms of the Existing Notes.

(5) Excludes adjustment for shares of Common Stock issuable if Cybergate meets certain performance measures. Inclusion of such shares would be anti-dilutive.

(6) Reflects Cybergate activity for the period from January 1, 1997, to January 17, 1997 (the date of acquisition).

                         UNAUDITED PRO FORMA CONDENSED

                                                                  DECEMBER 31, 1996
                                                 ----------------------------------------------------
                                                                                               THE
                                                   THE                                       COMPANY
                                                 COMPANY      CYBERGATE     ADJUSTMENTS     PRO FORMA
                                                 --------     ---------     -----------     ---------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
ASSETS
Current assets:
     Cash and cash equivalents.................  $ 78,618      $    60        $  (500)(1)   $  75,178
                                                                               (3,000)(2)
     Restricted cash...........................     2,342           --             --           2,342
     Accounts receivable.......................     2,429          127             --           2,556
     Other current assets......................     1,203           51             --           1,254
                                                 --------       ------        -------        --------
          Total current assets.................    84,592          238         (3,500)         81,330
Networks, furniture and equipment, net.........   136,083        2,317            100(3)      138,500
Goodwill.......................................                                 8,385(1)        8,385
Deferred financing fees........................     8,380           --          3,000(2)       11,380
Other assets...................................       983           --             --             983
                                                 --------       ------        -------        --------
          Total assets.........................  $230,038      $ 2,555        $ 7,985       $ 240,578
                                                 ========       ======        =======        ========
LIABILITIES, REDEEMABLE STOCK, OPTIONS AND
  WARRANTS, MINORITY INTEREST AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued expenses.....  $ 33,588      $   348        $    --       $  33,936
     Notes payable -- current portion..........       872           --             --             872
     Customer deposits and advanced billings...         0          338             --             338
     Other.....................................     4,132           --             --           4,132
                                                 --------       ------        -------        --------
     Total current liabilities.................    38,592          686             --          39,278
Notes payable..................................   209,538          306            100(3)      209,944
Advances due to affiliates.....................        --          551             --             551
Dividends payable..............................     6,946           --             --           6,946
Other..........................................         0          142             --             142
                                                 --------       ------        -------        --------
          Total liabilities....................   255,076        1,685            100         256,861
Redeemable stock, options, and warrants........     2,000          347           (347)(1)       2,000
Minority interest..............................         0           --             --               0
Stockholders' equity (deficit).................   (27,038)         523          8,232(1)      (18,283)
                                                 --------       ------        -------        --------
          Total liabilities, redeemable stock,
            options and warrants, minority
            interest and stockholders' equity
            (deficit)..........................  $230,038      $ 2,555        $ 7,985       $ 240,578
                                                 ========       ======        =======        ========

---------------
(1) Records the Cybergate Acquisition for a purchase price of $8,755,000 (1,030,000 shares of Common Stock at $8.50 per share, the per share closing sales price of the Common Stock on January 17, 1997) plus estimated transaction expenses of $500,000. Excludes 150,000 additional shares of Common Stock which may be issued in 50,000 share increments (or a percentage thereof) on March 1, 1998, 1999 and 2000 if Cybergate achieves certain performance measures. In determining the cost of the identifiable assets and liabilities acquired, it has been assumed that an independent appraisal will result in fair values equal to the recorded book values as of the date of the Cybergate Acquisition. In the opinion of management, due to the nature of the assets and liabilities acquired, the fair values will approximate the book values. The preliminary allocation of the purchase price results in goodwill of approximately $8.4 million which will be amortized over 10 years.

(2) Records the payment of $3.0 million, including related transaction expenses for solicitation fees payable to holders of the Notes in order to obtain their consent to amend the Indentures. The amendments permit the Company to enter into certain acquisition transactions, including the Cybergate Acquisition.

(3) Reflects the non-exclusive assignment to Cybergate of certain accounting software for $100,000, payable over a three-year period.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of and for the periods ended June 30, 1995 and 1996 and December 31, 1996 are derived from and qualified by reference to the audited Consolidated Financial Statements of the Company contained herein and the related notes thereto, and should be read in conjunction therewith and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The Company's Consolidated Financial Statements as of and for the periods ended June 30, 1995 and June 30, 1996 and December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors. Subsequent to June 30, 1996, the Company has changed its fiscal year-end from June 30 to December
31. Accordingly, all data for the fiscal period ended December 31, 1996 is for the six months ended December 31, 1996. The consolidated financial data of the Company as of and for the six months ended December 31, 1995 and as of and for the six months ended June 30, 1996 and June 30, 1997 have been derived from the unaudited Consolidated Financial Statements of the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments which the Company considers necessary for a fair presentation of the results of operations and the financial condition for those periods. The consolidated financial data for the fiscal period ended December 31, 1996 and the six months ended June 30, 1997 are not necessarily indicative of results for a twelve-month fiscal year.

                                                                                       FISCAL
                                                    FISCAL YEAR        SIX MONTHS      PERIOD            SIX MONTHS
                                                       ENDED             ENDED         ENDED               ENDED
                                                      JUNE 30,        DECEMBER 31,  DECEMBER 31,          JUNE 30,
                                                --------------------  ------------  ------------  ------------------------
                                                  1995        1996        1995          1996        1996          1997
                                                --------    --------  ------------  ------------  ---------    -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues....................................  $    389    $  3,415    $    989      $  6,990    $  2,426      $  19,793
  Operating expenses..........................    14,797      24,543       7,966        34,434      16,576         58,125
                                                --------    --------    --------     ---------    ---------      --------
  Income (loss) from operations...............   (14,408)    (21,128)     (6,977)      (27,444)    (14,150)       (38,333)
  Interest and other income...................       218       4,410         777         2,757       3,632          1,078
  Interest and other expense..................      (170)    (10,477)     (2,835)      (10,390)     (7,642)       (12,421)
  Debt conversion expense.....................      (385)         --          --            --          --             --
                                                --------    --------    --------     ---------    ---------      --------
  Net income (loss) before minority
    interest..................................   (14,746)    (27,195)     (9,035)      (35,077)    (18,160)       (49,676)
  Minority interest(1)........................        48         413         156           160         257             --
                                                --------    --------    --------     ---------    ---------      --------
  Net income (loss)...........................   (14,698)    (26,782)     (8,879)      (34,917)    (17,903)       (49,676)
  Preferred stock dividends and accretion.....    (1,071)     (3,871)     (1,854)       (2,003)     (2,017)        (1,095)
                                                --------    --------    --------     ---------    ---------      --------
  Net income (loss) to common stockholders....  $(15,769)   $(30,653)   $(10,734)     $(36,920)   $(19,920)     $ (50,770)
                                                ========    ========    ========     =========    =========      ========
  Net income (loss) per common share..........  $  (3.30)   $  (4.96)   $  (1.82)     $  (5.48)   $  (3.03)     $   (2.82)
                                                ========    ========    ========     =========    =========      ========
  Weighted average shares outstanding.........     4,772       6,185       5,901         6,734       6,572         17,994
OTHER DATA:
  Deficiency in earnings to cover fixed
    charges(2)................................   (14,746)    (27,195)     (9,035)      (35,077)    (18,160)       (49,676)
  EBITDA(3)...................................  $ (7,443)   $(14,901)   $ (4,855)     $(21,822)   $(10,046)     $ (28,052)
  Depreciation and amortization...............       498       3,078         763         4,911       2,316          9,456
  Capital expenditures........................    15,303      60,856      17,657        64,574      43,199         73,213
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents...................  $ 20,351    $134,116    $ 57,348      $ 78,618    $134,116      $   8,499
  Total assets................................    37,627     223,600     147,935       230,038     223,600        243,381
  Long-term liabilities.......................     4,723     189,072     110,176       216,484     189,072        224,562
  Redeemable stock, options and warrants......     2,931       2,155       2,660         2,000       2,155          2,000
  Stockholders' equity (deficit)..............    22,141       8,982      26,308       (27,038)      8,982        (18,226)

---------------
(1) Minority interest represents a 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries that operate its networks in Louisville, Fort Worth, Greenville, Columbia and El Paso. See "Description of Certain Indebtedness."

(2) For purposes of computing this amount earnings (loss) consists of earnings
    (loss) before minority interest and fixed charges. Fixed charges consists of interest expense (including amortization of debt issuance costs) and one-third of rent expense which is deemed to be representative of interest expense.

(3) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization and noncash stock compensation and, in fiscal year ended June 30, 1995, debt conversion expense of $385,000. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with Generally Accepted Accounting Principles. Noncash compensation expense associated with employee stock options was $6.4 million and $2.7 million in fiscal years ended June 30, 1995 and 1996, respectively, $1.2 million and $550,000 in the six months ended December 31, 1995 and fiscal period ended December 31, 1996, respectively and $1.5 million and $820,000 in the six months ended June 30, 1996 and 1997, respectively. See Note 6 of "Notes to Consolidated Financial Statements."

                               THE EXCHANGE OFFER

  TERMS OF THE EXCHANGE OFFER

     General

     In connection with the sale of the Old Notes pursuant to a Purchase Agreement dated as of July 18, 1997, between the Company and the Initial Purchasers, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company is obligated to (i) file the Registration Statement of which this Prospectus is a part for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Old Notes within 60 days after July 23, 1997, the date the Old Notes were issued (the "Issue Date"), and (ii) use its best efforts to cause the Registration Statement to become effective within 120 days after the Issue Date. The Exchange Offer being made hereby if commenced and consummated within such applicable time periods will satisfy those requirements under the Registration Rights Agreement. See "Description of the New Notes -- Exchange Offer; Registration Rights."

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange up to $170,000,000 aggregate principal amount of Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue New Notes in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer.

     As of the date of this Prospectus, $220,000,000 aggregate principal amount of Old Notes was outstanding. This Prospectus, together with the Letter of
Transmittal, is being sent to all registered holders as of           , 1997. The
Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions."

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders.

     In the event the Exchange Offer is consummated, subject to certain limited exceptions, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the U.S. securities laws. See "Risk Factors -- Consequences of Failure to Exchange."

     Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean           , 1997 (20 business days
following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. See "-- Acceptance of Old Notes for Exchange; Delivery of New Notes."

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED UNDER APPLICABLE LAW TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the Delaware General Corporation Law, the state in which the Company is incorporated.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest at the rate of 13 3/4% per annum payable semi-annually in arrears on January 15 and July 15, commencing January 15, 1998.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Notes, Letter of Transmittal and all other required documents must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the U.S. (an

"Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted by the Company, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that: (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act);
(ii) any New Notes to be received by it were acquired in the ordinary course of its business; and (iii) at the time of commencement of the Exchange Offer, it was not engaged in, and did not intend to engage in, a distribution of such New Notes and had no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. If a holder of Old Notes is an affiliate of the Company, and is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities, or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange, the holder of such Old Notes will receive a New Note having a principal amount equal to that of the surrendered Old Note. If (i) neither the Registration Statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") relating to the Exchange Offer nor a shelf registration statement (the "Shelf Registration Statement") with respect to the Old Notes has been declared effective by November 20, 1997, or (ii) notwithstanding that the Company has consummated or will consummate the Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by November 20, 1997, then commencing on November 21, 1997, additional interest shall be paid on the Old Notes at a rate per annum equal to 0.5% of the principal amount of the Old Notes (such additional 0.5% being herein called "Additional Interest"), such Additional Interest being payable semi-annually in arrears each January 15 and July 15, commencing January 15, 1998. The aggregate amount of Additional Interest payable will in no event exceed 1.5% per annum of the principal amount. Upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement, Additional Interest payable on the Old Notes from the date of such effectiveness will cease to accrue and all accrued and unpaid interest as of the occurrence of such effectiveness shall be paid to the holders of the Old Notes exchanged for New Notes.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer, and the Company has no obligation to, and will not knowingly, accept tenders of Old Notes from affiliates of the Company (within the meaning of Rule 405 under the Securities
Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradeable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

         By Mail/Overnight Delivery:                             By Hand:
           The Chase Manhattan Bank                      The Chase Manhattan Bank
             450 West 33rd Street                  Corporate Trust -- Securities Window
                  15th Floor                           55 Water Street -- Room 234
        New York, New York 10001-2697                         North Building
                                                         New York, New York 10041

                            Facsimile Transmission:
                                 (212) 638-7380
                                 (212) 638-7381

                             Confirm by Telephone:
                          Sharon Lewis: (212) 638-0454
                         Carlos Esteves: (212) 638-0828

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee (as hereinafter defined) and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Holders of Old Notes are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, holders of Old Notes should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements. The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

     ACSI is a provider of integrated local voice and data communications services to commercial customers primarily in mid-sized metropolitan markets in the southern United States. The Company is a rapidly growing CLEC, supplying businesses with advanced telecommunications services on its digital SONET-based fiber optic local networks and through resale of incumbent local exchange carrier services. To date, the Company has derived the majority of its revenues from the sale of dedicated services, generally at a discount to the price of the ILECs. The Company's dedicated services include special access, switched transport and private line services.

     As a supplement to its dedicated services, the Company introduced local switched voice services in two of its markets and began offering local switched voice services in two additional markets using its own facilities before March 31, 1997. The Company's local switched services include: local exchange services (dial tone), advanced ISDN and enhanced voice services. In late 1996, the Company also deployed ACSINet, a coast-to-coast, leased broadband data communications network through which the Company offers frame relay, ATM and Internet access services to both ISPs and local businesses. As of June 30, 1997, the Company had ACSINet data POPs in 44 markets, including all but one of the markets in which the Company has operational local networks. Additionally, primarily through the Cybergate Acquisition, the Company has begun providing Internet services. The Cybergate Acquisition provides a foundation to support the Company's Internet service offerings to ISPs in existing ACSI markets and to end-users in targeted ACSI markets.

     As of June 30, 1997, the Company had 31 operational local networks and had 4 additional local networks under construction. In an attempt to improve financial performance and conserve capital, the Company is reassessing the optimum number of local networks needed to achieve its objectives.

     The Company provides dedicated services to IXCs and to those business and government end-users whose volumes of voice and data traffic are large enough to warrant paying a fixed monthly charge for a specific capacity requirement rather than a usage-based variable charge. These monthly charges vary according to the capacity of each circuit, the volume of individual circuits ordered by the customer, the mileage of the circuits, the need for any ancillary services and the term of the service contract, but are typically less than the rates charged by the ILECs for similar services, volumes and terms. For the fiscal period ended December 31, 1996, 40% of the Company's revenues were generated by four of the largest IXCs. As of June 30, 1997, the Company had long-term operating leases for nine Lucent 5ESS switches. The use of operating leases, rather than the acquisition of such equipment, reduces the Company's capital requirements but negatively impacts its EBITDA. The Company has long-term operating leases for 9 voice and 40 data switches totaling $20.8 million at interest rates ranging from 7% to 11% over terms ranging from 3 to 7 years, with annual payments increasing over the term of each lease, and is currently negotiating long term operating leases for an additional 8 voice and 20 data switches totaling $19 million with interest rates and payment structures similar to the existing operating leases.

     Beginning in the fiscal quarter ended December 31, 1996, the Company began providing and plans to continue to provide, local switched voice services, such as local dial tone, termination of local calling, Centrex services, PBX trunking, switched access and enhanced voice services, initially to existing and new corporate customers in buildings already connected to the Company's local networks. Revenues from the Company's local switched voice services will be generated from fixed and usage-based charges billed directly to the end user at rates below those charged by ILECs for similar services. The Company began generating revenues from its local switched voice services beginning in the three months ending March 31, 1997.

     In December 1996, the Company began providing high-speed data services to ISPs and corporate, institutional and government customers. ACSI's data services revenues are generated from either flat rate or usage-based recurring charges based on network access speed and the data throughput rate requested by the end-user as well as from non-recurring charges for installation and provisioning. Principally through the Cybergate Acquisition, ACSI has begun to offer direct Internet access to commercial and consumer end-users as well as provide private label Internet services for the Company's strategic distribution partners throughout all of the Company's markets. Revenues from the Company's Internet services will be generated from usage-based variable rates charged directly to the end-user by the Company.

     The Company believes that integration of its SONET-based fiber optic local networks and its coast-to-coast, leased broadband data communications network will provide a platform for the provision of a wide variety of voice, high-speed data and other communications services at a reduced cost. While the Company may offer its services to customers that are not directly connected to its integrated network through resale of the ILEC's network, the Company believes that it can gradually migrate many of these off-net customers to higher margin on-net accounts as it increases penetration of all its services within a given building. As a result, the capital investment of connecting additional buildings and customers to ACSI's integrated network should become more cost-effective. Over time, the Company believes it can increase its market share of all of its service offerings as a result of the reliability and quality of its integrated network, prompt customer service, competitive pricing, cross marketing/bundling synergies and new service offerings throughout the markets it serves.

     ACSI is operating its coast-to-coast, leased broadband data communications network via high bandwidth (DS-3) longhaul circuits pursuant to multi-year operating leases with various IXCs. Network connectivity within each node will be via DS-3 bandwidth, enabling the transparent migration of longhaul circuits to DS-3 capacity as needed. Ultimately, the platform technology is capable of upgrading the backbone to higher bandwidths without further modification.

     Initially, the Company expects to experience negative cash flow from operations in each of its operating local networks. The Company estimates that because of the reduced operating costs associated with its smaller local networks and its single point of service sales force, it can achieve operating cash flow breakeven (i.e., positive EBITDA before overhead allocations) on dedicated access services provided on its local networks within ten to 15 months from the start of those services. Thereafter, the Company anticipates that its profit margins will increase as each local network is expanded to connect additional customers directly to its network backbone and as off-net customers migrate to on-net status (thus allowing the Company to retain the portion of customer charges previously paid out to the ILEC for resale of ILEC facilities). The Company will also experience initial negative cash flow from operations as its data, local switched voice and Internet services are introduced and until networks providing those services reach operating cash flow breakeven.

CAPITAL EXPENDITURES; OPERATING CASH FLOW

     As of June 30, 1997, the Company was operating 31 digital fiber optic networks. The costs associated with the initial construction and operation of a network may vary greatly, primarily due to market variations in geographic and demographic characteristics, and the types of construction technologies which can be used to deploy the network. Management estimates that construction of the initial one-to-three mile fiber optic backbone and installation of related network transmission equipment for dedicated services for each market will generally cost between $3.5 million and $6.0 million depending on the size of the market served. Including planned expansion routes, total capital expenditures per network are estimated to average $6.0 million. In addition to capital expenditure requirements, the Company incurs sales and marketing (including sales commissions) and operating expenses and other expenses such as property taxes and, in certain markets, franchise fees. Prior to the completion of network construction, certain of these expenses, to the extent they are related to pre-service construction, are capitalized. These additional capitalized expenses, estimated by management to be between approximately $500,000 and $1.0 million per network, are amortized over the anticipated life of the network. These costs vary depending on the size of the market, the length of time required to build-out the network and the rate of growth of the customer base.

     As the Company develops, introduces and rolls out its high-speed data, enhanced voice messaging and local switched services in each of its target markets, additional capital expenditures and net operating costs will be incurred. The amount of these costs will vary, based on the number of customers served and the actual services provided to the customers.

     Although as of June 30, 1997, the Company was generating revenues from 31 of its fiber optic networks, on a consolidated basis, it is still incurring negative cash flows due, in part, to the funding requirements for the networks the Company has under construction or development and, to the roll-out of its new data and switched voice services. The Company expects it will continue to incur a negative cash flow for at least two years. The Company anticipates that without an infusion of additional cash following the Private Placement, it will exhaust its cash resources at the end of the fourth quarter of 1998.

RESULTS OF OPERATIONS

THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1997 COMPARED TO THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1996.

  Revenues

     The Company recorded revenues of $11.6 million for the three month period ended June 30, 1997 and revenues of $19.8 million for the six month period ended June 30, 1997. This compares to revenues of $1.6 million for the three month period ended June 30, 1996 and revenues of $2.4 million for the six month period ended June 30, 1996. Although substantially all of the revenues in the 1996 periods were derived from the provision of dedicated services, revenues in the 1997 periods were derived primarily from significant growth in dedicated services, plus the addition of data services, Internet services and local switched voice services.

OTHER NETWORK INFORMATION IS AS FOLLOWS:

                                      NETWORK     NETWORK                      VOICE
                                       ROUTE       FIBER      BUILDINGS        GRADE        FULL TIME
        AS OF THE PERIOD ENDED:        MILES       MILES      CONNECTED     EQUIVALENTS     EMPLOYEES
    --------------------------------  -------     -------     ---------     -----------     ---------
    March 31, 1996..................    200        9,466          133         125,208          142
    June 30, 1996...................    386       28,476          216         137,431          199
    March 31, 1997..................    908       75,867          858         554,883          502
    June 30, 1997...................    957       82,693        1,083         886,375          559

     The terms "Voice Grade Equivalents ('VGEs')" or "Voice Grade Equivalent Circuits" are commonly used measures of telephone service equivalent to one telephone line (64 kilobits of bandwidth) actually billed to a customer.

  Total Operating Expenses

     Network development and operating expenses for the three month period ended June 30, 1997 increased to $9.4 million from $0.4 million in the three month period ended June 30, 1996, reflecting significant increases in personnel, network development and non-payroll operating expenses. Related personnel costs increased to $3.3 million in the quarter ended June 30, 1997, from approximately $0.3 million in the quarter ended June 30, 1996. Other operating expenses related to the development of prospective new markets, which include expenses such as contract labor and legal expenses, travel expenses, rent, utilities, charges and taxes increased to $6.0 million in the quarter ended June 30, 1997 from approximately $0.1 million in the quarter ended June 30, 1996.

     For the six month period ended June 30, 1997, total network development and operating expenses increased to $18.0 million from $2.3 million in the six month period ended June 30, 1996, reflecting significant increases in personnel, network development and non-payroll operating expenses. Related personnel costs increased to $6.5 million in the six month period ended June 30, 1997, from approximately $3.0 million in the same period in 1996. Other operating expenses, which include expenses such as contract labor and legal expenses, travel expenses, rent, utilities, charges and taxes increased to $11.5 million in the six month period ended June 30, 1997 from approximately ($0.7) million in the six month period ended June 30, 1996.

     In the three month period ended June 30, 1997, selling, general and administrative expenses increased to $15.9 million from $7.7 million in the three month period ended June 30, 1996. Related personnel costs increased to $6.7 million in the quarter ended June 30, 1997 from $1.8 million in the quarter ended June 30, 1996, and corresponding operating costs increased to $9.2 million in the quarter ended June 30, 1997 from $5.9 million in the quarter ended June 30, 1996. This increase reflected costs associated with the Company's efforts to expand significantly its national and local city sales and its marketing and administrative staffs, as well as increased legal and other consulting expenses associated with its aggressive programs for obtaining regulatory approvals and certifications and providing quality network services.

     In the six month period ended June 30, 1997, selling, general and administrative expenses increased to $29.8 million from $10.4 million in the six month period ended June 30, 1996. Related personnel costs increased to $12.1 million in the six month period ended June 30, 1997 from $1.7 million in the six month period ended June 30, 1996, and corresponding operating costs increased to $17.7 million in the six month period ended June 30, 1997 from $8.7 million in the six month period ended June 30, 1996.

     Depreciation and amortization expenses increased to $5.3 million in the three month period ended June 30, 1997 from $1.7 million in the three month period ended June 30, 1996 and increased to $9.5 million in the six month period ended June 30, 1997 from $2.3 million in the six month period ended June 30, 1996. As of June 30, 1997, the Company increased its capital assets to $219.9 million, from $144.4 million at December 31, 1996 and from $80.1 million as of June 30, 1996. Non-cash stock compensation expense increased to $0.6 million for the quarter ended June 30, 1997 from ($0.5 million) for the quarter ended June 30, 1996. For the six month period ended June 30, 1997, non-cash compensation expense decreased to $0.8 million from $1.5 million for the same period in 1996. This expense reflects the Company's accrual of non-cash costs for options and warrants granted to key executives, employees and others arising from the difference between the exercise price and the valuation prices used by the Company to record such costs and from the vesting of those options and warrants. Certain of these options had put rights and other factors that required variable plan accounting in both 1996 and 1995 but, at the end of fiscal 1995, the Company renegotiated contracts with certain of its officers, establishing a limit of $2,500,000 on the Company's "put right" obligations with respect to those contracts. During the fiscal period ended December 31, 1996, the limit was further reduced to $2,000,000.

  Interest and Other Expenses

     Interest and other income decreased to $0.2 million and $1.1 million for the three and six month periods ended June 30, 1997, respectively from $3.0 million and $3.6 million in the three and six month periods ended June 30, 1996, respectively. Interest and other expense increased to $6.3 million and $12.4 million in the quarter and six month period ended June 30, 1997, respectively from $4.2 million and $7.6 million in the quarter and six month period ended June 30, 1996, respectively. The decrease in interest and other income reflects the decrease in available funds from the Company's sale of its 9% Series B Preferred Stock, the 2005 Notes and the 2006 Notes. The increase in interest and other expenses reflected the accrual of interest related to the 2005 Notes and 2006 Notes and the Company's increased borrowings under the AT&T Credit Facility. Payments of principal and interest on the AT&T Credit Facility began in the first quarter 1997. Payments of interest on the 2005 Notes will not begin until May 2001 and payments of interest on the 2006 Notes will not begin until October 2001.

FISCAL PERIOD ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1995

  Revenues

     During the fiscal period ended December 31, 1996, the Company recorded revenues of $7.0 million as compared to revenues of $988,877 during the six months ended December 31, 1995. Four of the largest IXCs accounted for approximately $2.8 million, or 40%, of revenues for the fiscal period ended December 31, 1996.

     Other network information is as follows:

                                 NETWORKS                                            VOICE
                                    IN         ROUTE      FIBER     BUILDINGS        GRADE        FULL TIME
    AS OF THE PERIOD ENDED:      OPERATION     MILES      MILES     CONNECTED     EQUIVALENTS     EMPLOYEES
-------------------------------  ---------     -----     -------    ---------     -----------     ---------
December 31, 1995..............       9         136        5,957       100           82,055          111
December 31, 1996..............      21         697       48,792       595          384,134          322

  Total Operating Expenses

     Network development and operating expenses for the fiscal period ended December 31, 1996 increased to $8.7 million from $2.9 million in the six months ended December 31, 1995, reflecting significant increases in personnel, network development and non-payroll operating expenses. Related personnel costs increased to $3.9 million in the fiscal period ended December 31, 1996, from approximately $1.5 million in the six months ended December 31, 1995. Other operating expenses related to the development of prospective new markets, which include expenses such as contract labor and legal expenses and certain franchise fees, travel expenses, rent, utilities, charges and taxes increased to $4.8 million in the fiscal period ended December 31, 1996 from approximately $1.4 million in the six months ended December 31, 1995.

     In the fiscal period ended December 31, 1996, selling, general and administrative expenses increased to $20.3 million from $3.1 million in the six months ended December 31, 1995. Related personnel costs increased to $6.6 million in the fiscal period ended December 31, 1996 from $1.5 million in the six months ended December 31, 1995, and corresponding operating costs increased to $13.7 million in the fiscal period ended December 31, 1996 from $1.6 million in the six months ended December 31, 1995. This increase reflected costs associated with the Company's efforts in the rapid expansion of its services offered, network deployment and geographic coverage as well as significantly increasing its national and local city sales, marketing and administrative staffs and increased legal and other consulting expenses associated with its programs for obtaining regulatory approvals and certifications and providing quality network services.

     Depreciation and amortization expenses increased to $4.9 million in the fiscal period ended December 31, 1996 from $762,657 in the six months ended December 31, 1995. The Company increased its capital assets to $144.4 million as of December 31, 1996, from the $32.6 million in capital assets as of December 31, 1995. Non-cash stock compensation expense decreased to $549,645 for the fiscal period ended December 31, 1996 from $1.2 million for the six months ended December 31, 1995. This expense reflects the Company's accrual of non-cash costs for options granted to key executives, employees and others arising from the difference between the exercise price and the valuation prices used by the Company to record such costs and from the vesting of those options. Certain of these options had put rights and other factors that required variable plan accounting in both 1996 and 1995 but, on or about June 30, 1995, the Company renegotiated contracts with certain of its officers, establishing a limit of $2.5 million on the Company's "put right" obligations with respect to those contracts. Between July 1, 1995 and June 30, 1996, the limit was further reduced to $2.0 million.

     During the fiscal period ended December 31, 1996, the Company incurred a net operating loss of $27.4 million and generated negative cash flow from operations of $6.7 million, compared to a net operating loss of $7.0 million and negative cash flow from operations of $4.8 million in the six months ended December 31, 1995.

  Interest and Other Expenses

     Interest and other income increased to $2.8 million for the fiscal period ended December 31, 1996 from $777,504 in the six months ended December 31, 1995. Interest and other expense increased to $10.4 million in the fiscal period ended December 31, 1996 from $2.8 million in the six months ended December 31, 1995. The increase in interest and other income reflects the significant increase in available funds from the Company's sale of its 9% Series B Preferred Stock in June and November 1995, the 2005 Notes in November 1995 and the 2006 Notes in March 1996. The increase in interest and other expenses reflected the accrual of interest related to the 2005 Notes and 2006 Notes and the Company's increased borrowings under the AT&T Credit Facility. Payments of principal and interest on the AT&T Credit Facility will begin in calendar 1997, payments of interest on the 2005 Notes will not begin until November 2000 and payments of interest on the 2006 Notes will not begin until October 2001.

     AT&T Credit Corporation's minority interest in certain of the Company's operating subsidiaries reduced operating losses by approximately $160,370 for the fiscal period ended December 31, 1996, and by $155,861 for the six month period ended December 31, 1995.

FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995

  Revenues

     During the fiscal year ended June 30, 1996 ("fiscal 1996"), the Company recorded revenues of $3.4 million as compared to revenues of $388,887 during the fiscal year ended June 30, 1995 ("fiscal 1995"). Four of the largest IXCs accounted for approximately $2.1 million, or 60%, of revenues for fiscal 1996 as compared to fiscal 1995 when three of the largest IXCs accounted for approximately $331,000, or 85% of revenues for fiscal 1995, reflecting the Company's increased sales to end-users during fiscal 1996.

  Total Operating Expenses

     Network development and operations expenses for fiscal 1996 increased to $5.3 million from $3.3 million in fiscal 1995, reflecting significant increases in personnel, network development and non-payroll operating expenses. These increased costs were associated with developing and establishing centralized engineering, circuit provisioning and network management functions, constructing and initially operating the Company's competitive access networks and performing market feasibility, engineering, rights-of-way and regulatory evaluations in additional target cities. Related personnel costs increased to $4.5 million in fiscal 1996 from approximately $1.3 million in fiscal 1995. Other operating expenses related to the development of prospective new markets, which include expenses such as contract labor and legal expenses and certain franchise fees, travel expenses, rent, utilities, charges and taxes, decreased to $800,212 in fiscal 1996 from approximately $1.9 million in fiscal 1995.

     In fiscal 1996, selling, general and administrative expenses increased to $13.5 million from $4.6 million in fiscal 1995. Related personnel costs increased to $3.2 million in fiscal 1996 from $2.0 million in fiscal 1995, and corresponding operating costs increased to $10.2 million in fiscal 1996 from $2.2 million in fiscal 1995. This increase reflected costs associated with the Company's efforts in expanding its national and local city sales, marketing and administrative staffs, as well as increased legal and other consulting expenses associated with its aggressive programs for obtaining regulatory approvals and certifications and providing quality network services.

     Depreciation and amortization expenses increased to $3.1 million in fiscal 1996 from $497,811 in fiscal 1995. During fiscal 1996 the Company increased its capital assets to approximately $80.2 million, representing an increase from $15.9 million at the end of fiscal 1995. Non-cash stock compensation expense decreased to $2.7 million for fiscal 1996 from $6.4 million for fiscal 1995. This expense reflects the Company's accrual of non-cash costs for options and warrants granted to key executives, employees and others arising from the difference between the exercise price and the valuation prices used by the Company to record such costs and from the vesting of those options and warrants. Certain of these options had put rights and other factors that required variable plan accounting in fiscal 1994 and fiscal 1995 but, at the end of fiscal 1995, the Company renegotiated contracts with certain of its officers, establishing a limit of $2.5 million on the Company's put right obligations with respect to those contracts. During fiscal 1996, the limit was further reduced to $2.0 million.

  Interest and Other Expenses

     Interest and other income increased to $4.4 million for fiscal 1996 from $217,525 in fiscal 1995. Interest expense and other costs increased to $10.5 million in fiscal 1996 from $170,095 in fiscal 1995. These increases in interest income and expenses reflected the significant increase in available funds from the Company's sale of its 9% Series B Preferred Stock in June and November 1995 and the 2005 Notes in November 1995. The increase in interest and other expenses reflected the accrual of interest related to the 2005 Notes and the

Company's increased borrowings under the AT&T Credit Facility. Payments of principal and interest on the AT&T Credit Facility will begin in calendar 1997, payments of interest on the 2005 Notes do not begin until November 2000 and payments of interest of the 2006 Notes do not begin until October 2001.

     Debt conversion expense in fiscal 1995 totaled $385,000, reflecting expenses incurred in connection with the conversion of certain of the Company's debt to equity in September 1994. AT&T Credit Corporation's minority interest in the Company's operating subsidiaries for which it provided funding, reduced operating losses by approximately $412,606 for fiscal 1996, and by $48,055 for fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has funded the construction of its local networks and its operations with external financing. Prior to November 1995, the primary sources of funds used to finance the building of existing networks and the completion of new targeted networks were two preferred stock private offerings completed in October 1994 and June 1995, through which the Company raised an aggregate of approximately $39.6 million before related expenses, and the AT&T Credit Facility, through which the Company has financing commitments for $31.2 million. On November 14, 1995, the Company completed a private offering of the 2005 Notes and the 2005 Warrants from which the Company received approximately $96.1 million in net proceeds. The 2005 Notes will accrue to an aggregate principal amount of $190.0 million by November 1, 2000, after which cash interest will accrue and be payable on a semi-annual basis. The Company also received net proceeds of approximately $4.7 million from the private sale of an additional 50,000 shares of its preferred stock to a principal stockholder and the exercise by that stockholder of warrants to purchase 214,286 shares of Common Stock acquired in the Company's June 1995 preferred stock private placement. On March 21, 1996, the Company completed a private offering of the 2006 Notes from which the Company received net proceeds of approximately $61.8 million. The 2006 Notes will accrue to an aggregate principal amount of $120.0 million by April 1, 2001, after which cash interest will accrue and be payable on a semi-annual basis. On April 15, 1997, the Company completed the April Offering. The Company completed the sale of an additional 660,000 shares on May 14, 1997 upon exercise of the underwriters' over-allotment option. The Company received net proceeds of approximately $40.0 million from the sale of these 8,660,000 shares. On July 10, 1997, the Company completed the Unit Offering from which the Company received net proceeds of approximately $67 million. The Company used a portion of these funds to pay ordinary course trade accounts payable that were more than 60 days overdue, thereby curing an Event of Default under each of the Existing Indentures and intends to continue to use the remaining funds towards the expansion and construction of local fiber optic networks, the further expansion and introduction of services and to fund negative operating cash flow.

     In addition, the Company in the past has considered and expects to continue to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan. Although the Company has had discussions concerning such potential acquisitions or arrangements, to date, no agreements have been reached with regard to any particular transaction. Any such acquisitions or strategic arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required. The Company's expectations of required future capital expenditures are based on the Company's current estimates and the current state and federal regulatory environment. There can be no assurance that actual expenditures will not be significantly higher or lower. In addition, there can be no assurance that the Company will be able to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company.

     Management anticipates that the Company's current cash resources from the Unit Offering and the Private Placement will be sufficient to fund the Company's continuing negative cash flow and capital expenditures required through the fourth quarter of 1998. Without an infusion of additional cash, the Company will exhaust its cash resources at the end of the fourth quarter of 1998. To meet its additional remaining capital requirements and to successfully implement its growth strategy, ACSI will be required to sell additional equity securities, increase its existing credit facility, enter into additional credit facilities or sell additional debt securities, certain of which would require the consent of the Company's debtholders. Furthermore, before incurring additional indebtedness, the Company may be required to seek additional equity financing to maintain balance sheet and liquidity ratios required under certain of its debt instruments and, as a result of the registration rights of certain of the Company's security holders, the Company's ability to raise capital through a public offering of equity securities may be limited. Accordingly, there can be no assurance that the Company will be able to obtain the additional financing necessary to satisfy its cash requirements or to successfully implement its growth strategy, in which event the Company will be forced to curtail its planned network expansion and may be unable to fund its ongoing operations.

     Preferred Stock. In October 1994, the Company completed the private placement of 186,664 shares of its 9% Series A Convertible Preferred Stock, par value $1.00 per share (which was later exchanged for Series A-1 Preferred Stock that was converted into 7,466,560 shares of Common Stock simultaneous with the completion of the April Offering) with accompanying warrants to purchase an aggregate of 2,674,506 shares of Common Stock, for an aggregate consideration of $16.8 million (before deduction of estimated offering expenses), including the conversion of $4.3 million of outstanding debt. Of the warrants sold in October 1994, warrants to acquire 1,491,222 shares of Common Stock were exercised by a principal stockholder for an aggregate exercise price of approximately $100,000. See "Principal Stockholders."

     In June 1995, the Company completed a private placement of 227,500 shares of its Series B Preferred Stock with accompanying warrants to purchase an aggregate of 1,584,303 shares of Common Stock, for an aggregate consideration of $22.8 million. In addition, in November 1995, the Company completed a private placement of 50,000 shares of its Series B Preferred Stock together with the exercise of accompanying warrants to purchase 214,286 shares of Common Stock to a principal stockholder for an aggregate consideration of $4.7 million. The Series B Preferred Stock was converted into an aggregate of 9,910,704 shares of Common Stock simultaneous with the completion of the April Offering.

     In connection with the Unit Offering the Company issued the Preferred Stock. Dividends on the Preferred Stock accrue from the date of issuance, are cumulative and are payable quarterly in arrears commencing September 30, 1997, at a rate per annum of 14 3/4% of the liquidation preference per share. Dividends on the Preferred Stock will be paid, at the Company's option, either in cash or by the issuance of additional shares of Preferred Stock; provided, however, that after June 30, 2002, to the extent and for so long as the Company is not precluded from paying cash dividends on the Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is then subject, the Company shall pay dividends on the Preferred Stock in cash.

     AT&T Credit Facility. In October 1994, the Company entered into the AT&T Credit Facility pursuant to which AT&T Credit Corporation has agreed to provide up to $31.2 million in financing for the development and construction of fiber optic local networks by five of the Company's subsidiaries. In connection with each loan made under the AT&T Credit Facility, AT&T Credit Corporation purchased 7.25% of the capital stock of the funded subsidiary, and ACSI pledged the other shares and the assets of the subsidiary to AT&T Credit Corporation as security for the loan. During fiscal 1995, the Company's subsidiaries in Louisville, Fort Worth, Greenville and Columbia entered into loan agreements under the AT&T Credit Facility providing for AT&T Credit Corporation funding of up to $19.8 million in the aggregate, and, in September 1995, the Company's subsidiary in El Paso entered into a loan agreement under the AT&T Credit Facility providing for up to $5.5 million of AT&T Credit Corporation funding. As of June 30, 1997, an aggregate of $30.8 million had been borrowed under these agreements. Principal amounts payable on the AT&T Credit Facility during 1997 are approximately $872,000.

     The Company has entered into negotiations with AT&T Capital Corporation to roll-up the five existing loan agreements comprising the AT&T Credit Facility into one loan agreement to be entered into with the Company, and to be secured by the existing assets of the Company (including the stock, but not the assets, of certain of the Company's subsidiaries) (the "New AT&T Facility"). The Company expects the New AT&T Facility to otherwise be on terms substantially similar to those of the existing AT&T Credit Facility. The maximum aggregate amount of credit available under the proposed New AT&T Facility will not exceed the credit available under the existing AT&T Credit Facility. On June 26, 1997, each of the Company's Subsidiaries that are parties to the AT&T Credit Facility entered into an agreement with AT&T Credit Corporation to waive, for a period of 90 business days commencing on the date thereof, compliance by such subsidiaries with certain covenants contained therein. Such covenants are not expected to be included in the New AT&T Facility.

     On June 11, 1997, the Company notified the trustee under each of the Existing Indentures that, as of June 10, 1997, it had approximately $13.0 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. As of June 30, 1997, the Company had approximately $17.4 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. These overdue amounts constituted Indebtedness of the Company, as that term is defined in each of the Existing Indentures. The incurrence by the Company of such Indebtedness is not permitted under each of the Indentures and, therefore, constituted an Event of Default (as defined in the Existing Indentures) under each Existing Indenture. The Company used a portion of the proceeds of the Unit Offering to pay in full all ordinary course trade accounts payable that were more than 60 days overdue to cure such Event of Default.

EFFECTS OF NEW ACCOUNTING STANDARDS

     During early 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Accounting for EPS, which will become effective December 15, 1997, and will thereafter require the Company to disclose basic earnings (loss) per share in addition to the common stock equivalent disclosure information already required. Early adoption of SFAS No. 128 is not permitted.

     While the Company does not know precisely the impact of adopting SFAS No. 128, the Company does not expect that the adoption of SFAS No. 128 will have a material effect on the Company's consolidated financial statements.

                                    BUSINESS

INDUSTRY OVERVIEW

     The continuing deregulation of the telecommunications industry and technological change have resulted in an increasingly information-intensive business environment. Regulatory, technological, marketing and competitive trends have expanded substantially the Company's opportunities in the converging voice and data communications services markets. Regulatory initiatives, such as the Federal Telecommunications Act, are expected to expand opportunities in the local telecommunications services market, the size of which is estimated to be approximately $100 billion in 1997. Technological advances, including rapid growth of the Internet, the increased use of packet switching technology for voice communications and the growth of multimedia applications, are expected to result in substantial growth in the high-speed data services market to approximately $10 billion by 2000 compared to $1 billion in 1995.

     Dedicated Services. Competition in the local exchange services market began in the mid-1980s. In New York City, Chicago and Washington, D.C., newly formed companies provided dedicated non-switched services by installing fiber optic facilities connecting POPs of IXCs within a metropolitan area and, in some cases, connecting business and government end-users with IXCs. Most of the early CAPs operated limited networks in the central business districts of major cities in the U.S. where the highest concentration of voice and data traffic, including IXC traffic, is typically found. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of higher quality than could be obtained from the ILECs due, in part, to antiquated copper-based facilities used in many ILEC networks.

     Local Switched Voice Services. Initially, CAPs could compete effectively only for special access and private line services to customers in buildings directly connected to their separate networks, but the FCC Interconnection Decisions in 1992 and 1993 allowed CAPs to increase the number of customers and markets serviced significantly without physically expanding their networks. Those Interconnection Decisions also enabled CAPs to provide interstate switched access services in competition with ILECs, which has encouraged the development of the competitive interstate switched access market. The Company believes that competition in this market will be further enhanced because the Federal Telecommunications Act requires (i) removal of state and local entry barriers,
(ii) ILECs to provide interconnections to their facilities, and (iii) access to rights-of-way. In addition, to the extent that ILECs begin to compete with IXCs for long distance services, IXCs may have a competitive incentive to move access business away from ILECs to CLECs, and CLEC market share may increase.

     Data Communications Services. The Company believes that high-speed data communications services represent one of the fastest growing segments of the telecommunications services market, due in part to the continuing proliferation of computers and the increasing need to interconnect these computers via local and wide area networks, the dramatic growth of the Internet and the emergence of multimedia applications. Together, these applications have spawned numerous network technologies and communications protocols to support legacy, current and emerging needs. The domestic network infrastructure currently supporting both voice and data transport requirements, which focuses on IP switching and framed relay services, is being strained by the increasing demand for high-bandwidth transport at both the local and national levels. The Company believes that the increasing volume and complexity of high-speed applications will further strain the domestic network infrastructure and create an opportunity for ACSI to provide a single high-quality ATM-based network capable of consistently supporting diverse data communications needs.

     - Internet Access Services. Businesses are increasingly using the Internet to transmit e-mail, engage in commercial transactions (e.g., electronic commerce) and develop internal communications networks, or "intranets." Increasing business utilization of the Internet has added to the demand for higher-speed access (i.e., services connecting users to the Internet), applications (such as "Web browsers"), increased port capacity and secure network facilities. In addition, this has resulted in significant demand for local and interexchange communications network services, applications software and systems integration services.

     - Frame Relay. Frame relay service is a fast-packet transport solution targeted at LAN-to-LAN and legacy networks. Frame relay service is designed to meet fluctuating, or periodic, data transfer requirements by offering shared virtual bandwidth connectivity at high speed. Frame relay services offer low cost data transmission with generally minimal delay, few errors and high speed performance.

     - ATM. ATM is a high bandwidth service providing virtual networking for voice, data and multimedia traffic. The ability to combine all three media provides opportunities to reduce costs associated with running three separate networks. The major benefits of ATM include providing shared access to trunk bandwidth for multiple applications and application types, minimizing the number of wide area connections needed and supporting user access speeds of at least 1.5 mbps (T-1). The Company expects the growth in demand for frame relay services to slow and the demand for ATM services to increase.

     Internet Services. An increasing number of businesses and individuals have access to the Internet through their personal computers and the use of the modem. Individuals or businesses can connect to the Internet via a modem by calling an ISP's local POP. ISPs connect users to the Internet via leased or owned high-speed dedicated data lines. ISPs also help users install and configure connectivity software and Internet access services. An ISP may offer a commercial user Internet services at various speeds, depending on a customer's needs, via direct connections or leased local lines to a local POP.

COMPANY STRATEGY

     The Company's objective is to become a full service alternative to the ILEC for business, government and institutional end-users in its markets by offering superior products with excellent customer service at competitive prices. In order to achieve this objective, the Company seeks to:

     - Leverage Existing Infrastructure. The Company believes that its integrated telecommunications networks, both its local fiber networks and ACSINet, are capable of providing a broad range of voice and data communications services to its customers. The Company is focusing its efforts on improving penetration in the markets it already serves by continuing to offer additional services. The Company believes that providing switched local voice services permits it to increase the traffic and revenue associated with its networks. As a further example, the Company has filed for requisite state and federal authority to offer calling-card, teleconferencing and other long distance services. In markets in which it does have operational networks, the Company's decision to pursue a resale strategy would position the Company as a full-service provider, capable of providing its customers with a one-stop-shopping alternative to the ILEC. In markets in which it does not currently have an operational network, this resale strategy positions the Company to eventually construct networks in those markets, which networks would benefit immediately from an existing customer base.

     - Develop Direct and Indirect Sales Channels to Commercial End-Users. The Company has divided its sales and marketing efforts into three different channels: direct sales to end-users, sales to IXCs and ISPs and sales of private-label services through alternative distribution channels.

       Direct Sales. The Company's local sales force continues to focus on the commercial end-users in each of the markets it serves. The Company believes that its local, customer-oriented, single point-of-service sales structure facilitates greater customer care in both the sales and customer service processes and helps the Company differentiate itself as a customer-focused telecommunications services provider. The Company's major account sales force targets large national accounts. As of June 30, 1997, the Company's sales force in this area was made up of 153 sales people, which represents an increase of 98 sales people since December 31, 1996, and is expected to increase to 210 sales people by the end of 1997.

       Sales to IXCs and ISPs. The Company sells dedicated services to long distance carriers and ISPs who use the Company's products and services to provide local access for their own products. For example, the Company recently entered into an agreement with MCImetro in which, subject to certain conditions, MCI has agreed to name ACSI as its preferred local provider for dedicated and transport services in 21 ACSI markets for at least a five-year period. See "Recent Developments".

       Sales Through Alternative Distribution Channels. As of August 22, 1997, the Company had executed over 66 sales agency agreements and is actively recruiting additional telecommunications sales agents to market the Company's services. In addition, the Company intends to expand distribution of its services by contracting with IXCs, utilities, CATVs, RBOCs, other ILECs and cellular and other wireless communication providers to resell the Company's products and services under their own private labels. The Company is presently recruiting a dedicated sales force to serve in the support of sales through these and other alternative distribution channels.

     - Market the Company's Services Under the ACSI Brand Name. The Company is establishing the ACSI brand name by marketing and packaging its broad array of communications services directly to end-users. In markets in which it has local networks established, both switched services and data services are marketed under the ACSI brand name; in markets in which the Company has no network installed, it resells local switched services under the ACSI brand name. In both types of markets, the Company also pursues opportunities to bundle its services together to strengthen the ACSI identity as a full-service provider of telecommunications services.

     - Provide Superior Customer Service. The Company is developing and implementing an integrated customer care strategy that is intended to provide a heightened level of responsive customer service across its full range of existing and planned products and services. This strategy comprises infrastructure, training, performance monitoring and image/brand recognition and will serve to leverage the Company's operational support systems, other information/financial systems and customer care organizations. The Company has made significant capital investments in its integrated network management platform which monitors and manages all voice and data network elements. The Company expects to have completed customer care and billing systems by the end of 1998, which are intended to improve the Company's provision of integrated customer service on a cost efficient basis. These and other quality management and improvement programs, when implemented, are expected to enable the Company to differentiate itself in the marketplace by providing a level of customer care and customer service that is of a higher quality than that which is available in today's market.

     - Expand Resale of Exchange Local Voice Services. Management believes that the Company can successfully enter new markets with lower capital investment by acting as a reseller of either local switched voice or data services. This strategy is intended to allow the Company to build brand name awareness and develop a customer base without incurring the initial capital costs typically incurred by facilities-based entrants. This strategy also enables the Company to make capital decisions based on where its customers are most highly concentrated. Once the Company has established a customer base, the Company plans to invest in extending its network infrastructure in those markets that it already serves.

     - Accelerate Financial Return on Incremental Expenditures. The Company is pursuing opportunities that accelerate the return on the Company's invested capital. The Company believes that it will achieve an earlier return on its investment by focusing on new customer application in existing markets rather than continuing to increase the number of new networks built. For this reason, the Company has modified its earlier goal of constructing 50 local networks by the end of 1998, is now evaluating in which additional markets it will construct local networks and is establishing a presence in additional markets through resale of switched services and data POPs. The Company plans to redeploy into customer applications in existing markets the capital that was scheduled to be used to develop those additional networks. While management continues to believe in the long-term return on capital afforded by the constructed networks, it believes that the investment in customer applications will have a more immediate return. As part of this strategy, the Company has also implemented a shift in its incentive-based compensation for a number of its key executives, toward revenue and EBITDA and away from new network development and growth.

ACSI SERVICES

     The Company currently provides, or is actively implementing plans to provide, a wide range of local telecommunications services including dedicated and private line, high-speed data services, including IP switching and managed services, local switched voice services and Internet services. The Company's SONET-based fiber optic local networks are designed to support this wide range of enhanced communications services, provide increased network reliability and reduce costs for its customers.

     Dedicated Services. During 1996, dedicated and private line services for IXCs and other carriers generated a substantial portion of the Company's revenues, with the remaining revenues generated from business and government end-users. The Company's dedicated services provide high capacity non-switched interconnections: (i) between POPs of the same IXC; (ii) between POPs of different IXCs; (iii) between large business and government end-users and their selected IXCs; (iv) between an IXC POP and a ILEC central office or between two ILEC central offices; and (v) between different locations of business or government end-users.

     - Special access services. Special access services provide a link between an end-user location and the POP of its IXC, or links between IXC POPs, thus bypassing the facilities of the ILEC. These services, which may be ordered by either the long distance customer or directly by its IXC, typically provide the customer better reliability, shorter installation intervals, and lower costs than similar services offered by the ILEC. Customer charges are based on the number of channel terminations, fixed and mileage-sensitive transport charges, and costs for any services required to multiplex circuits.

     - Switched transport services. Switched transport services are offered to IXCs that have large volumes of long distance traffic aggregated by a ILEC switch at a central office where the CAP has collocated its network. The Company provides dedicated facilities for transporting these aggregated volumes of long distance traffic from the ILEC central office to its POP or between ILEC central offices. The flat monthly charge to the IXC is typically lower than the transport fees charged by the ILEC, which is typically lower than special access services that include a charge for terminating the traffic at the end-user's location and/or the IXC POP in addition to the transport charges.

     - Private line services. Private line services provide dedicated facilities between two end-user locations in the same metropolitan area (e.g., a central banking facility and a branch office or a manufacturing facility and its remote data processing center) and are priced like special access services (channel termination charges plus transport and any associated multiplexing charges). The Company expects the demand for private line service to increase in conjunction with higher bandwidth customer applications.

     Local Switched Voice Services. As of the date hereof, the Company is offering local switched voice services using its own facilities in Columbus, Georgia; Montgomery, Alabama; Birmingham, Alabama; Ft. Worth, Texas; Louisville, Kentucky; Little Rock, Arkansas; Albuquerque, New Mexico; Tucson, Arizona; and New Orleans, Louisiana. In April 1997, the Company began providing local switched services on a resale basis in 15 markets. As of August 22, 1997, the Company is offering local switched services on a resale basis in 31 markets and plans to expand further the number of markets in which it is reselling local switched services throughout 1997 and the first quarter of 1998. As an adjunct to its local switched services, the Company anticipates providing calling card and other interLATA serevices by the fourth quarter of 1997.

     The Company's local switched voice services include telephone exchange service, including optional enhanced services such as call waiting, caller ID and three-way conference calling; switching traffic between ACSI's switch and a business customer's PBX and routing local, intraLATA and interLATA phone calls according to the customers' specific requirements; providing local dial tone services with functionality such as free internal communications, call forwarding, call transfer, conference call and speed dialing; ISDN data services; and origination and termination of long distance traffic between a customer premise and interexchange carrier via shared trunks utilizing the Company's local switch.

     During the first quarter of 1997, the Company began generating revenues from its enhanced voice services that are currently being offered to small and mid-sized business and government end-users in a limited number of its local network markets. The Company's goal is to expand its enhanced voice service offerings and customer base. The Company's enhanced voice services include its First Line and First Line Plus messaging products and services under the brand names Virtualine and Virtualine 800, including basic voice messaging, follow-me call routing, virtual calling card services, fax services, e-mail and paging notification services, and automated attendant services.

     High-Speed Data Services. ACSINet, the Company's coast-to-coast, leased broadband data communications network, supports the following Company services:

     - ACSINet Internet Access Service. The Company provides public Internet connectivity and IP transport for the business and reseller communities. This service is targeted to local and regional ISPs and corporate Internet users requiring dedicated access. The service operates over the ACSINet DS3 (45 Mbps) backbone, a fully-meshed, coast-to-coast network with Internet connectivity at multiple network access points (NAPs) to ensure continuous availability to the Internet.

     - Managed Services. These services include design, installation, maintenance, hardware (such as switches, routers and modems), configuration management (such as maintaining consistent versions of the router software and deploying consistent configurations) and overall network management for a customer's network. The Company's managed services are designed to eliminate many of the timing, coordination and inter-operability issues that arise in installations requiring multiple vendors.

     - Frame Relay. Frame relay service is provided to end-users with LAN-to-LAN and legacy networks, allowing them to share virtual bandwidth connectivity at high speed. Frame relay services offer low cost data transmission with generally minimal delay, few errors and high speed performance. As users' requirements expand into multimedia applications, which require higher bandwidth, frame relay offers a natural migration path to ATM.

     - ATM. The Company's ATM services include native speed LAN connectivity, diagnostic imaging, video-conferencing and other high-bandwidth applications.

     Internet Services. Principally through the Cybergate Acquisition, the Company has begun to offer high-speed data communications services, including computer network connections and related infrastructure services, to allow both commercial and residential customers to have access to the Internet through their personal computers and the use of a modem.

IMPLEMENTATION OF INTEGRATED NETWORK

     The Company has developed an integrated communications network consisting of SONET-based fiber optic local networks, a coast-to-coast, leased broadband data communications network and local central office switching facilities.

     Local Network Development. Digital fiber optic telecommunications networks generally offer faster and more accurate transmissions for all data and voice communications than analog telecommunications systems or digital transmission systems using copper wire, which continues to be used in varying degrees by the ILECs. Fiber optic networks also generally require less maintenance than copper wire or microwave facilities of comparable transmission capacity, thereby decreasing operating costs. Because ACSI is employing the latest digital transmission technology in its local networks, these SONET-based fiber optic networks will have substantial additional capacity, and further increases in capacity can be achieved through a change in electronics. The Company believes it will be able to use its local CLEC networks to provide a wide range of telecommunications services with only incremental facilities costs. Key elements of the Company's local network development plan include: (i) thoroughly analyzing potentially favorable markets for development; (ii) seeking authorizations from public and private entities for rights-of-way; and (iii) efficiently implementing construction plans in a timely manner, thereby allowing the Company to gain a competitive position in the chosen market.

     - Site Selection. Before deciding to enter a market, the Company conducts a detailed feasibility study to determine the potential size of the market, existing competition within the market, the Company's ability to obtain municipal authorizations, including franchises and access to rights-of-way, and the relative ease of market entry from a local and state regulatory standpoint. The rights-of-way assessment, done by independent telecommunications consultants, determines whether another CAP/CLEC network is under construction or ready to construct in the target market, the availability of economical rights-of-way, the local utility's receptiveness to allow use of its rights-of-way, the topology of the city, concentrations of commercial real estate, and the local city permit and franchise requirements. The market or end-user survey, also done by independent telecommunications consul-tants, identifies the significant commercial and government end-users in the target service areas. Individual telephone and/or face-to-face interviews are then conducted with potential end-users, focusing on those anticipated to have the largest business volume. The interviews determine the end-user's receptiveness to using a competitor to the ILEC, the telecommunications requirements of such end-user, current pricing by the ILEC and other relevant information. This "bottom up" sizing of the target service areas provides an estimate of the prospective business by building and by customer.

     - Rights-of-Way. As part of its due diligence on a market during its site selection process, the Company seeks municipal authorizations (such as franchises, licenses, or permits) to construct and operate its network within the public rights-of-way. The duration of this approval process can vary from less than three months to several years, depending on the specific legal, administrative, and political factors existing in that market. The initial term of these municipal approvals, once granted, may range from as few as five years to as many as 25 years, and such approvals typically may be renewed for additional terms. See "Risk Factors -- Dependence on Rights-of-Way and Other Third Party Agreements" and "-- Effect of Regulation."

       Concurrently with its seeking municipal authorizations, the Company initiates discussions with electric or gas utilities, CATVs and other private providers of rights-of-way and/or facilities that may be used by the Company for installation of its network. These discussions are intended to result in agreements that allow the Company to make use of those parties' fiber optic cables (such as indefeasible rights of use), the underground conduits, distribution poles, transmission towers, and building entrances. The Company's ability to enter into such agreements can have a material impact on the Company's capital costs for network construction and the speed with which the Company can construct its networks. Additionally, obtaining such agreements facilitates the Company's ability to expand efficiently beyond the central business district to serve additional end-users in its markets. The term of such agreements is typically ten to 25 years, with renewal terms of five to 15 years. The Company believes that the experience of members of its senior management team in negotiating such agreements gives it a competitive advantage over other CLECs that have less experience in successfully negotiating such agreements.

     - Implementation of Local Network Construction. The Company initially builds a one- to three-mile SONET-based fiber loop in the central business district or a discrete area outside of the central business district of a given target market. This network provides the users with lower costs, fiber optic clarity, diversity of access, and fault tolerant reliability of service, with automatic stand-by and rerouting in the event of operator, system or network failure. The Company's networks are then expanded into suburban business areas and other ILEC central offices to serve additional customers. These expansions may be in excess of 100 route miles. The Company utilizes outside contractors to construct its networks.

       The Company, through outside consultants, prepares preliminary and final engineering studies for the initial portions of its local networks prior to obtaining municipal authorizations required to begin network construction. This process enables the Company to initiate network construction activities immediately upon receipt of municipal authorizations. Outside plant construction of a typical downtown network will take from four to six months, depending on various factors. The Company also coordinates collocation with the ILEC's downtown central office and interconnections with selected IXC POPs with other construction milestones, reducing overall network development costs and allowing the Company to initiate operations at an earlier date.

       Following completion of its initial network and the commencement of network operations, the Company's local staff, in consultation with personnel at the Company's headquarters, designs expansion routes that will enable the Company to reach additional end-users and to interconnect with additional ILEC central offices outside the central business district or the targeted construction area. Construction of these expansion routes is typically done under agreements with third party rights-of-way providers as described above, but in some instances the Company constructs its own new facilities (typically by trenching or directional boring) where third party facilities (whether aerial or underground) do not exist or are not available for use by the Company. The Company also constructs lateral network facilities from its fiber optic backbone to provide on-network service to its customers. In some instances, the Company will design and construct some or substantially all of its routes outside the central business district concurrently with the construction of the downtown network, increasing the speed of overall network construction and, in the Company's opinion, creating a competitive advantage over other CLECs that may have entered or are seeking to enter the market. To the extent possible, the Company engages the third party right-of-way provider to install ACSI's cable in or on the third party's facilities, usually at a lower cost and with greater speed than that obtained by using outside contractors.

       The Company's network management center in Annapolis Junction, Maryland monitors all of the Company's networks from one central location. Centralized electronic monitoring and control of the Company's networks allows the Company to avoid duplication of this function in each city. This consolidated operations center also helps to reduce the Company's per customer monitoring and customer service costs, such that they are lower than would be available if monitored on a single-city basis. The Company also plans to use this facility to monitor the performance of data and switched voice services. During 1996, the Company performed various network management services for other telecommunications service providers and plans to continue to offer these services on a limited basis.

     A critical element of the Company's local network development plan is integrating the Company's local networks with ACSINet, its coast-to-coast leased broadband data communications network.

     Implementation of Local Switched Voice and High-Speed Data Services. Where technically feasible and economically practicable, the Company intends to deploy a hubbed switching strategy by using Company-owned or leased switch capacity in a large, centrally located market to provide services within that market and to serve several other markets located within the same geographical area via remote switching modules. By aggregating switched traffic from multiple small markets through a central hub switch, the Company also expects to realize reduced operating expenses associated with switch engineering and maintenance.

     The Company is implementing local switched services through a combination of facilities-based services and resale of ILEC services. As of the date hereof, the Company has installed central office switching facilities in Columbus, Georgia; Montgomery, Alabama; Birmingham, Alabama; Ft. Worth, Texas; Louisville, Kentucky; Little Rock, Arkansas; Albuquerque, New Mexico; Tucson, Arizona; and New Orleans, Louisiana. The Company expects to have switches installed in a total of 16 markets by December 1997. Toward this end, the Company had long-term lease commitments for nine initial switches as of June 30, 1997. As of August 22, 1997, the Company is offering local switched services on a resale basis in 31 markets and plans to expand further the number of markets in which it is reselling local switched services throughout 1997 and the first quarter of 1998.

     In December 1996, the Company deployed ACSINet, a coast-to-coast, leased broadband data communications backbone network via leased inter-city fiber connections on which customers' high-speed data and multimedia traffic may be transported at a high-quality level on a cost-effective basis. ACSI believes its ATM-based high bandwidth network will be capable of simultaneously supporting IP switching, frame relay and multimedia applications. This technology will allow network customers to migrate transparently from lower speed services to high bandwidth services, as their data communications requirements expand.

COMPETITION

     Dedicated Services. The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company provides dedicated services to large business and government end-users. In each of the metropolitan areas to be served by the Company's networks, the Company's dedicated services will compete principally with the dedicated services offered by the ILEC. The ILECs, as the historical monopoly providers of local access and other services, have long-standing relationships with their customers and have financial and technical resources substantially greater than those of the Company. The ILECs also offer certain services that the Company cannot currently provide without first obtaining requisite regulatory approvals. See "-- Regulation."

     Competition for dedicated services is based on price, quality, network reliability, customer service, service features and responsiveness to the customer's needs. The Company believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the ILECs, which may have not yet fully deployed fiber optic networks in many of the Company's target markets. The Company currently prices its services at a modest discount compared to the prices of the ILEC while providing what the Company believes is a higher level of customer service. The Company's fiber optic networks will provide both diverse access routing and redundant electronics, design features not widely deployed by the ILEC's networks (which were originally designed in tree and branch or star configurations).

     Other potential competitors of the Company include CATVs, public utilities, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, teleports, private networks built by large end-users, and other CLECs. With the passage of the Federal Telecommunications Act and the entry of RBOCs into the long distance market, the Company believes that IXCs may be motivated to construct their own local facilities and/or resell the local services of ACSI's competitors. For example, AT&T has announced its intention to offer local services and has filed for state certification in markets which include, among others, several of the Company's markets. See "Risk Factors -- Competition." Other CLECs or CATVs currently are competitors in various markets in which the Company has networks in operation or under construction. Based on management's experience at other CLECs, it is believed the initial market entrant with an operational fiber optic CLEC network generally enjoys a competitive advantage over other CLECs that later enter the market. The Company expects that there will be other CLECs operating in most, if not all, of its target markets and that some of these CLECs may have networks in place and operating before the Company's network is operational. While it is generally believed within the CLEC industry that being the first market entrant to offer services typically enhances that CLEC's competitive advantage relative to CLECs that enter the market at a later time, the Company recognizes that in some instances it may have other competitive advantages (such as a superior right-of-way arrangement or large customer commitments) that it believes outweigh another CLEC's first-to-market advantage; in these instances, the Company may elect to enter a market where an established CLEC already exists.

     High-Speed Data Services. The Company's competitors for high-speed data services include major IXCs, other CLECs, and various providers of niche services (e.g., Internet access providers, router management services and systems integrators). In general, none of these competitors currently offers a comprehensive solution for a customer's potential data service requirements, a core premise of the Company's data strategy. The Company intends to pursue arrangements with other data service providers to leverage each entity's strengths in a given market or segment of the service chain by bundling elements of complete data solutions (i.e., bundle its local access and frame relay services with an IXC's longhaul transport services). The interconnectivity of the Company's markets will create additional competitive advantages over other data service providers that must obtain local access from the ILEC or another CLEC in each market or that cannot obtain intercity transport rates on as favorable terms as the Company.

     There is significant competition for Internet access and related services in the United States, with few barriers to entry. The Company expects that competition will increase as existing services and network providers and new entrants compete for customers. ACSI's current and future competitors include telecommunications companies, including the RBOCs, IXCs, CLECs and CATVs, and other Internet access providers, such as UUNET Technologies, Inc., Advanced Network & Services, Inc., BBN Corporation, NETCOM On-Line Communications Services, Inc. and PSINet Inc. Many of these competitors have greater financial, technical, marketing and human resources, more extensive infrastructure and stronger customer and strategic relationships than ACSI. The Company believes that it will have a competitive advantage in offering Internet access services to those ISPs and commercial customers in markets where ACSI has local fiber optic network facilities relative to other Internet access providers that must purchase local loop access from the ILEC, ACSI or another CLEC in that market. Additionally, ACSI believes that customers with operations in multiple locations served by ACSI local fiber optic networks will find single-source Internet access services from ACSI more cost effective.

     All of the seven original RBOCs offer at least some basic frame relay service. The Company believes that most IXCs offer substantial domestic and international frame relay service, generally positioned to provide significant savings over traditional private lines. Other frame relay service providers include WorldCom, Inc. and Intermedia Communications. A number of companies, primarily CLECs, have announced plans to offer frame relay service. ATM offerings are only beginning to emerge. ATM service is currently being offered by most of the original RBOCs, WorldCom, Inc., AT&T, MCI, Sprint and WilTel, Inc. A number of other data communications providers, CLECs and facilities-based CATVs have announced their intentions to offer ATM services in the future.

     A number of equipment vendors, systems integrators and Internet access and service providers offer components of managed services. The Company believes that it will have a competitive advantage over those managed services providers that do not have local loop facilities.

     Local Switched Voice Services. In all of the markets where the Company is currently operating or plans to operate, the ILEC currently is a de facto monopoly provider of local switched voice services, including enhanced voice services. The Company expects that the Federal Telecommunications Act will enable CLECs, CATVs, electric utilities, cellular and wireless providers, and others to offer local switched voice services in competition with the ILECs in the Company's target markets. The Company believes that its strategy to leverage its basic network infrastructure into higher margin service offerings, migrating to local switched voice services, will allow it to procure a profitable share of the market. The Company's ability to cross-market services will create opportunities to increase margins by migrating customers from off-network to on-network status. As the number of end-users in a given off-network building increases for all service offerings, the economics improve to the point where the capital costs of connecting the building to ACSI's network are more than covered by the increased margins represented by retaining the portion of customer revenue paid out to the ILEC.

     Competition for enhanced voice services primarily consists of basic voice mail services offered by ILECs and cellular providers in connection with their core offerings and customer premise-based voice mail platforms. The voice mail offerings of the ILECs typically have limited features and flexibility compared to the services contemplated by the Company; thus, the Company believes its enhanced voice messaging services and focused sales efforts should be able to penetrate effectively those segments of the small and mid-sized business market that require more features and/or flexibility than services offered by the ILECs. Customer premise-based platform voice mail offerings typically require a relatively large up front capital investment and recurring maintenance costs and are generally marketed to large companies rather than the small and mid-sized end-users targeted by the Company.

     Internet Services. The market for Internet access services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company has entered this market principally through the Cybergate Acquisition and believes that its ability to compete successfully will depend upon a number of factors, including market presence; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of introductions of new products and services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends.

     The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company expects to compete directly or indirectly with the following categories of companies:
(1) other international, national and regional commercial Internet service providers; (2) established on-line services companies that currently offer or are expected to offer Internet access; (3) computer hardware and software and other technology companies; (4) IXCs; (5) RBOCs; (6) CATVs; and (7) nonprofit or educational Internet service providers. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage in this services market.

REGULATION

  Overview

     The Company's services are subject to federal, state and local regulation. The FCC exercises jurisdiction over all facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over the Company's facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments may require the Company to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate its networks.

  Federal Regulation

     The Federal Telecommunications Act. On February 1, 1996, the U.S. Congress enacted comprehensive telecommunications reform legislation, which the President signed into law as the Federal Telecommunications Act on February 8, 1996. The Company believes that this legislation is likely to enhance competition in the local telecommunications marketplace because it (i) removes state and local entry barriers, (ii) requires ILECs to provide interconnections to their facilities, (iii) facilitates the end-users' choice to switch service providers from ILECs to CLECs such as the Company and (iv) requires access to rights-of-way. The legislation also will tend to enhance the competitive position of the ILECs and increase local competition by IXCs, CATVs and public utility companies. Under the Federal Telecommunications Act, ILECs have substantial new pricing flexibility; RBOCs have regained the ability to provide long distance services and have obtained new rights to provide certain cable TV services; IXCs are permitted to construct their own local facilities and/or resell local services; and state laws can no longer require CATVs to obtain a franchise before offering telecommunications services nor permit CATVs' franchise fees to be based on their telecommunications revenues. In addition, under the Federal Telecommunications Act all utility holding companies are permitted to diversify into telecommunications services. See "Risk
Factors -- Competition."

     The Federal Telecommunications Act requires all telecommunications carriers (including ILECs and CLECs (such as the Company)): (i) not to prohibit or unduly restrict resale of their services; (ii) to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings; (iii) to afford access to poles, ducts, conduits and rights-of-way; and (iv) to establish reciprocal compensation arrangements for the transport and termination of telecommunications. It also requires incumbent ILECs to provide interconnection (a) for the transmission and routing of telephone exchange service and exchange access, (b) at any technically feasible point within the ILEC's network, (c) that is at least equal in quality to that provided by the ILEC to itself, its affiliates or any other party to which the ILEC provides interconnection, and (d) at rates, terms and conditions that are just, reasonable and nondiscriminatory. ILECs also are required under the new law to provide nondiscriminatory access to network elements on an unbundled basis at any technically feasible point, to offer their local telephone services for resale at wholesale rates, and to facilitate collocation of equipment necessary for competitors to interconnect with or access the unbundled network elements.

     In addition, the Federal Telecommunications Act requires RBOCs to comply with certain safeguards and offer interconnections that satisfy a prescribed 14-point checklist before the RBOCs are permitted to provide in-region interLATA (i.e. long distance) services. Subject to FCC approval, RBOCs may manufacture telecommunications equipment, originate interLATA telecommunications services, and provide interLATA information services. The safeguards are designed to ensure that the RBOCs' competitors have access to local exchange and exchange access services on nondiscriminatory terms and that subscribers of regulated non-competitive RBOC services do not subsidize their provision of competitive services. The safeguards also are intended to promote competition by preventing RBOCs from using their market power in local exchange services to obtain an anti-competitive advantage in the provision of other services. On December 24, 1996, the FCC adopted a number of procedures to provide greater protection against cross-subsidization and clarified the use of the prevailing price method for transaction valuation.

     Two RBOCs, Ameritech and Southwestern Bell ("SBC"), have filed applications with the FCC for authority to provide in-region interLATA service. Both applications have been denied by the FCC. Other RBOCs have begun the process to provide in-region interLATA service by filing with state commissions notice of their intent to file at the FCC. In addition, on July 2, 1997, SBC filed suit in U.S. District Court in Wichita Falls, Texas challenging the constitutionality of the provision of the Telecommunications Act governing RBOC entry into in-region long distance markets.

     FCC Rules Implementing the Local Competition Provisions of the Federal Telecommunications Act. On August 8, 1996, the FCC released a First Report and Order, a Second Report and Order and a Memorandum Opinion and Order in its CC Docket 96-98 (combined, the "Interconnection Orders") that established a framework of minimum, national rules enabling state Public Service Commissions ("PSCs") and the FCC to begin implementing many of the local competition provisions of the Federal Telecommunications Act. In its Interconnection Orders, the FCC prescribed certain minimum points of interconnection necessary to permit competing carriers to choose the most efficient points at which to interconnect with the ILECs' networks. The FCC also adopted a minimum list of unbundled network elements that ILECs must make available to competitors upon request and a methodology for states to use in establishing rates for interconnection and the purchase of unbundled network elements. The FCC also adopted a methodology for states to use when applying the Federal Telecommunications Act's "avoided cost standard" for setting wholesale prices with respect to retail services.

     The following summarizes the key issues addressed in the Interconnection Orders.

     - Interconnection. ILECs are required to provide interconnection for telephone exchange or exchange access service, or both, to any requesting telecommunications carrier at any technically feasible point. The interconnection must be at least equal in quality to that provided by the ILEC to itself or its affiliates and must be provided on rates, terms and conditions that are just, reasonable and nondiscriminatory.

     - Access to Unbundled Elements. ILECs are required to provide requesting telecommunications carriers with nondiscriminatory access to network elements on an unbundled basis at any technically feasible point on rates, terms, and conditions that are just, reasonable and nondiscriminatory. At a minimum, ILECs must unbundle and provide access to network interface devices, local loops, local and tandem switches (including all software features provided by such switches), interoffice transmission facilities, signaling and call-related database facilities, operations support systems and information and operator and directory assistance facilities. Further, ILECs may not impose restrictions, limitations or requirements upon the use of any unbundled network elements by other carriers.

     - Methods of Obtaining Interconnection and Access to Unbundled
       Elements. ILECs are required to provide physical collocation of equipment necessary for interconnection or access to unbundled network elements at the ILEC's premises, except that the ILEC may provide virtual collocation if it demonstrates to the PSC that physical collocation is not practical for technical reasons or because of space limitations.

     - Pricing Methodologies. New entrants were required to pay for interconnection and unbundled elements at rates based on the ILEC's Total Element Long-Run Incremental Cost ("TELRIC") of providing a particular network element plus a reasonable share of forward-looking joint and common costs, and may include a reasonable profit. However, as discussed below, these rules were first stayed, and later vacated, by the U.S. Court of Appeals for the Eighth Circuit.

     - Access Charges for Unbundled Switching and Access Charge Reform. IXCs which order unbundled switching elements temporarily were required to pay an access charge to an ILEC when the ILEC provides exchange access service. Access charges also must be paid when an IXC originates or terminates interexchange traffic to a customer to which it provides local services by reselling ILEC exchange services. However, a series of access charge reforms were announced by the FCC on May 7, 1997. See "-- Other Regulation -- Access Charges" below.

     - Resale Pricing. ILECs are required to offer for resale any telecommunications service that the carrier provides at retail to subscribers who are not telecommunications carriers. PSCs were required to identify which marketing, billing, collection and other costs will be avoided or that are avoidable by ILECs when they provide services on a wholesale basis and to calculate the portion of the retail rates for those services that is attributable to the avoided and avoidable costs. However, as discussed below, the specific federal pricing requirements were stayed, and later vacated, by the U.S. Court of Appeals for the Eighth Circuit.

     - Transport and Termination Charges. The FCC rules required that LEC charges for transport and termination of local traffic delivered to them by competing LECs must be cost-based and should be based on the LECs' TELRIC cost of providing that service. However, as discussed below, the FCC's pricing and costing rules were first stayed, and later vacated, by the U.S. Court of Appeals for the Eighth Circuit.

     - Access to Rights-of-Way. The FCC established procedures and guidelines designed to facilitate the negotiation and mutual provision of nondiscriminatory access by telecommunications carriers and utilities to their poles, ducts, conduits, and rights-of-way. Expedited dispute resolution procedures are set forth should good faith negotiations fail.

     - Universal Service Reform. All telecommunications carriers, including the Company, are required to contribute funding for universal service support, on an equitable and nondiscriminatory basis, in an amount sufficient to preserve and advance universal service pursuant to a specific or predictable universal service funding mechanism. The Company cannot at this time predict the level of its mandatory contribution, but the Company believes that it will likely be a significant expenditure. On May 8, 1997, the FCC released an order implementing these requirements by reforming its existing access charge and universal service rules. See
       "-- Other Regulation -- Universal Service Reform" below.

     Most provisions of the Interconnection Orders were appealed. Numerous appeals were consolidated for consideration by the U.S. Court of Appeals for the Eighth Circuit (captioned Iowa Utilities Board v. FCC). The Court of Appeals thereupon stayed the effectiveness of most of the pricing and costing provisions of FCC rules adopted in the Interconnection Orders. On July 18, 1997, the Court of Appeals released its decision regarding issues raised in the consolidated appeals of the Interconnection Orders. A non-exclusive list of decisions rendered include that:

     - The FCC exceeded its jurisdiction in establishing rules governing the prices that ILECs may charge competitors for interconnection, unbundled access and resale. The Court ruled that the authority to establish prices for local communications facilities and services is reserved to the States and, thus, vacated the FCC's pricing rules (except as they apply to CMRS providers).

     - The FCC's "pick and choose" rule, which allows competitors to select terms of previously approved interconnection agreements for their own use, conflicts with the purposes of the Federal Telecommunications Act, and also was vacated.

     - The FCC lacks authority to hear formal complaints which involve the review and/or enforcement of certain terms of local interconnection agreements approved by State commissions.

     - The FCC lacks authority to require interconnection agreements which were negotiated before the enactment of the Federal Telecommunications Act to be submitted for State commission approval.

     - The FCC may not adopt a blanket requirement that State interconnection rules must be consistent with the FCC's regulations.

     - The FCC correctly concluded that ILEC operations support systems, operator services and vertical switching features qualify as network elements that are subject to the unbundling requirements of the Federal Telecommunications Act.

     - The FCC's definition of "technically feasible" was upheld for purposes of deciding where ILECs must permit interconnection by competitors, but the FCC's use of this term to determine what elements must be unbundled was rejected.

     - The FCC erred in deciding that ILECs could be required by competitors to provide interconnection and unbundled network elements at levels of quality which exceed those levels at which ILECs provide such services to themselves.

     - The FCC cannot require ILECs to recombine network elements for competitors, but competitors may recombine such network elements themselves as necessary to provide telecommunications services.

     - Claims that the unbundling rules effected an unconstitutional taking were not decided because they were either raised by parties which lacked standing or were not ripe for review.

     - FCC rules and policies regarding the ILECs' duty to provide for physical collocation of equipment were upheld.

     - The FCC's rules requiring ILECs to allow the resale of promotional prices lasting more than 90 days were upheld.

The Interconnection Decisions, and resulting local interconnection rules, were vacated in part consistent with these decisions. A companion appeal (captioned Competitive Telecommunications Association v. FCC) was decided on June 27, 1997. In the latter case, the court upheld the FCC's decision that the term "interconnection" as used in the Federal Telecommunications Act relates to physical access, and does not include transmission and routing services as well. The Company expects that parties will seek rehearing of the panel decisions by the full Eighth Circuit, or seek review of the appellate decisions by the U.S. Supreme Court. The Company cannot predict whether the Eighth Circuit decisions will stand, or what actions the FCC may or may not take in response to these appellate decisions. Notably, the FCC recently made the use of forward looking, economic costs for the pricing of local interconnection, transport and termination and unbundled network elements, a temporary condition of its approval of the merger of Bell Atlantic and NYNEX. Similarly, the FCC indicated in its denial of Ameritech's application for in-region long distance authority that an RBOC's use of such forward looking, economic costs is relevant to the issue of whether it has satisfied the conditions necessary for approval of such an application.

     Other Regulation. In general, the FCC has a policy of encouraging the entry of new competitors, such as the Company, in the telecommunications industry and preventing anti-competitive practices. Therefore, the FCC has established different levels of regulation for dominant carriers and nondominant carriers. For domestic common carrier telecommunications regulation, large ILECs such as GTE and the RBOCs are currently considered dominant carriers, while CLECS such as the Company are considered nondominant carriers.

     - Tariffs. As a nondominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization. Services of nondominant carriers have been subject to relatively limited regulation by the FCC, primarily consisting of the filing of tariffs and periodic reports concerning the carrier's interstate circuits and deployment of network facilities. With the exception of informational tariffs for operator-assisted services, on October 31, 1996, the FCC announced that all nondominant IXCs may cancel their tariffs for domestic, interstate interexchange services within nine months of the effective date of the order. However, the FCC's interexchange de-tariffing order was stayed by the U.S. Court of Appeals for D.C. on February 13, 1997. In addition, tariffs are still required to be filed for international services. On June 19, 1997, the FCC issued an order granting petitions filed by Hyperion and Time-Warner to provide CLECs the option to cease filing tariffs for interstate interexchange access tariffs and has proposed to make the withdrawal of CLEC access service tariffs mandatory. However, nondominant carriers like the Company must offer interstate services on a nondiscriminatory basis, at just and reasonable rates, and remain subject to FCC complaint procedures.

       Pursuant to these FCC requirements, the Company has filed and maintains tariffs for its interstate services with the FCC. All of the interstate access and retail "basic" services (as defined by the FCC) provided by the Company are described therein. "Enhanced" services (as defined by the FCC) need not be tariffed. The Company believes that its enhanced voice and Internet services are "enhanced" services which need not be tariffed. The Company has not yet decided whether it will elect to cease filing interstate interexchange access tariffs.

       Nondomestic carriers such as the Company also are required to obtain FCC authorization pursuant to Section 214 of the Communications Act before providing international communications services. The Company recently applied to the FCC for authority to provide voice and data communications services between the United States and all foreign points.

     - ILEC Price Cap Regulation Reform. In 1991, the FCC replaced traditional rate of return regulation for large ILECs with price cap regulation. Under price caps, ILECs can only raise prices for certain services, including interconnection services provided to CLECs, by a small percentage each year. In addition, there are constraints on the pricing of ILEC services that are competitive with those of CLECs. On September 14, 1995, the FCC proposed a three-stage plan that would substantially reduce ILEC price cap regulation as local markets become increasingly competitive and ultimately would result in granting ILECs nondominant status. The FCC proposed immediate elimination of the lower service band index limit on price reductions within service categories, modification of tariff filing requirements and revision of the structure of price cap baskets. The FCC also sought comment on whether ILECs should be permitted to expand use of volume and term discount plans. Adoption of the FCC's proposal to reduce significantly its regulation of ILEC pricing would significantly enhance the ability of ILECs to compete against the Company and could have a material adverse effect on the Company. The FCC released an order on December 24, 1996 which adopted certain of these proposals, including the elimination of the lower service band index limits on price reductions within the access service category. The FCC's December 1996 order also eased the requirements necessary for the introduction of new services. On May 7, 1997, the FCC took further action in its CC Docket No. 94-1 updating and reforming its price cap plan for incumbent LECs. The changes require price cap LECs to reduce their price cap indices by 6.5 percent annually, less an adjustment for inflation. The FCC also eliminated rules that require incumbent LECs earning more than certain specified rates of return to "share" portions of the excess with their access customers during the next year in the form of lower access rates. These actions could have a significant impact on the interstate access prices charged by the ILECs with which the Company competes.

     - Access Charges. The FCC has granted ILECs significant flexibility in pricing their interstate special and switched access services on a specific central office by central office basis. Under this pricing scheme, ILECs may establish pricing zones based on access traffic density and charge different prices for each zone. The Company anticipates that this pricing flexibility will result in ILECs lowering their prices in high traffic density areas, the probable area of competition with the Company. The Company also anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnections and competitors increases. On May 7, 1997, the FCC took action in its CC Docket No. 96-262 to reform the current interstate access charge system. The FCC adopted an order which makes various reforms to the existing rate structure for interstate access that are designed to move access charges, over time, to more economically efficient rate levels and structures. The following is a nonexclusive list of actions announced by the FCC:

       Subscriber Line Charge ("SLC"). The maximum permitted amount which an incumbent may charge for SLC's on certain lines was increased. Specifically, the ceiling was increased significantly for second and additional residential lines, and for multi-line business customers. SLC ceiling increases will begin in July 1997 and be phased-in over a two-year period.

       Presubscribed Interchange Carrier Charge ("PICC"). The FCC created a new PICC access charge rate element. The PICC is a flat-rated, per-line charge that is recovered by LECs from IXCs. The charge is designed to recover common line revenues not recovered through SLCs. Effective January 1, 1998, the maximum permitted PICC charge will be $0.53 per month for primary residential lines and $1.50 per month for second and additional residential lines. The initial maximum PICC for multi-line business will be $2.75. The ceilings will be permitted to increase over time.

       Carrier Common Line Charge ("CCL"). As the ceilings on the SLCs and PICCs increase, the per-minute CCL charge will be eliminated. Until then, the CCL will be assessed on originating minutes of use. Thus, incumbent LECs will charge lower rates for terminating then originating access. In addition, Long Term Support ("LTS") payments for universal service will be eliminated from the CCL charge.

       Local Switching. Effective January 1, 1998, incumbent LECs subject to price-cap regulation will be required to move non-traffic-sensitive ("NTS") costs of local switching associated with line ports to common line and recover them through the common line charge discussed above. Local switching costs attributable to dedicated trunk ports must be moved to the trunking basket and recovered through flat-rate monthly charges.

       Transport. The "unitary" rate structure option for tandem-switched transport will be eliminated effective July 1, 1998. For price cap LECs, additional rate structure charges will become effective on January 1, 1998, which will alter the recovery of certain NTS costs of tandem-switching and multiplexing and the minutes-of-use assumption employed to determine tandem-switched transport prices. Also effective January 1, 1998, certain costs currently recovered through Transport Interconnection Charge ("TIC") will be reassigned to specified facilities charges. The reassignment of tandem costs currently recovered through the TIC to the tandem switching charge will be phased in evenly over a three-year period. Residual TIC charges will be recovered in part through the PICC, and price cap reductions will be targeted at the per-minute residual TIC until it is eliminated.

       In other actions, the FCC clarified that incumbent LECs may not assess interstate access charges on the purchasers of unbundled network elements or information services providers (including ISPs). Further regulatory actions affecting ISPs are being considered in a notice of inquiry released December 24, 1996. The FCC also decided not to adopt any regulations governing the provision of terminating access by CLECs. ILECs also were ordered to adjust their access charge rate levels to reflect contributions to and receipts from the new universal service funding mechanisms.

       The FCC also announced that it will, in a subsequent Report and Order to be issued during summer 1997, provide detailed rules for implementing a market-based approach to further access charge reform. That process will give incumbent LECs progressively greater flexibility in setting rates as competition develops, gradually replacing regulation with competition as the primary means of setting prices. The FCC also adopted a "prescriptive safeguard" to bring access rates to competitive levels in the absence of competition. For all services then still subject to price caps and not deregulated in response to competition, the FCC required incumbent LECs subject to price caps to file Total Service Long Run Incremental Cost ("TSLRIC") costs studies no later than February 8, 2001.

     This series of decisions is likely to have a significant impact on the operations, expenses, pricing and revenue of the Company. On June 18, 1997, the FCC denied petitions filed by several ILECs asking the FCC to stay the effectiveness of its access charge reform decision. The access charge order has been appealed and could be set aside or revised.

     Universal Service Reform. On May 8, 1997, the FCC released an order in its CC Docket No. 96-45, which reforms the current system of intrastate universal service support and implements the universal services provisions of the Federal Telecommunications Act. The FCC established a set of policies and rules that ensure that low-income consumers and consumers that live in rural, insular and high cost areas received a defined set of local telecommunications services at affordable rates. This is accomplished in part through expansion of direct consumers subsidy programs and in part by ensuring that rural, small and high cost LECs continue to receive universal service subsidy support. The FCC also created new programs to subsidize connection of eligible schools, libraries and rural health care providers to telecommunications networks. These programs will be funded by assessment of eligible revenues of nearly all providers of intrastate telecommunications carriers, including competitive LECs such as the Company.

     The Company, like other telecommunications carriers that provide intrastate telecommunications services, will be required to contribute a portion of its end-user telecommunications revenues to fund universal service programs. However, the Company also is eligible to qualify as a recipient of universal service support if it elects to service areas designated for universal service support over its own network. The eligibility criteria established by the FCC provide that carriers must be a common carrier, and offer and advertise, throughout a designated service area, all of the services supported by universal service subsidies. Such carriers must provide the support services, at least in part, over their own facilities or through use of unbundled network elements purchased from incumbent LECs. The FCC's decisions in CC Docket No. 96-45 could have a significant impact on future operations of the Company.

  State Regulation

     The Company believes that most, if not all, states in which it proposes to operate will require a certification or other authorization to offer intrastate services. Many of the states in which the Company operates or intends to operate are in the process of addressing issues relating to the regulation of CLECs. Some states may require authorization to provide enhanced services.

     In some states, existing state statutes, regulations or regulatory policy may preclude some or all forms of local service competition. The Federal Telecommunications Act contains provisions that prohibit states and localities from adopting or imposing any legal requirement that may prohibit, or have the effect of prohibiting, the ability of any entity to provide any interstate or intrastate telecommunications service. The FCC is required to preempt any such state or local requirements to the extent necessary to enforce the Federal Telecommunications Act's open market entry requirements. States and localities may, however, continue to regulate the provision of intrastate telecommunications services, and, presumably, require carriers to obtain certificates or licenses before providing service.

     Some states in which the Company operates are considering legislation which could impede efforts by new entrants in the local services market to compete effectively with ILECs. The Arkansas legislature, for example, recently enacted legislation which curtails the ability of the state PSC to make available additional network elements to CLECs or authorize CLECs to receive universal service funding. On March 25, 1997, the Company filed a petition for Declaratory Ruling with the FCC asking it to preempt portions of the Arkansas statute.

     As of June 30, 1997 the Company had obtained intrastate authority for the provision of dedicated services and a full range of local switched services in Alabama, Arizona, Arkansas, Colorado, the District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Missouri, Nevada, New Mexico, Oklahoma, South Carolina, Tennessee, Texas and Virginia. In addition, the Company is seeking PSC certification to provide interLATA services in these and other states. There can be no assurances that the Company will receive the authorizations it may seek in the future to the extent it expands into other states or seeks additional services from the above-named PSCs. See "Risk Factors -- Rapid Expansion of Operations." In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate.

     The Company believes that, as the degree of intrastate competition increases, the states will offer the ILECs increasing pricing flexibility. This flexibility may present the ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

     Local Interconnection. The Federal Telecommunications Act imposes a duty upon all ILECs to negotiate in good faith with potential interconnectors to provide interconnection to the ILEC network, exchange local traffic, make unbundled basic local network elements available, and permit resale of most local services. In the event that negotiations do not succeed, the Company has a right to seek state PSC arbitration of any unresolved issues. The state PSC must conclude the arbitration within nine months of the date upon which the ILEC received the Company's initial request for interconnection. The Company has negotiated or arbitrated interconnection arrangements with each of the following: BellSouth (North Carolina, South Carolina, Georgia, Florida, Alabama, Mississippi, Louisiana, Tennessee and Kentucky), Southwestern Bell (Texas, Arkansas, Kansas, Missouri and Oklahoma), US West (Arizona, New Mexico and Colorado), Bell Atlantic (Maryland, Virginia and the District of Columbia), GTE (Texas, Kentucky and Florida) and Sprint/ Central Telephone (Nevada). Arbitration decisions involving interconnection arrangements in several states have been challenged in lawsuits filed in U.S. District Court by the affected ILECs.

     The Company has experienced some difficulty in obtaining timely ILEC implementation of local interconnection agreements. Delays encountered in unbundled loop installation have caused the Company to file complaints against BellSouth with the FCC and Georgia PSC. The Company is considering the possibility of filing similar actions against other ILECs.

     Local Government Authorizations. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis, as well as post performance bonds or letters of credit. There can be no assurance that the Company will not be required to post similar bonds in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the ILECs do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company. To the extent that competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. However, the Telecommunications Act provides that any compensation extracted by states and localities for use of public rights-of-way must be "fair and reasonable," applied on a "competitively neutral and nondiscriminatory basis" and be "publicly disclosed" by such government entity. Termination of the existing franchise or license agreements prior to their expiration dates could have a materially adverse effect on the Company.

EMPLOYEES

     As of June 30, 1997, the Company employed a total of 559 individuals full time. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. None of the Company's employees is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     On July 24, 1996, the Company was notified that a complaint against a subsidiary had been filed in the District Court of El Paso County, Texas, wherein the plaintiff alleged permanent paraplegia resulting from his fall into a concealed basement during construction of the Company's El Paso network. At the time of the incident giving rise to the lawsuit, the plaintiff was an employee of the subcontractor hired by the Company's general contractor for this project. The plaintiff seeks recovery from the Company's subsidiary and the general contractor of at least $25 million in damages (plus punitive damages). Both the Company and the general contractor have begun investigations into the facts surrounding the incident and intend to defend against this suit vigorously. However, based on the facts known as of the date hereof, the Company does not believe it is likely, although it is possible, that the Company could be liable for payment of all or a portion of the requested damages, which potential liability could materially adversely affect the results of operation and financial condition of the Company.

     ACSI's former Chief Financial Officer, Harry J. D'Andrea, has initiated litigation against the Company in the Circuit Court of Maryland for Anne Arundel County. The lawsuit alleges four different counts: breach of contract; breach of the covenant of good faith and fair dealing; negligent misrepresentation; and specific performance. D'Andrea seeks damages in excess of $5,000,000, and the right to exercise options to purchase 100,000 shares of ACSI common stock at $4.25 per share. The Company received a copy of the Complaint on April 8, 1997. The Company believes it has meritorious defenses to this complaint and intends to defend this lawsuit vigorously.

     A Houston, Texas based company named "American Communication Services, Inc." has initiated litigation against the Company, contending that the Company's use of the "American Communications Services, Inc." name in the State of Texas has caused confusion and violates Texas law. The suit seeks an injunction and attorneys fees. The Company intends to litigate the matter vigorously if an out of court resolution cannot be reached.

     Additionally, the Company and its subsidiaries are currently parties to routine litigation incidental to their business, none of which, individually or in the aggregate, are expected to have a material adverse effect on the Company. The Company and its subsidiaries are parties to various court appeals and regulatory arbitration proceedings relating to certain of the Company's interconnection agreements and continue to participate in regulatory proceedings before the FCC and state regulatory agencies concerning the authorization of services and the adoption of new regulations. See "-- Regulation."

PROPERTIES

     The Company leases a 23,925 square foot office space in Annapolis Junction, Maryland for its corporate headquarters and network management center for $28,647 per month as of December 31, 1996, subject to periodic increases in specified amounts. The lease expires in 2002, but may be renewed for two additional five-year terms. The Company leases a 1,358 square foot field office in Lombard, Illinois which houses its local network development and real estate development operations. This lease expires on January 31, 1999.

     As of December 31, 1996, the Company's various operating subsidiaries have leased facilities for their offices and network nodes. The aggregate monthly rent on these properties is approximately $285,000. The various leases expire on dates ranging from February 28, 1998, to April 1, 2007. Most have renewal options. A subsidiary of the Company leases shared office space in Greenville, SC. Additional office space and equipment rooms will be leased as additional networks are constructed and the Company's operations are expanded.

     The Company believes that its insurance coverage on these properties is adequate and in compliance with the related leases.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of the date of this Offering Memorandum regarding the directors and executive officers of the Company.

                  NAME                    AGE                 POSITION AND OFFICES HELD
----------------------------------------  ---     -------------------------------------------------
Anthony J. Pompliano....................  58      Executive Chairman of the Board of Directors
Jack E. Reich...........................  46      President and Chief Executive Officer --
                                                  Communications Services
George M. Tronsrue, III.................  41      President and Chief Operating Officer -- Strategy
                                                  and Technology Development
Riley M. Murphy.........................  41      Executive Vice President -- Legal and Regulatory
                                                  Affairs, General Counsel and Secretary
David L. Piazza.........................  42      Chief Financial Officer
George M. Middlemas(1)..................  51      Director
Edwin M. Banks(2).......................  35      Director
Christopher L. Rafferty(1)..............  49      Director
Benjamin P. Giess.......................  34      Director
Olivier L. Trouveroy(1)(2)..............  42      Director
Peter C. Bentz..........................  32      Director

---------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

     Anthony J. Pompliano, Executive Chairman of the Board of Directors, has more than 30 years of experience in the telecommunications industry. Mr. Pompliano was elected a director of the Company in November 1993. He was co-founder and President of Metropolitan Fiber Systems, the predecessor organization to MFS Communications, a publicly-traded CLEC that was acquired by WorldCom, Inc. in December 1996. Mr. Pompliano served as President, CEO and Vice Chairman of MFS Communications from April 1988 until March 1991. He joined ACSI in August 1993 after the expiration of his non-competition agreement with MFS Communications. Before his association with MFS Communications and its predecessor, he was Vice President -- Operations and Sales for MCI Telecommunications International from 1981 to 1987, and prior thereto, was Vice President -- National Operations for Western Union International, Inc. from 1960 to 1981.

     Jack E. Reich, President and Chief Executive Officer -- Communications Services, had 22 years of telecommunications industry and management experience before joining ACSI in December 1996. For two and one-half years prior to joining ACSI, Mr. Reich was employed by Ameritech, Inc. as President of its Custom Business Service Organization, where Mr. Reich was responsible for full business marketing to Ameritech's largest customers for telecommunications services, advanced data services, electronic commerce and managed services/outsource initiatives. Prior to that, he served as President of MCI's Multinational Accounts organization and also served as MCI's Vice President of Products Marketing. Mr. Reich has also held sales and marketing positions at AT&T and ROLM Corp. Mr. Reich has a B.S. degree from St. Louis University and an MBA from the University of Chicago.

     George M. Tronsrue, III, President and Chief Operating Officer -- Strategy and Technology Development, had 17 years of telecommunications industry and management experience before joining ACSI in February 1994. Mr. Tronsrue served the Company as Executive Vice President -- Strategic Planning and Business Development from February 1994 until January 31, 1996. From 1993 until he joined ACSI in February 1994, Mr. Tronsrue was the Regional Vice President for the Central Region for Teleport Communications Group and the Vice President of Emerging Markets, responsible for start-up and profit and loss management of joint ventures with major cable television providers in eight major markets. From 1987 until 1992, he was a member of the initial management team at MFS, where he held senior positions in planning and market development, served as Vice President of Sales and the Vice President/General Manager for the initial start-up of MFS' New York operations, and served as the Executive Vice President for MFS-Intelenet. Prior to joining MFS, he was a Director of Operations for MCI Telecommunications International. Mr. Tronsrue has a B.S. degree in Applied Sciences and Engineering from the United States Military Academy at West Point.

     Riley M. Murphy, Executive Vice President -- Legal and Regulatory Affairs and Secretary, had twelve years of experience in the private practice of telecommunications regulatory law for interexchange, cellular, paging and other competitive telecommunication services prior to joining the Company. Since February 1995, she has served as an officer and director of The Association for Local Telecommunications Services. Ms. Murphy joined ACSI on a full-time basis in April 1994 and was senior counsel to Locke Purnell Rain Harrell, a Dallas-based law firm through December 1994. From 1987 to 1992, Ms. Murphy was a partner of Wirpel and Murphy, a telecommunications law firm she co-founded, and from 1992 to 1993 she was a sole practitioner. She holds a B.A. degree from the University of Colorado and a J.D. from the Catholic University of America and is admitted to practice law in the District of Columbia and Louisiana.

     David L. Piazza, Chief Financial Officer, joined the Company on March 24, 1997. For ten years prior to joining the Company, Mr. Piazza was employed by MFS Communications in a variety of finance and senior management positions, most recently as the Senior Vice President and Chief Financial Officer of MFS Telecom, Inc., a subsidiary of MFS Communications. Prior to his employment with MFS Communications, Mr. Piazza was employed by AT&T for four years in its finance and support divisions. Mr. Piazza received his B.S. degree in Accountancy from the University of Illinois and holds a CPA.

     George M. Middlemas, Director, was elected a director of the Company in December 1993. Mr. Middlemas is a general partner of Apex Management Partnership, which is the general partner of Apex Investment Fund I, L.P. and Apex Investment Fund II, L.P., both of which are venture capital funds, and affiliates of First Analysis Corporation, a principal stockholder of the Company. See "Principal Stockholders." From March 1991 to December 1991, Mr. Middlemas acted as an independent consultant providing fund raising and other advisory services. From 1985 until March 1991, Mr. Middlemas was a Senior Vice President and Principal of Inco Venture Capital Management, a venture capital firm. He also serves on the Board of Directors of PureCycle Corporation, Security Dynamics Technologies, Inc. and several privately held companies.

     Edwin M. Banks, Director, was elected a director of the Company in October 1994. Since 1988, Mr. Banks has been employed by W. R. Huff Asset Management Co., L.L.C. and currently serves as a portfolio manager concentrating in the healthcare, communications, food and food services industries. From 1985 until he joined W.R. Huff Asset Management Co., L.L.C., Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services, Charter Medical Corporation and ABCO Food Service.

     Christopher L. Rafferty, Director, was elected a director of the Company in October 1994. Mr. Rafferty has been employed by WRH Partners, L.L.C., the general partner of Huff since June 1994. From January 1993 to February 1994, Mr. Rafferty was Vice President -- Acquisitions for Windsor Pet Care, Inc., a venture capital-backed firm focusing on consolidating the pet care services industry. From October 1990 to January 1993, Mr. Rafferty was a consultant specializing in merchant banking, leveraged acquisitions and venture capital transactions. From June 1987 to the time he started his consulting business, Mr. Rafferty was a Managing Director of Chase Manhattan Capital Corporation, the merchant banking and private equity investment affiliate of Chase Manhattan Corporation. Mr. Rafferty received his undergraduate degree from Stanford University and his law degree from Georgetown University.

     Benjamin P. Giess, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Giess has been employed by ING and its predecessors and affiliates and currently serves as a Vice President responsible for originating, structuring and managing equity and debt investments. From 1991 to 1992, Mr. Giess worked in the Corporate Finance Group of ING Capital. From 1990 to 1991, Mr. Giess was employed by the Corporate Finance Group of General Electric Capital Corporation where he worked in the media and entertainment group. Prior to attending business school, from 1986 to 1988, Mr. Giess was the Credit Department Manager of the Boston Branch of ABN Amro North America, Inc. From 1984 to 1986, Mr. Giess was employed at the Shawmut Bank of Boston. Mr. Giess also serves as a director of Matthews Studio Equipment Group and CMI Holding Corp. Mr. Giess received his undergraduate degree from Dartmouth College and his MBA from the Wharton School of the University of Pennsylvania.

     Olivier L. Trouveroy, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Trouveroy has been employed by ING and its predecessors and affiliates and currently serves as a Managing Director responsible for originating, structuring and managing equity and debt investments. From 1990 to 1992, Mr. Trouveroy was a Managing Director in the Corporate Finance Group ("CFG") of General Electric Capital Corporation in charge of CFG's office in Paris, France. From 1984 to 1990, Mr. Trouveroy held various positions in the Mergers and Acquisitions department of Drexel Burnham Lambert in New York, most recently as a First Vice President. Mr. Trouveroy also serves as a director of AccessLine Technologies, Inc. and Cost Plus, Inc. Mr. Trouveroy holds B.S. and Masters degrees in Economics from the University of Louvain in Belgium, as well as an MBA from the University of Chicago.

     Peter C. Bentz, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Bentz has been employed by W. R. Huff Asset Management Co., L.L.C. as a research analyst specializing in telecommunications, media and healthcare. Mr. Bentz received his Bachelor of Science degree from Boston College in 1987 and his MBA from the Wharton School of the University of Pennsylvania in 1992.

     The Board is comprised of seven members who were elected by the holders of the Company's Common Stock. All directors of the Company hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

LIMITATION OF LIABILITY OF DIRECTORS

     The Charter provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Certificate of Incorporation and the By-laws provide that directors and officers of the Company (as well as agents and employees of the Company at the discretion of the Board) shall, to the fullest extent authorized by the DGCL or any other applicable laws then in effect, be indemnified against liabilities arising from their service as directors and officers. Additionally, the Company has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is a or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The foregoing summary of certain material provisions of ACSI's Charter and By-laws is qualified in its entirety by reference to the complete text of those documents.

EXECUTIVE COMPENSATION

     The following table provides a summary of compensation for the fiscal period ended December 31, 1996 and for each of the three fiscal years ended June 30, 1996, 1995 and 1994, with respect to the Company's Chief Executive Officer, and the other five most highly compensated officers of the Company during the fiscal year ended June 30, 1996 whose annual salary and bonus during such fiscal year exceeded $100,000 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                         ANNUAL COMPENSATION               ------------
                                               ---------------------------------------      NUMBER OF
                                                                             OTHER          SECURITIES
   NAME AND PRINCIPAL POSITION ON                                           ANNUAL          UNDERLYING       ALL OTHER
         DECEMBER 31, 1996            YEAR      SALARY       BONUS       COMPENSATION(1)    OPTIONS(2)      COMPENSATION
------------------------------------  ----     --------     --------     -------------     ------------     ------------
Anthony J. Pompliano................  1996*    $124,167     $ 75,000(3)    $      --                --        $  2,574(4)
  Executive Chairman of the Board     1996      239,583      175,000(3)           --                --           6,187(4)
  of Directors                        1995      219,500      175,000(3)           --           500,000           6,977(4)
                                      1994      110,000           --          25,000(5)      1,349,899          61,507(6)
Jack E. Reich(7)....................  1996*      20,883           --              --         1,200,000
  President and Chief Executive
  Officer -- Communications Services
George M. Tronsrue, III.............  1996*     100,000           --              --                --           2,400(4)
  President and Chief Operating       1996      191,128       54,116(8)           --            50,000           4,800(4)
  Officer -- Strategy and Technology  1995      150,000      135,417(8)       68,800(9)        350,001(10)          --
  Development                         1994       53,827       50,000              --                                --
Riley M. Murphy.....................  1996*      91,250           --              --                --              --
  Executive Vice President -- Legal   1996      162,499       81,500(11)      37,004(9)         50,000           3,536(4)
  and Regulatory Affairs, General     1995      150,000       81,500(12)          --           250,001(10)       9,783(4)
  Counsel and Secretary               1994       37,500           --          48,620(13)                            --
Robert H. Ottman(14)................  1996*      90,667           --              --                --              --
  Executive Vice President/Network    1996      170,000       50,000(3)      100,000(9)             --              --
  Services and Technical Support      1995       28,333           --              --           250,000              --
Richard A. Kozak(15)................  1996*     129,167      137,500(3)           --            83,334(16)       2,700(4)
  President and Chief Executive       1996      232,885      200,000(3)           --                --           5,400(4)
  Officer -- Corporate Services and   1995      184,378      175,000(3)           --           399,999(16)       3,750(4)
  Acting Chief Financial Officer      1994       87,500           --          39,728(5)        899,932              --

---------------

  (*) Subsequent to June 30, 1996, the Company changed its fiscal year-end to December 31. Information is for the six months ended December 31, 1996.

 (1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of the Named Officers' total annual salary and bonus.

 (2) See information provided in "Option Grants in Fiscal Year Ended June 30, 1996 and Fiscal Period Ended December 31, 1996" and "December 31, 1996 Option Values."

 (3) Represents cash bonuses received for attainment of certain performance goals.

 (4) Represents payments received for medical or disability insurance in excess of that provided to other employees and/or car allowances and, for Ms. Murphy, includes payments of $6,423 of premiums in connection with professional liability insurance for the period prior to her employment with the Company.

 (5) Consists of amounts paid to Messrs. Pompliano and Kozak as consultants for services rendered prior to their employment by the Company in August 1993 and November 1993, respectively.

 (6) Consists of $20,000 received as compensation in connection with the Company's November 1993 sale of 400,000 shares of Common Stock and $41,507 received as compensation in connection with the Company's June 1994 issuance of $4,300,720 principal amount of 15% convertible notes.

 (7) Mr. Reich commenced employment with the Company in December 1996.

 (8) Represents an installment of a $244,500 bonus, $54,116 of which is due on February 24, 1997.

 (9) Includes $65,000, $100,000 and $37,004 paid to Messrs. Tronsrue and Ottman and Ms. Murphy, respectively, in connection with relocation and moving expenses relating to the relocation of the Company's headquarters to Annapolis Junction, Maryland.

(10) 150,000 of these options were originally granted in the fiscal year ended June 30, 1994 at an exercise price of $2.50 per share and such exercise price was subsequently reduced to $2.25 per share in connection with the Company's October 1994 Offering.

(11) Represents an installment of a $244,500 cash bonus, $81,500 of which was paid in January 1997.

(12) This payment represents the first installment of a $244,500 cash bonus.

(13) Consists of $43,620 received for performing legal services for the Company as outside counsel and a $5,000 for relocation expenses.

(14) Mr. Ottman commenced employment with the Company in May 1995 and his employment was terminated in February 1997.

(15) Mr. Kozak served as the Company's President and Chief Executive Officer during fiscal year 1996. He became Acting Chief Financial Officer in December 1996 upon the resignation of the Company's previous Chief Financial Officer. In connection with the Company's December 1996 management reorganization, Mr. Kozak became President and Chief Executive Officer -- Corporate Services. Effective February 2, 1997, Mr. Kozak's employment with the Company was terminated.

(16) In connection with the settlement of the dispute relating to the termination of Mr. Kozak's employment, all of the options granted in fiscal period ended December 31, 1996 and options to purchase 83,333 shares granted in fiscal year ended June 30, 1995 were canceled. See "Certain Transactions."

OPTION GRANTS IN FISCAL YEAR ENDED JUNE 30, 1996 AND FISCAL PERIOD ENDED DECEMBER 31, 1996

     The following table contains information concerning the grant of stock options to the Named Officers during the fiscal year ended June 30, 1996 and the fiscal period ended December 31, 1996.

                                            INDIVIDUAL GRANTS(1)
                                  -----------------------------------------
                                  NUMBER OF      % OF TOTAL                     MARKET PRICE
                                  SECURITIES      OPTIONS                       OF UNDERLYING
                                  UNDERLYING     GRANTED TO     EXERCISE OR     SECURITIES ON
                                   OPTIONS       EMPLOYEES      BASE PRICE         DATE OF        EXPIRATION
NAME                               GRANTED       IN PERIOD      (PER/SHARE)         GRANT           DATE
--------------------------------  ----------     ----------     -----------     -------------     --------
Anthony J. Pompliano............         --            --              --               --              --
Jack E. Reich...................    200,000         13.95%        $ 9.375          $11.625         12/1/02
                                    200,000         13.95           9.375           11.625         12/1/03
                                    200,000         13.95           9.375           11.625         12/1/04
                                    200,000         13.95           9.375           11.625         12/1/05
                                    400,000          27.9           9.375           11.625        12/31/07
George M. Tronsrue, III.........     25,000(2)        2.2            3.40            3.875         2/22/03
                                     25,000(3)        2.2            3.40            3.875         2/22/04
Riley M. Murphy.................     25,000(2)        2.2            3.40            3.875         3/30/03
                                     25,000(3)        2.2            3.40            3.875         3/30/04
Robert H. Ottman................         --            --              --               --              --
Richard A. Kozak................     83,334           5.8           15.00            11.75        11/15/04(4)

---------------

(1) Mr. Tronsrue and Ms. Murphy were granted options in fiscal year ended June 30, 1996, and Messrs. Reich and Kozak were granted options in the fiscal period ended December 31, 1996.

(2) These options were granted on July 6, 1995, with an exercise price of $3.40. Mr. Tronsrue's options will vest on February 23, 1998 and Ms. Murphy's options will vest on March 31, 1998 provided, in each case, that he or she does not voluntarily terminate his or her employment with the Company or is not terminated for cause prior to the applicable vesting date.

(3) These options were granted on July 6, 1995, with an exercise price of $3.40. Mr. Tronsrue's options will vest on February 23, 1999 and Ms. Murphy's options will vest on March 31, 1999 provided, in each case, that he or she does not voluntarily terminate his or her employment with the Company or is not terminated for cause prior to the vesting date.

(4) These options were canceled in connection with the settlement of the dispute relating to the termination of Mr. Kozak's employment. See "Certain Transactions."

DECEMBER 31, 1996 OPTION VALUES

     The following table sets forth the value of unexercised options held by the Named Officers as of December 31, 1996. None of the Named Officers exercised options during the fiscal year ended June 30, 1996 or the fiscal period ended December 31, 1996.

                                                                                 VALUE OF UNEXERCISED
                                               NUMBER OF UNEXERCISED            OPTIONS AT DECEMBER 31,
                                           OPTIONS AT DECEMBER 31, 1996                 1996(1)
                                           -----------------------------     -----------------------------
                  NAME                     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------------------  -----------     -------------     -----------     -------------
Anthony J. Pompliano.....................    1,599,899         250,000       $15,455,253      $ 1,987,500
Jack E. Reich............................           --       1,200,000                --        1,650,000
George M. Tronsrue, III..................      250,000         150,000         2,125,000        1,217,500
Riley M. Murphy..........................      137,501         162,501         1,168,759        1,323,759
Robert H. Ottman.........................      100,000         150,000(2)        775,000        1,162,500
Richard A. Kozak.........................    1,133,265         250,000(3)     10,824,326          970,825

---------------

(1) Represents the difference between the per share exercise price of the unexercised options and $10.75, the last sale price on December 31, 1996, as reported by the Nasdaq Stock Market.

(2) The vesting of options to purchase 75,000 of these shares was accelerated in connection with the termination of Mr. Ottman's employment in February 1997.

(3) Of these, options to purchase 166,667 shares were canceled and the vesting of options to purchase an additional 83,333 shares was accelerated in connection with the settlement of the dispute relating to the termination of Mr. Kozak's employment. See "Certain Transactions."

DIRECTORS' COMPENSATION

     Members of the Board do not receive cash compensation for acting as members of the Board or Committees of the Board, other than reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees. Directors who also serve as executive officers receive cash compensation for acting in their capacity as executive officers. See "-- Summary Compensation Table." From time to time the Board has granted options to purchase shares of Common Stock to members of the Board who are not also officers of the Company in consideration for their service as directors. However, other than "formula grants" under the Company's 1994 Stock Option Plan, no formal arrangement exists. For the fiscal period ended December 31, 1996, no directors were granted options.

EMPLOYMENT AGREEMENTS

     Anthony J. Pompliano. The Company is party to an employment agreement with Anthony J. Pompliano, its Executive Chairman, which terminates on August 23, 1998. Under the terms of the agreement, as amended, Mr. Pompliano is entitled to an annual base salary of $250,000 and a cash bonus of up to $200,000 for each of the 1997 and 1998 fiscal years based upon the Company's achievement of certain performance goals for the relevant fiscal year. Under this employment agreement, Mr. Pompliano has been granted options to purchase an aggregate of 1,849,899 shares of the Company's Common Stock at exercise prices ranging from $.875 per share to $2.80 per share. 1,662,399 of these options are currently vested. Mr. Pompliano has the right to obtain a 30-day loan from the Company for the purpose of paying the aggregate exercise price of the options granted to him.

     Mr. Pompliano has the right, for 90 days after termination of his employment (unless he is terminated by the Company "for cause" or he voluntarily resigns), to sell to the Company up to $1.0 million in then market value of shares of Common Stock issued or issuable pursuant to the options granted to Mr. Pompliano under his employment agreement, at a price equal to the publicly-traded price of the Common Stock, less the exercise price of the options with respect to unexercised options; provided, however, this right cannot be exercised unless at least 5,000,000 shares of Common Stock are owned by non-affiliates of the Company at the time of his request and the market value of the outstanding Common Stock is at least $300 million. Mr. Pompliano's employment agreement also contains non-compete, non-solicitation and confidentiality provisions.

     Jack E. Reich.  The Company is party to an employment agreement with Jack
E. Reich, its President and Chief Executive Officer -- Communications Services, which terminates on December 31, 2000, extendable for one year by mutual agreement. Under the terms of this agreement, Mr. Reich is entitled to a minimum annual base salary of $250,000, a cash bonus of $100,000 in 1997 and annual bonuses of between $150,000 and $350,000 based on the Company's achievement of certain performance goals. Under this employment agreement, Mr. Reich was granted an option to purchase 1,200,000 shares of Common Stock at an exercise price $9.375 per share. These options vest in installments between December 1997 and December 2001, subject to Mr. Reich's continued employment. Mr. Reich's employment agreement also contains a two year non-compete/non-solicit provision.

     George M. Tronsrue, III. The Company is party to an employment agreement with George M. Tronsrue, III, its President and Chief Operating
Officer -- Strategy and Technology Development, which terminates on February 23, 1999. The agreement, as amended, calls for an annual salary $200,000, a $400 per month car allowance and a guaranteed bonus of $244,500 payable in annual installments through February 1997. Under the terms of this employment agreement, Mr. Tronsrue has been granted stock options to purchase an aggregate of 400,000 shares of Common Stock at prices ranging from $2.25 per share to $3.40 per share. 250,000 of these options were exercisable as of December 31, 1996. Furthermore, the Company, upon Mr. Tronsrue's request, has agreed to use its best efforts to extend a loan to Mr. Tronsrue in the aggregate amount of $195,000, bearing the simple interest at the rate of 8% per year and payable on the second anniversary of the loan. Mr. Tronsrue's employment agreement also contains a two year non-compete/non-solicit provision.

     Riley M. Murphy. The Company is party to an employment agreement with Riley M. Murphy, its Executive Vice President for Legal and Regulatory Affairs, which terminates on March 31, 1999. This agreement, as amended, calls for an annual salary of $200,000 and a guaranteed bonus of $244,500, payable in annual installments through January 1997. Under this employment agreement, Ms. Murphy was granted options to purchase an aggregate of 300,002 shares of Common Stock at prices ranging from $2.25 per share to $3.40 per share. Ms. Murphy's employment agreement also contains a two year non-compete/non-solicit provision.

     Robert H. Ottman. The Company was party to an employment agreement with Robert Ottman, which was terminated in February 1997. In connection with Mr. Ottman's termination, the Company accelerated the vesting of options to purchase 75,000 shares of Common Stock having an exercise price of $3.00 per share and paid Mr. Ottman a lump sum of approximately $44,000 in severance. Mr. Ottman's employment agreement contains a two year non-compete/non-solicit provision.

     The shares of Common Stock underlying the stock options held by Messrs. Pompliano and Tronsrue and Ms. Murphy which are discussed above are the subject of a registration rights agreement with the Company, pursuant to which these executive officers have been granted certain demand and piggyback registration rights with respect to the shares of Common Stock underlying these options. Mr. Pompliano has waived his right to demand an underwritten registration of at least 300,000 shares of Common Stock beginning 120 days after the April Offering. The Company has agreed to use its best efforts to have Mr. Reich's shares included in this registration rights agreement.

1994 STOCK OPTION PLAN

     On November 15, 1994, the Board adopted and on December 16, 1994, stockholders approved the 1994 Stock Option Plan. On January 26, 1996 and November 15, 1996, the Company's stockholders approved amendments to the 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan will terminate no later than November 15, 2004, ten years after adoption by the Board of Directors and after such termination no additional options may be granted. The 1994 Plan is administered by the Compensation Committee which makes discretionary grants ("discretionary grants") of options to employees (including employees who are officers and directors of the Company), directors who are not employees of the Company ("Outside Directors") and consultants. The 1994 Plan also provides for formula grants of options to Outside Directors ("formula grants"). Under the 1994 Plan, 5,000,000 shares of Common Stock have been reserved for discretionary and formula grants. As of December 31, 1996, 845,350 discretionary and 20,000 formula options had been granted under the 1994 Plan.

     Options granted pursuant to discretionary grants may be nonqualified options or incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options will be determined by the Compensation Committee, in its sole discretion. Options granted pursuant to discretionary grants are exercisable for a period of up to ten years, except that incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, are exercisable for a period of up to five years. The per-share exercise price of incentive options granted pursuant to discretionary grants must be no less than 100% of the fair market value of the Common Stock on the date of grant, except that the per share exercise price of incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, must be no less than 110% of the fair market value of the Common Stock. The per share exercise price of nonqualified stock options granted pursuant to discretionary grants must be no less than 85% of the fair market value of the Common Stock on the date of grant. To the extent options are granted at less than fair market value, the Company incurs a non-cash cost for financial reporting purposes.

     Under the formula grants, each Outside Director will be granted automatically a nonqualified option to purchase 50,000 shares (subject to adjustment as provided in the 1994 Plan). Each such director may decline such grant. Each option granted pursuant to a formula grant will vest and become exercisable as to 10,000 shares on the date such option is granted (the "Grant Date"), as to 10,000 shares on the date of the first annual meeting of stockholders held at least eight months after the Grant Date (the "First Annual Meeting") and as to 10,000 shares on the date of each of the next three annual meetings of stockholders held after the First Annual Meeting, provided that the option will only vest on the relevant annual meeting of stockholders date if the Outside Director is re-elected to the Board at such meeting. Each such option shall have a term of five years from the relevant vesting date. The exercise price per share of Common Stock for options granted pursuant to a formula grant shall be 100% of the fair market value as determined under the terms of the 1994 Plan.

     Currently, all options granted under the 1994 Plan are nontransferable, other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime, only by the optionee, or in the event of the optionee's legal incapacity to do so, by the optionee's guardian or legal representative. On June 25, 1997, the Company's stockholders approved the Company's adoption of an amendment to the 1994 Plan authorizing the inclusion of a provision in stock option agreements relating to options granted to Outside Directors which permits the transfer by such Outside Director of the options granted pursuant to such stock option agreement.

     As of December 31, 1996, there were 322 employees eligible to participate and approximately 107 actual participants in the 1994 Plan. During the fiscal year ended June 30 and the fiscal period ended December 31, 1996 there were no grants of options pursuant to the 1994 Plan to any director or executive officer of the Company, including the Named Officers. There were grants of options pursuant to the 1994 Plan to all other employees as a group to acquire an aggregate of 595,309 shares of Common Stock, at an average exercise price of $5.41 per share, during the fiscal year ended June 30, 1996 and the fiscal period ended December 31, 1996.

EMPLOYEE STOCK PURCHASE PLAN

     On November 15, 1996, the Company's stockholders approved the Company's adoption of an Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. All regular full-time employees of the Company (including officers), and all other employees whose customary employment is for more than 20 hours per week, who in either case have been employed by the Company for at least three months are eligible to participate in the Stock Purchase Plan. Directors who are not employees are not eligible. A maximum of 500,000 shares of the Company's Common Stock are reserved for offering under the Stock Purchase Plan and available for purchase thereunder, subject to anti-dilution adjustments in the event of certain changes in the capital structure of the Company.

     Under the Stock Purchase Plan, offerings will be made at the commencement of each offering period ("Offer Period"). During each Offer Period, deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. Payroll deductions may be from 1% to 15% (in whole percentage increments) of a participant's regular base pay. Participants may not make direct cash payments to their accounts.

     The price per share at which shares of Common Stock are to be purchased pursuant to the Stock Purchase Plan for any Offer Period is the lesser of (a) 85% of the fair market value of Common Stock on the commencement of the Offer Period or (b) 85% of the fair market value of Common Stock on the last business day of an Offer Period. On the last business day of each Offer Period, amounts credited to the accounts of participants who have been neither terminated from the employ of the Company nor withdrawn from the Stock Purchase Plan for such Offer Period are used to purchase shares of Common Stock in accordance with the elections of such participants. Any amounts remaining in the accounts of participants at the end of any Offer Period are refunded to the participants. Only amounts credited to the accounts of participants may be applied to the purchase of shares of Common Stock under the Stock Purchase Plan.

     If for any Offer Period the number of shares of Common Stock available for Stock Purchase Plan purposes shall be insufficient, the Board of Directors of the Company is authorized to apportion the remaining available shares pro rata among participating employees on the basis of their payroll deductions in effect for such Offer Period.

     The Company makes no cash contributions to the Stock Purchase Plan, but bears the expenses of its administration. The Stock Purchase Plan is administered by the Compensation Committee, which has authority to establish and change the number and duration of the Offer Periods during the term of the Stock Purchase Plan, and to make rulings and interpretations thereunder.

     The Stock Purchase Plan will terminate when all available shares have been purchased, or earlier in the discretion of the Compensation Committee. The first Offer Period commenced on December 2, 1996 and will end on June 30, 1997. New Offer Periods will commence on each July 1 and January 1 thereafter until the Stock Purchase Plan is terminated. At December 31, 1996, there were approximately 272 employees (including officers and directors) who were eligible to participate in the Stock Purchase Plan.

                              CERTAIN TRANSACTIONS

     In June 1995, the Company completed a private placement of its Series B Preferred Stock, of which ING purchased an aggregate of 100,000 shares of Series B Preferred Stock, warrants to purchase 428,571 shares of Common Stock at an exercise price of $0.01 per share and a warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share. Huff and certain of its affiliates purchased an aggregate of 100,975 shares of the Series B Preferred Stock, warrants to purchase 432,749 shares of Common Stock at an exercise price of $0.01 per share, a warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.79 per share and a warrant to purchase 100,000 shares at an exercise price of $2.50 per share. Apex and certain of its affiliates purchased an aggregate of 21,000 shares of the Series B Preferred Stock and warrants to purchase an aggregate of 90,000 shares of Common Stock at an exercise price of $0.01 per share. The price per unit in the June 1995 private placement was $100. Pursuant to the Series B Purchase Agreement, in November 1995, ING purchased 50,000 additional shares of the Series B Preferred Stock and exercised a warrant entitling ING to purchase 214,286 shares of Common Stock at an exercise price of $0.01 per share. In connection with these private placements, the Company entered into the registration rights agreement dated June 26, 1995, among the holders of the Series B Preferred Stock, certain holders of Common Stock and certain holders of options or warrants convertible into Common Stock (the "Equity Registration Rights Agreement") wherein the parties were granted piggy-back registration rights with respect to any registration statements (other than Registration Statements filed on Forms S-4 or S-8) filed by the Company with the Commission at any time prior to the sixth anniversary of the Equity Registration Rights Agreement, and certain demand registration rights following the occurrence of, among other things, a qualifying offering. The April Offering was a qualifying offering. Huff and certain of its affiliates purchased an aggregate of 10,000 Units in the Unit Offering, acquiring thereby 10,000 shares of Preferred Stock and 10,000 Warrants. ING Baring (U.S.) Securities, Inc., which may be deemed an affiliate of ING, purchased 7,500 Units in the Unit Offering, acquiring thereby 7,500 shares of Preferred Stock and 7,500 Warrants.

     The Company was party to an employment agreement with Richard A. Kozak, which was terminated effective February 2, 1997. Each of the parties initially claimed the termination was the result of a breach of the employment agreement by the other party. In settlement of their dispute and related litigation concerning Mr. Kozak's termination, the parties agreed, among other things, that Mr. Kozak would (i) receive $300,000 in cash, payable by the Company in three equal installments on April 1, July 1 and October 1, 1997, (ii) forfeit 166,667 of his unvested options, and (iii) execute a 180-day Lock-Up Agreement for all but 150,000 of the shares underlying his vested options and 80,000 other shares he holds. Also, Mr. Kozak's rights to have his shares of Common Stock registered under the Securities Act terminated upon completion of the April Offering. The Company has agreed to accelerate the vesting of Mr. Kozak's remaining 83,333 options which had not vested at the time of his termination. Mr. Kozak also agreed to waive any rights that he may have under the Equity Registration Rights Agreement with respect to the April Offering and, upon consummation of the April Offering, he waived all rights under the Equity Registration Rights Agreement. Mr. Kozak has also agreed to certain non-compete, non-solicitation and confidentiality provisions expiring on December 31, 1997. Under his employment agreement, Mr. Kozak had been granted stock options to purchase an aggregate of 1,383,265 shares of the Company's Common Stock at exercise prices ranging from $0.875 per share to $15.00 per share, of which options to purchase 1,133,265 shares had vested as of his termination. In January 1997, Mr. Kozak exercised options to purchase 100,000 of these shares.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of June 30, 1997, certain information regarding the beneficial ownership of the Company's Common Stock outstanding (assuming the exercise of options and warrants exercisable on or within 60 days of such date) by (i) each person who is known to the Company to own 5% or more of the Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the Named Officers and (iv) all executive officers and directors of the Company as a group.

     Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                                      NUMBER        PERCENTAGE
                     NAME OF BENEFICIAL OWNER(1)                    OF SHARES       OF TOTAL(2)
    -------------------------------------------------------------  ------------     -----------
    Anthony J. Pompliano(3)......................................     1,662,499          4.4%
    Jack E. Reich................................................            --           --
    George M. Tronsrue, III(4)...................................       300,000            *
    Riley M. Murphy(5)...........................................       193,752            *
    George M. Middlemas(6).......................................     1,748,147          4.9
    Christopher L. Rafferty(7)...................................         8,000            *
    Edwin M. Banks(7)............................................            --           --
    Peter C. Bentz(7)............................................            --           --
    Olivier L. Trouveroy(8)......................................            --           --
    Benjamin P. Giess(8).........................................            --           --
    Richard A. Kozak(9)..........................................     1,041,598          2.8
    Robert H. Ottman(10).........................................       175,000            *
    The Huff Alternative Income Fund, L.P.(11)...................    14,286,960         39.6
    ING Equity Partners, L.P. I(12)..............................     7,946,828         22.1
    First Analysis Corporation(13).).............................     3,156,420          8.8
    All executive officers and directors as a group (10
      persons)...................................................     2,520,800          6.6

---------------
 * Less than one percent.
 (1) The addresses of all officers and directors listed above are in the care of the Company.
 (2) The percentage of total outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially owned by such stockholder as of June 30, 1997 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of June 30, 1997 plus (B) the number of shares of Common Stock issuable upon the exercise of options or warrants held by such stockholder which were exercisable as of June 30, 1997 or will become exercisable within 60 days after June 30, 1997 ("currently exercisable").
 (3) Includes currently exercisable options to purchase 1,662,399 shares.
 (4) Includes currently exercisable options to purchase 300,000 shares.
 (5) Includes currently exercisable options to purchase 193,752 shares.
 (6) Includes currently exercisable options to purchase 20,000 shares. Also includes 788,905 shares of Common Stock owned by Apex II and 278,973 shares of Common Stock currently owned by Apex I. Mr. Middlemas is a general partner of Apex Management Partnership which is the general partner of Apex I and Apex II. Mr. Middlemas disclaims beneficial ownership of the shares owned by Apex I and Apex II, except to the extent of his ownership in the general partner of Apex I and in the general partner of Apex II.
 (7) Messrs. Banks and Bentz are employees of W.R. Huff Asset Management Co., L.L.C., an affiliate of Huff. Mr. Rafferty is an employee of WRH Partners, L.L.C., the general partner of Huff. Messrs. Rafferty, Bentz and Banks disclaim beneficial ownership of all shares held by Huff.
 (8) Mr. Trouveroy is a Managing Partner of ING and Mr. Giess is a Partner of ING. Messrs. Trouveroy and Giess disclaim beneficial ownership of all shares held by ING.
 (9) Includes currently exercisable options to purchase 1,041,598 shares. Mr. Kozak's employment was terminated effective February 2, 1997. See "Certain Transactions."
(10) Includes currently exercisable options to purchase 175,000 shares. Mr. Ottman's employment with the Company was terminated in February 1997.
(11) Includes currently exercisable warrants to purchase 200,000 shares. The address for Huff is 1776 On the Green, 67 Park Place, Morristown, NJ 07960.
(12) Includes currently exercisable warrants to purchase 100,000 shares. The address for ING is 135 East 57th Street, 16th Floor, New York, NY 10022.
(13) Includes 1,034,465 shares of Common Stock currently owned by Apex II. Includes 103,800 and 175,173 shares of Common Stock owned by Apex I. Includes 359,214 and 732,213 shares of Common Stock owned by The Productivity Fund II, L.P. ("Productivity"). Includes 714,293 shares of Common Stock owned by Environmental Private Equity Fund II, L.P. ("EPEF"). FAC is an ultimate general partner of Apex I, Apex II, Productivity and EPEF and may be deemed to be the beneficial owner of the shares owned by them. FAC disclaims beneficial ownership of these shares. The address for First Analysis Corporation is 233 South Wacker Drive, Suite 9600, Chicago, IL 60093.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

AT&T CREDIT FACILITY

     In October 1994, the Company entered into the AT&T Credit Facility pursuant to which AT&T Credit Corporation has agreed to provide up to $31.2 million in financing for the development and construction of fiber optic networks by the Company's subsidiaries. Pursuant to the AT&T Credit Facility, during fiscal 1995 the Company's subsidiaries in Louisville, Fort Worth, Greenville and Columbia entered into loan agreements with AT&T Credit Corporation providing for up to $19.8 million in loans secured by the assets of such subsidiaries, and in September 1995, the Company's subsidiary in El Paso entered into a separate loan agreement with AT&T Credit Corporation pursuant to the AT&T Credit Facility providing for up to an aggregate of approximately $5.5 million in loans secured by its assets. During 1996, the existing loan agreements were amended to increase the aggregate credit available under such agreements to the $31.2 million credit availability under the AT&T Credit Facility. As of June 30, 1997, outstanding borrowings under the AT&T Credit Facility totaled approximately $31.2 million, including accrued interest of approximately $3.9 million. Interest rates applicable to the loans ranged from 11.93% to 14.47% as of February 28, 1997.

     The loans under the AT&T Credit Facility are secured by all of the assets of the respective borrowing subsidiary, including its installed fiber optic system and other equipment. The principal of borrowed amounts is payable in 28 consecutive quarterly installments, beginning with the ninth quarter after the date of the loan. The principal of borrowed amounts may be prepaid in certain circumstances, and must be prepaid along with a premium in other circumstances. Interest is due quarterly. At the borrowing subsidiary's option, the interest rate may be fixed or variable. The borrowing subsidiary has a one-time option to convert all variable rate loans to fixed rate loans. Upon certain events of default, additional interest ranging from 2% to 4% will become payable. Interest may generally be deferred so long as it would not cause the outstanding principal balance to exceed the commitment amounts for Capital Loans and for Equipment Loans (as defined in the loan documents). To date, the Company has elected to defer all interest due under the loans. In addition, the AT&T Credit Facility includes covenants, some of which impose certain restrictions on the Company and its subsidiaries including restrictions on the declaration or payment of dividends, the conduct of certain activities, certain capital expenditures, the creation of additional liens or indebtedness, the disposition of assets, transactions with affiliates, and extraordinary corporate transactions. The AT&T Credit Facility imposes restrictions on the ability of those subsidiaries of ACSI that incur indebtedness thereunder to transfer funds to ACSI in the form of dividends or other distributions. The AT&T Credit Facility also imposes restrictions on the ability of such subsidiaries to raise capital by incurring additional indebtedness. These factors could limit ACSI's ability to meet its obligations with respect to the Notes.

     Pursuant to the AT&T Credit Facility, the Company had contributed approximately $27.8 million in capital to its subsidiaries through June 30, 1997, and AT&T Credit Corporation received 7.25% of the outstanding capital stock of each of the Company's operating subsidiaries for which it provided financing. The Company was required to pledge its interest in the respective subsidiaries to AT&T Credit Corporation as a condition to each loan. Under certain circumstances, this pledge agreement also restricts the Company's ability to pay dividends on its capital stock.

     The Company has entered into negotiations with AT&T Credit Corporation to roll-up the five existing loan agreements comprising the AT&T Credit Facility into the New AT&T Credit Facility (to be secured by the existing assets of the Company including the stock, but not the assets, of certain of the Company's subsidiaries), which the Company expects will otherwise be on terms substantially similar to those of the existing AT&T Credit Facility. The maximum aggregate amount of credit available under the proposed New AT&T Facility will not exceed $35 million, which is the maximum amount of credit the Company is allowed to borrow in its Secured Credit Facility (as defined in the Existing Indentures and in the Indenture (as defined herein) with respect to the Notes). On June 26, 1997, each of the Company's Subsidiaries that are parties to the AT&T Credit Facility entered into an agreement with AT&T Credit Corporation to waive, for a period of 90 business days commencing on the date thereof, compliance by such subsidiaries with a certain covenants contained therein. Such covenants are not expected to be included in the New AT&T Facility.

2005 NOTES AND 2006 NOTES

     The terms of the 2005 Notes and the 2006 Notes include those stated in the applicable Existing Indenture and those made a part of the applicable Existing Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of that Existing Indenture. The terms of the Existing Indentures are substantially similar. The following summaries of certain provisions of the Existing Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Existing Indenture.

     The Existing Notes are general unsubordinated and unsecured senior obligations of ACSI and rank pari passu with all other unsubordinated and unsecured indebtedness of ACSI. As a holding company that conducts virtually all of its business through subsidiaries, ACSI currently has no source of operating cash flow other than from dividends and distributions from its subsidiaries. ACSI's subsidiaries have no obligation to pay amounts due on the Notes and do not guarantee the Notes. Therefore, the Existing Notes will be effectively subordinated to all liabilities of ACSI's subsidiaries, including trade payables. Any rights of ACSI and its creditors, including the holders of the Existing Notes, to participate in the assets of any of ACSI's subsidiaries upon any liquidation or reorganization of any such subsidiary are subject to the prior claims of that subsidiary's creditors (including trade creditors).

     Upon a Change of Control (as defined in the Existing Indentures), each holder of the Existing Notes will have the right to require ACSI to repurchase all or any part of such holder's Existing Notes at 101% of the respective Accreted Value (as defined in the Existing Indentures) thereof, or, in the case of any such repurchase on or after November 1, 2000 in the case of the 2005 Notes and on or after April 1, 2001 in the case of the 2006 Notes, 101% of the respective principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date of repurchase. A Change of Control would occur if, among other things, any person or group, other than Mr. Pompliano, Mr. Kozak, certain affiliates of First Analysis Corporation, ING or Huff, acquires more than 35% of the total voting power of the Company.

     Each of the Existing Indentures contains certain covenants which, among other things, restrict the ability of ACSI and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of ACSI's capital stock or make certain other restricted payments, create restrictions on the ability of certain subsidiaries to make distributions on their capital stock, create liens, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of their assets.

     On June 11, 1997, the Company notified the trustee under each of the Existing Indentures that, as of June 10, 1997, it had approximately $13.0 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. As of June 30, 1997, the Company had approximately $17.4 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. These overdue amounts constituted Indebtedness of the Company, as that term is defined in each of the Existing Indentures. The incurrence by the Company of such Indebtedness is not currently permitted under
Section 4.09 of each of the Existing Indentures and, therefore, constituted an Event of Default (as defined in the Existing Indentures) under each Existing Indenture. The Company used a portion of the proceeds of the Unit Offering to pay in full all ordinary course trade accounts payable that were more than 60 days overdue to cure such Event of Default.

  The 2005 Notes

     The 2005 Notes mature on November 1, 2005. The yield on the 2005 Notes equals 13% per annum, computed on a semi-annual bond equivalent basis and calculated from November 9, 1995. The 2005 Notes will accrete at a rate of 13%, compounded semi-annually, to an aggregate principal amount of $190,000,000 by November 1, 2000. Cash interest will not accrue on the 2005 Notes prior to November 1, 2000. Thereafter, interest on the 2005 Notes will accrue at the rate of 13% per annum and will be payable in cash semi-annually on May 1 and November 1, commencing May 1, 2001. The 2005 Notes will be redeemable, at the option of ACSI at any time, in whole or in part, on or after November 1, 2000, at 110%, 106 2/3% and 103 1/3% of the principal amount for the twelve months following November 1, 2000, 2001 and 2002, respectively, plus accrued and unpaid interest, if any, to the date of redemption.

  The 2006 Notes

     The 2006 Notes mature on April 1, 2006. The yield on the 2006 Notes equals 12 3/4% per annum, computed on a semi-annual bond equivalent basis and calculated from March 21, 1996. The 2006 Notes will accrete at a rate of 12 3/4%, compounded semi-annually, to an aggregate principal amount of $120,000,000 by April 1, 2001. Cash interest will not accrue on the 2006 Notes prior to April 1, 2001. Thereafter, interest on the 2006 Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually on April 1 and October 1, commencing October 1, 2001. The 2006 Notes will be redeemable, at the option of ACSI at any time, in whole or in part, on or after April 1, 2001 at 106 3/8%, 104 1/4% and 102 1/8% of the principal amount for the twelve months following April 1, 2001, 2002 and 2003, respectively, plus accrued and unpaid interest, if any, thereon, to the date of repurchase.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Old Notes were and the New Notes will be issued under an indenture, dated as of July 23, 1997 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee under the Indenture (the "Trustee"). For purposes of this Description of the New Notes, the term "Company" refers to American Communications Services, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

     The terms of the New Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. A copy of the Indenture is available from the Company upon request. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. The New Notes are subject to all such terms, and holders of the New Notes are referred to the Indenture and the Trust Indenture Act for a complete statement of such terms. Certain terms used herein are defined below under " -- Certain Definitions."

     The New Notes will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, including the 2005 Notes and the 2006 Notes, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. As of March 31, 1997, the total outstanding indebtedness of the Company that would rank pari passu with the New Notes was approximately $186.3 million. The New Notes will not be secured by any assets and will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of March 31, 1997, the Company, on a consolidated basis, had approximately $30.8 million outstanding of secured indebtedness.

     The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. The Company's subsidiaries will have no direct obligation to pay amounts due on the Notes and will not guarantee the Notes. As a result, the Notes effectively will be subordinated to all existing and future third-party indebtedness and other liabilities of the Company's subsidiaries (including trade payables). As of March 31, 1997, the total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) were approximately $52.3 million. Of that amount, approximately $30.8 million in indebtedness was secured by first priority liens on all the assets of the borrowing subsidiaries. See "Description of Certain Indebtedness." Any rights of the Company and its creditors, including the holders of Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors).

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount to $220,000,000 and will mature on July 15, 2007. Interest on the New Notes will accrue at the rate of 13 3/4% per annum and will be payable semi annually in cash on each January 15 and July 15, commencing January 15, 1998, to the Persons who are registered Holders at the close of business on January 1 and July 1, respectively, immediately preceding the applicable interest payment date. Interest on the New Notes will accrue from the most recent date to which interest has been paid on the Old Notes, or, if no interest has been paid, from July 23, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     If the Company does not comply with certain deadlines set forth in the Registration Rights Agreement with respect to the Exchange Offer or the registration of the New Notes for resale under a shelf registration statement, holders of the New Notes will be entitled to Additional Interest. See
"-- Exchange Offer; Registration Rights."

     Principal and interest will be payable at the office of the Paying Agent but, at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The New Notes will be issued without coupons and in fully registered form, in denominations of $1,000 and integral multiples thereof. Unless otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the option of the Company prior to July 15, 2002. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon (if any), if redeemed during the twelve months beginning July 15 of the years indicated below:

                                       YEAR                                 PERCENTAGE
        ------------------------------------------------------------------  ----------
        2002..............................................................    106.875
        2003..............................................................    105.156
        2004..............................................................    103.438
        2005..............................................................    101.719
        2006 and thereafter...............................................    100.000%

     Notwithstanding the foregoing, at any time prior to July 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of New Notes with the net proceeds from one or more Equity Offerings of the Company at a redemption price equal to 113.750% of the aggregate principal amount thereof on the date of redemption; provided, however, that, after giving effect to any such redemption, at least $143 million aggregate principal amount of the New Notes remain outstanding.

MANDATORY REDEMPTION

     Except as set forth under "-- Repurchase at the Option of Holders Upon a Change of Control" and "-- Asset Sales," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to any Change of Control Payment Date (as defined below).

     Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) shall mail a notice to each holder stating: (1) that a Change of Control Offer is being made pursuant to the covenant in the Indenture entitled "Repurchase at the Option of Holders upon a Change of Control" and that all New Notes timely tendered will be accepted for payment;
(2) the Change of Control Purchase Price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed; (3) that any New Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;
(4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all New Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest, from and after the Change of Control Payment Date; (5) that holders electing to have any New Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender the New Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such New Notes or portions thereof purchased; and (7) that holders whose New Notes are being purchased only in part will be issued New Notes equal in principal amount to the unpurchased portion of the New Note or New Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of New Notes pursuant to a Change of Control Offer.

     On the Change of Control Payment Date, the Company will (1) accept for payment New Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (2) irrevocably deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all New Notes or portions thereof so tendered; and (3) deliver, or cause to be delivered, to the Trustee the New Notes so accepted together with an Officers' Certificate listing the New Notes or portions thereof tendered to the Company and accepted for payment. The Paying Agent shall promptly mail to each holder of New Notes so accepted payment in an amount equal to the Change of Control Purchase Price for such New Notes, and the Trustee shall promptly authenticate and mail to each holder a New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such New Note shall be in a principal amount of $1,000 or any integral multiple thereof.

     The existence of the holders' right to require, subject to certain conditions, the Company to repurchase New Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all New Notes tendered by holders seeking to accept the Change of Control Offer. In addition, instruments governing other indebtedness of the Company may prohibit the Company from purchasing any New Notes prior to their stated maturity, including pursuant to a Change of Control Offer. See "Description of Certain Indebtedness." In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all New Notes tendered pursuant to such offer or a time when the Company is prohibited from purchasing the New Notes (and the Company is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of the Company. The Indenture is governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

     Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of New Notes to require that the Company repurchase or redeem New Notes in the event of a takeover, recapitalization or similar restructuring.

DISBURSEMENT OF FUNDS -- ESCROW ACCOUNT

     Pursuant to the Indenture, the Company placed approximately $70 million of the net proceeds realized from the sale of the Old Notes, representing funds sufficient to pay the first five interest payments on the Old Notes or the New Notes, as the case may be, in an escrow account (the "Escrow Account") held by the Escrow Agent for the benefit of the Trustee under the Indenture in accordance with the Escrow and Disbursement Agreement. The Company entered into the Escrow and Disbursement Agreement, which provides, among other things, that funds may be disbursed from the Escrow Account only to pay interest on the Old Notes or the New Notes, as the case may be, (or, if a portion of the Notes has been retired by the

Company, funds representing the interest payment on the retired Notes may be paid to the Company) and, upon certain repurchases or redemptions thereof, to pay principal of and premium, if any, thereon. Pending such disbursement, the Company has caused all funds contained in the Escrow Account to be invested in Marketable Securities. Interest earned on these Marketable Securities will be added to the Escrow Account.

ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or assets sold or otherwise disposed of; (iii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property or assets consists of Cash Proceeds or Telecommunications Assets; and (iv) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth in the next paragraph.

     Within 270 days after any Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option (i) reinvest (or enter a binding agreement to reinvest, provided that such reinvestment is completed within 180 days of the date of such agreement) an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Telecommunications Assets and/or (ii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu with the New Notes or to the permanent reduction of Indebtedness or preferred stock of any Restricted Subsidiary (other than Indebtedness to, or preferred stock owned by, the Company or another Restricted Subsidiary); provided, however, that any Net Cash Proceeds applied to the reduction of Indebtedness represented by the 2005 Notes and 2006 Notes shall be in accordance with the next paragraph. Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Telecommunications Assets and/or reduce pari passu Indebtedness of the Company or Indebtedness or preferred stock of its Restricted Subsidiaries shall constitute Excess Proceeds.

     If at any time the aggregate amount of Excess Proceeds (including any Net Cash Proceeds applied to the permanent reduction of Indebtedness represented by the 2005 Notes and 2006 Notes) calculated as of such date exceeds $10 million, the Company shall, within 30 days of the date the amount of Excess Proceeds exceeds $10 million, use such Excess Proceeds to make an offer to purchase (an "Asset Sale Offer") on a pro rata basis, from all holders, outstanding New Notes, Old Notes, 2005 Notes and 2006 Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at a purchase price (the "Offer Purchase Price") in cash equal to (a) with respect to the Existing Notes, 100% of the Accreted Value thereof (as defined in the relevant indenture) and (b) with respect to the Old Notes and the New Notes, 100% of the principal amount thereof, plus, in each case, accrued and unpaid interest, if any, to the purchase date, in accordance with the procedures set forth in the relevant indenture. Upon completion of an Asset Sale Offer (including payment of the Offer Purchase Price), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes.

     The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extend such laws and regulations are applicable, in connection with the repurchase of New Notes pursuant to an Asset Sale Offer.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture:

  Limitation on Indebtedness

     The Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue any Disqualified Stock or permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided that the

Company may incur Indebtedness or issue Disqualified Stock if, after giving effect to such issuance or incurrence on a pro forma basis, the Debt to EBITDA Ratio of the Company does not exceed 5.5x in the case of any issuance or incurrence on or before November 1, 1998, or 5.0x in the case of any issuance or incurrence thereafter.

     The foregoing limitation will not apply to: (a) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under the Secured Credit Facility; provided that the aggregate principal amount of Indebtedness under such facility does not exceed $35 million at any one time outstanding; (b) the Existing Indebtedness; (c) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; (d) the incurrence by the Company or any of its Restricted Subsidiaries of Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the covenant described in this paragraph; (e) the incurrence by the Company of any Exchange Rate Obligations, provided that such Exchange Rate Obligations were entered into in connection with transactions in the ordinary course of business or the incurrence of Indebtedness that is permitted by the covenant described in this paragraph; (f) the incurrence by the Company of Indebtedness represented by the Existing Notes; (g) Indebtedness of the Company in connection with one or more standby letters of credit issued in the ordinary course of business; (h) Indebtedness in respect of performance, surety or appeal bonds provided by the Company in the ordinary course of business; (i) Indebtedness of the Company not to exceed, at any one time outstanding, one and a half times the amount of the Net Cash Proceeds received by the Company from the issuance and sale of its Qualified Stock (other than preferred stock) subsequent to the Issue Date; provided such Indebtedness shall have a stated maturity no earlier than that of the New Notes and is subordinated in right of payment to the New Notes; (j) the incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease ("Refinance" and, correlatively, "Refinanced" and "Refinancing") Indebtedness permitted pursuant to clause (b) or (f) of this paragraph; provided that (i) the amount of such Refinancing Indebtedness shall not exceed the principal amount of, premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued with original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith; (ii) such Refinancing Indebtedness shall have a stated maturity no earlier than the Indebtedness being Refinanced; (iii) such Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being Refinanced; (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the New Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the New Notes on terms at least as favorable to the holders of New Notes as those contained in the documentation governing the Indebtedness being so Refinanced; and (v) no Restricted Subsidiary shall incur Refinancing Indebtedness to Refinance Indebtedness of the Company or another Subsidiary; (k) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of any Person which incurrence resulted directly from an Investment described in clause (ix) of the definition of "Permitted Investments" herein; provided that, (i) immediately after giving effect to such Investment on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Company or any Restricted Subsidiary as a result of such Investment as having been incurred by the Company or such Restricted Subsidiary at the time of such Investment), the Company would
(A) be permitted to incur $1.00 of additional Indebtedness under the immediately preceding paragraph or (B) have a Debt to EBITDA Ratio which is equal to or not worse than the Debt to EBITDA Ratio of the Company immediately prior to such Investment or (ii) such incurrence is otherwise permitted; provided further that Indebtedness incurred by the Company and its Restricted Subsidiaries under this clause (k) as a result of any such Investment does not exceed 50 percent of the Fair Market Value of the Qualified Stock used as consideration in such Investment; provided further that the aggregate principal amount of Indebtedness incurred under this clause (k) does not exceed $50,000,000; (l) the incurrence by the Company of Permitted Subordinated Financing; and (m) Indebtedness not otherwise permitted to be incurred pursuant to the covenant described in this paragraph in an aggregate amount not to exceed $428,634.

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

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. If the Guaranteed Indebtedness is (i) pari passu with the Notes then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (ii) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by, or as a result of, payment under such Guarantee.

  Limitation on Liens

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its Property or assets now owned or hereafter acquired, or any interest therein or any income or profits therefrom, without effectively providing that the Notes shall be secured equally and ratably with (and provided the Notes shall be secured prior to any secured obligation that is subordinated in right of payment to the Notes) the obligations so secured for so long as such obligations are so secured.

  Limitation on Sale and Leaseback Transactions

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or assets subject to such transaction;
(ii) the Attributable Indebtedness of the Company or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted by the covenant described under " -- Limitation on Indebtedness"; (iii) the Company or such Restricted Subsidiary would be permitted to create a Lien on such Property or assets without securing the Notes by the covenant described under " -- Limitation on Liens"; and (iv) the Net Cash Proceeds from such transaction are applied in accordance with the covenant described under " -- Asset Sales."

  Restricted Payments

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness"; and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, plus (B) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale (other than to a Restricted Subsidiary) of shares of its Qualified Stock, including Qualified Stock issued upon the exercise of options, warrants or rights to purchase Qualified Stock, plus (C) 100% of the amount of any Indebtedness of the Company or any of its Restricted Subsidiaries (as expressed on the face of a balance sheet in accordance with GAAP), or the carrying value of any Disqualified Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Qualified Stock of the Company subsequent to the Issue Date, less the amount of any cash, or the value of any other Property distributed by the Company or its Restricted Subsidiaries upon such conversion, exchange or satisfaction, plus (D) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment, minus (E) 100% of the amount of Investments made pursuant to clause (vii) of the following paragraph subsequent to the Issue Date.

     The foregoing limitations shall not prevent the Company from (i) paying a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Indenture; (ii) retiring (A) any Capital Stock of the Company or any Restricted Subsidiary of the Company or (B) Indebtedness of the Company that is subordinate to the Notes or (C) Indebtedness of a Restricted Subsidiary of the Company, in exchange for, or out of the proceeds of, the substantially concurrent sale of Qualified Stock of the Company; (iii) retiring any Indebtedness of the Company subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), provided that such new Indebtedness (A) is subordinated in right of payment to the Notes at least to the same extent as, (B) has an Average Life at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so retired; (iv) retiring any Indebtedness of a Restricted Subsidiary of the Company in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company or any Restricted Subsidiary that is permitted under the covenant described under " -- Limitation on Indebtedness" and that (A) is not secured by any assets of the Company or any Restricted Subsidiary to a greater extent than the retired Indebtedness was so secured, (B) has an Average Life at least as long as the retired Indebtedness and (C) is subordinated in right of payment to the Notes at least to the same extent as the retired Indebtedness; (v) retiring any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option plan in effect on the Issue Date or upon the death or termination of such member, provided that the aggregate price paid for all such retired Capital Stock shall not exceed, in the aggregate, the sum of $2.0 million plus the aggregate cash proceeds received by the Company subsequent to the Issue Date from any reissuance of Capital Stock by the Company to members of management of the Company and its Subsidiaries; (vi) making loans to members of management of the Company as required pursuant to employment agreements with such members, provided that the aggregate amount of all such loans shall not exceed $2.2 million; (vii) making Investments in an aggregate amount not to exceed $20,000,000 in joint ventures or other risk sharing arrangements (which may include partnerships, limited liability companies, corporations or other arrangements) (each a "Joint Venture Entity") the purpose of which is to engage in the same or complementary lines of business as the Company or a Restricted Subsidiary or in businesses consistent with the fundamental nature of the operating business of the Company or a Restricted Subsidiary; provided the management and operations of any such Joint Venture Entity are controlled by the Company pursuant to (a) the charter documents of such Joint Venture Entity, or
(b) an agreement between or among the holders of the Voting Stock of such Joint Venture Entity, or (c) a management agreement of a minimum duration of three or more years between the Company and such Joint Venture Entity; (viii) permitting a Restricted Subsidiary which became a Restricted Subsidiary as a result of

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

an Investment by the Company or a Restricted Subsidiary described in clause
(vii) of this paragraph to declare or pay any dividend or distribution on any Capital Stock of such Subsidiary to all holders of Capital Stock of such Subsidiary on a pro rata basis; and (ix) permitting a Restricted Subsidiary to pay a dividend with respect to any shares of Capital Stock of such Subsidiary held by a lender, which shares of Capital Stock were acquired by such lender in connection with the Secured Credit Facility.

     Not later than the date of making any Restricted Payment (including any Restricted Payment Permitted to be made pursuant to the previous paragraph), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available financial statements.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective, or enter into, any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company; or (iii) to transfer any of its Property or assets to the Company or any other Restricted Subsidiary of the Company, except: (a) any encumbrance or restriction existing as of the Issue Date pursuant to an agreement relating to the Secured Credit Facility or the Existing Indebtedness;
(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or Property, so long as the encumbrances or restrictions in any such agreement relate solely to the assets or Property so acquired; (c) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Company or any Restricted Subsidiary (other than Indebtedness issued by such Restricted Subsidiary in connection with or in anticipation of its acquisition), provided that the EBITDA of such Restricted Subsidiary is not taken into account in determining whether such acquisition is permitted by the terms of the Indenture; (d) any encumbrance or restriction pursuant to an agreement effecting a permitted Refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Refinancing agreement are not materially more restrictive than the encumbrances and restrictions contained in such agreements; (e) customary provisions restricting subletting or assignment of any lease of the Company or any Restricted Subsidiary or customary provisions in certain agreements that restrict the assignment of such agreement or any rights thereunder; (f) any temporary encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Restricted Subsidiary; and (g) any restriction on the sale or other disposition of assets or Property securing Indebtedness as a result of a Permitted Lien on such assets or Property permitted by the covenant described under "-- Limitation on Liens."

  Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Company (i) shall not permit any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Restricted Subsidiary and (ii) shall not permit any Person other than the Company or a Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares), except for (a) a sale of 100% of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "-- Asset Sales"; (b) Capital Stock of a Restricted Subsidiary issued and outstanding on the Issue Date and held by Persons other than the Company or any Restricted Subsidiary; (c) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by the Company; (d) any Disqualified Stock permitted to be issued under "Limitation on Indebtedness"; (e) Capital Stock of a Subsidiary issued to a lender or lenders under the Secured Credit Facility in an aggregate amount not to exceed 7.25% of the

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

outstanding Capital Stock of such Subsidiary; and (f) Capital Stock of a Person which became or will become a Restricted Subsidiary as a result of an Investment by the Company or a Restricted Subsidiary described in clause (vii) of the second paragraph of the covenant described under "Restricted Payments" herein, provided that, (A) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such issuance at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Capital Stock issued, (B) any consideration received by the Company or such Restricted Subsidiary in respect of such issuance consist of Cash Proceeds and/or Telecommunications Assets and (C) the Company or such Restricted Subsidiary, as the case may be, within 270 days of such issuance, uses the Net Cash Proceeds from such issuance to (1) reinvest (or enters a binding agreement to reinvest, provided that such reinvestment is completed within 180 days of the date of such agreement) an amount equal to the Net Cash Proceeds (or any portion thereof) from such issuance in Telecommunications Assets and/or (2) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) from such issuance to repurchase or redeem Notes or to permanently reduce Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu with the Notes or to permanently reduce Indebtedness or preferred stock of any Restricted Subsidiary (other than Indebtedness to, or preferred stock owned by, the Company or another Restricted Subsidiary).

  Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Properties or assets to, or purchase any Property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a Board Resolution certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the Independent Directors, who have determined that such Affiliate Transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) with respect to any Affiliate Transaction (other than Permitted Subordinated Financing) involving aggregate payments in excess of $5.0 million, an opinion as to the fairness from a financial point of view to the Company or such Restricted Subsidiary issued by an investment banking firm of national standing together with an Officers' Certificate to the effect that such opinion complies with this clause (ii); provided that the following shall not be deemed Affiliate
Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director of the Company or any Restricted Subsidiary approved by the Board of Directors and consistent with industry practice; (iii) transactions between or among the Company and its Restricted Subsidiaries; (iv) transactions permitted by the covenant described under "-- Restricted Payments";
(v) transactions pursuant to contracts existing on the Issue Date and listed in a schedule to the Indenture; and (vi) loans and advances to employees and officers of the Company or a Restricted Subsidiary in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, provided that the aggregate principal amount of all such loans and advances shall not exceed $3.0 million at any one time outstanding, and provided, further, that in the event the aggregate principal amount of all such loans or advances exceeds $1.0 million at any one time outstanding, the Company shall, within 180 days of the date such amount first exceeds $1.0 million, reduce such amount to an amount less than $1.0 million.

  Restricted and Unrestricted Subsidiaries

     (a) The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if such Subsidiary does not have any obligations which, if in Default, would result in a cross default on Indebtedness of the Company or a Restricted Subsidiary (other than Indebtedness to the Company or a Restricted Subsidiary), and (i) such

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

subsidiary has total assets of $1,000 or less or (ii) such designation is effective immediately upon such Person becoming a Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof. Except as provided in clause (a)(i), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

     (b) The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed Subsidiary having no outstanding Indebtedness other than Indebtedness to the Company or a Restricted Subsidiary at the date of determination) becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" and (ii) no Default or Event of Default would occur; provided, however,that the foregoing restriction shall not apply to a Person which becomes a Restricted Subsidiary as a result of (a) an Investment described in clause (ix) of the definition of "Permitted Investments" herein or
(b) an Investment described in clause (vii) of the second paragraph of the covenant described under "Restricted Payments" herein. Subject to this clause
(b), an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary.

     (c) The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with clause (b) shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee.

  Reports

     Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the SEC), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the Security Register and to any Persons that request such reports in writing, without cost to such holders or Persons, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed or would have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report with the SEC if the SEC does not permit such filing. In addition to the foregoing, commencing with the unaudited information for the fiscal quarter ended September 30, 1997, the Company will file with the SEC and will thereafter transmit by mail to the Holders and file with the Trustee within the same time periods as set forth in the second next preceding sentence, unaudited information, on an aggregate Fiber Network basis (before headquarter allocations) segmented by the calendar year in which each such Fiber Network became operational, setting forth the investment in plant, property and equipment to date, revenue, EBITDA, EBIT, access lines, fiber miles, route miles, buildings connected and voice grade equivalents; provided, however, that the Company will provide such unaudited information with respect to (i) all Fiber Networks that were initially operational at any time prior to December 31, 1995 (all such Fiber Networks shall be deemed to have become operational in calendar year 1995) and (ii) all Fiber Networks that were initially operational in each succeeding calendar year (including all or any portion of the then current year); and provided, further, that the Company need no longer comply with the information requirements of this sentence after four consecutive fiscal quarters for which the ratio of EBITDA of the Company to Consolidated Interest Expense (other than dividends or distributions with respect to preferred stock or Disqualified Stock of the Company) of the Company is greater than 1.0 or after the occurrence of a Change of Control.

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

  Limitation on Construction of Fiber Networks

     The Company may construct Fiber Networks in no more than 45 Metropolitan Areas until the earlier of such time as (i) the ratio of EBITDA of the Company to Consolidated Interest Expense (other than dividends or distributions with respect to preferred stock or Disqualified Stock of the Company) of the Company is greater than 1.0 for four consecutive fiscal quarters and (ii) the occurrence of a Change of Control.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

     The Company will not, in any transaction or series of transactions, consolidate with, or merge with or into, any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole to any other Person, unless:

          (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

          (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions), no Event of Default or Default shall have occurred and be continuing or would result therefrom; and

          (iii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions), the Company (or the Surviving Entity, if the Company is not continuing) would
     (A) be permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" or (B) have a Total Market Capitalization of at least $1.0 billion and total Indebtedness in an amount less than 40% of its Total Market Capitalization.

SECURITY

     The Old Notes are and the New Notes will be secured, pending disbursement pursuant to the Escrow and Disbursement Agreement, by a pledge of the Escrow Account, which initially contains approximately $70 million of the net proceeds from the sale of the Old Notes (the "Collateral"), representing funds sufficient to pay the first five interest payments on the Old Notes or the New Notes, as the case may be.

     The Company entered into the Escrow and Disbursement Agreement which provided for the grant by the Company to the Trustee for the benefit of the Holders of security interests in the Collateral. All such security interests will secure the payment and performance when due of all of the obligations of the Company under the Indenture with respect to the Notes and under such Notes, as provided in the Escrow and Disbursement Agreement. The Liens created by the Escrow and Disbursement Agreement will be first priority security interests in the Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company.

     Funds will be disbursed from the Escrow Account only to pay interest on the Old Notes or the New Notes, as the case may be, and, upon certain repurchases or redemptions of the Old Notes or the New Notes, as the case may be, to pay principal of and premium, if any, thereon. Pending such disbursements, all funds contained in the Escrow Account will be invested in Marketable Securities. Upon the acceleration of the maturity of the Old Notes or the New Notes, as the case may be, or the failure to pay principal at maturity or

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

upon certain redemptions and repurchases of the Old Notes or the New Notes, as the case may be, the Escrow and Disbursement Agreement provides for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and second, to the obligations under the Notes and the Indenture.

     Pursuant to the Escrow and Disbursement Agreement, if the Company makes the first five interest payments on the Notes in a timely manner, immediately after the fifth interest payment any remaining Marketable Securities will be released from the Escrow Account to the Company and thereafter the Notes will be unsecured.

EVENTS OF DEFAULT

     Each of the following is an "Event Of Default" under the Indenture:

          (a) default in the payment of interest on any Note when the same becomes due and payable, and the continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of (or premium, if any, on) any Note at its maturity, upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any Note as required;

          (c) the Company fails to comply with any of its covenants or agreements contained in "-- Limitation on Indebtedness," "-- Limitation on Sale and Leaseback Transactions" or "-- Restricted Payments," or fails to perform or comply with the provisions described under "-- Repurchase at the Option of the Holders Upon a Change of Control," "-- Asset Sales" or
     "-- Consolidation, Merger, Conveyance, Lease or Transfer";

          (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty addressed in (a), (b) or (c) above) and continuance of such Default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the outstanding Notes;

          (e) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $10 million;

          (f) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

          (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or
     (ii) a decree or order adjudging the Company or any Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (h) (i) the commencement by the Company or any Significant Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Significant Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Restricted Subsidiary; or (iii) the filing by the Company or any Significant Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by the Company or any Significant Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or the making by the Company or any Significant Restricted Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Restricted Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Company or any Significant Restricted Subsidiary in furtherance of any such action.

     If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount of Notes may declare all unpaid principal of, and any accrued and unpaid interest on, all Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by holders of the Notes), and upon any such declaration, such amount will become and be immediately due and payable. If any Event of Default specified in clause
(g) or (h) above occurs, all unpaid principal of, and any accrued and unpaid interest on, the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied, or cured or waived by the holders of the relevant Indebtedness, within 60 days after such event of default. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 30 days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holder of Notes, enter into one or more indentures supplemental to the Indenture (l) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the Notes; (2) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Indenture; (3) to add any additional Events of Default; (4) to provide for uncertificated Notes in addition to or in place of certificated Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee; (6) to secure the Notes;
(7) to cure any ambiguity in the Indenture, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided such actions shall not adversely affect the interests of the holders in any material respect; or (8) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     With the consent of the holders of not less than a majority in principal amount of the outstanding Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose or adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders; provided that no such supplemental indenture shall, without the consent of the holders of not less than 75% in principal amount of the outstanding Notes, modify the obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales; and, provided, further, that no such supplemental indenture shall, without the consent of the holder of each outstanding Note: (l) change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof; (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder; (3) subordinate in right of payment, or otherwise subordinate, the Notes to any other Indebtedness; or (4) modify any provision of this paragraph (except to increase any percentage set forth herein).

     The holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past Default under the Indenture and its consequences, except Default (1) in the payment of the principal of (or premium, if any) or interest on any Note, or (2) in respect of a covenant or provision hereof which under the first proviso to the prior paragraph cannot be modified or amended without the consent of the holders of not less than 75% in principal amount of the outstanding Notes, or
(3) in respect of a covenant or provision hereof which under the second proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Note affected; provided with respect to any past Default referred to in clause (2) of this paragraph, the holders of not less than 75% in principal amount of the outstanding Notes may waive such Default.

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE

     The Company may terminate its obligations under the Indenture when (i) either (A) all outstanding Notes have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

     The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest on the Notes (but not the Change of Control Purchase Price or the Offer Purchase Price) and any rights of the holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "-- Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the maturity of the Notes, of (A) money in an amount, (B) U.S. Government Obligations which through the

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

payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of, and interest on, the Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in the trust or the Trustee being subject to regulation under the Investment Company Act of 1940.

THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Indenture.

     The holders of not less than a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of such person's or entity's status as a director, officer, employee, incorporator or stockholder of the Company. By accepting a Note, each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nonetheless, such waiver way not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

EXCHANGE OFFER; REGISTRATION RIGHTS

     In connection with the Private Placement, the Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed that it will, at its cost, for the benefit of the Holders of Old Notes, (i) on or prior to September 21, 1997, file the Exchange Offer Registration Statement with respect to the Exchange Offer to exchange the Old Notes for the New Notes, which New Notes will have terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) and (ii) use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to November 20, 1997. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the Old Notes surrendered to the Company pursuant to the Exchange Offer, the Holder who surrendered such Old Notes will receive a New Note having a principal amount equal to that of the surrendered Old Notes. Interest on each New Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the New Note surrendered in exchange therefor, or (ii) if the New Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the Old Notes, from July 23, 1997.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes will be freely transferable by holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Old Notes for New Notes will be required to represent (i) that any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the New Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Notes and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such New Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed to make available, for a period of 180 days after consummation of the Exchange Offer, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes.

     If, (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the Company is not permitted to effect an Exchange Offer, (ii) the Exchange Offer Registration Statement is not declared effective within 120 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Notes so request or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act), then in each case, the Company will (x) promptly deliver to the Holders and the Trustee written notice thereof and (y) at its sole expense,
(a) as promptly as practicable (but in no event later than 60 days after the Issue Date), file a Shelf Registration statement covering resales of the Old Notes or the New Notes as the case may be, (b) use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of three years after the Issue Date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

     If the Company fails to comply with the above provision or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Notes as follows:

          (i) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the SEC within 60 days following the Issue Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall be paid on the principal amount of the Notes at a rate per annum equal to 0.5% of the principal amount of the Notes; or

          (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the SEC within 120 days following the Issue Date or (B) notwithstanding that the

     Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 120th day following the Issue Date, then, commencing on the day after either such required effective date, Additional Interest shall be paid on the principal amount of the Notes at a rate per annum equal to 0.5% of the principal amount of the Notes; or

          (iii) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Notes have been disposed of thereunder), then Additional Interest shall be paid on the principal amount of the Notes at a rate per annum equal to 0.5% of the principal amount of the Notes commencing on the day such Shelf Registration Statement ceases to be effective;

provided, however, that the Additional Interest rate on the Notes may not exceed in the aggregate 1.5% per annum of the principal amount; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue and the terms of the Notes shall revert to the original terms set forth on the cover page of this Prospectus.

     Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on January 15 and July 15 of each year.

     In addition, certain investment management accounts for which W.R. Huff acts as investment advisor and on behalf of which W.R. Huff purchased Old Notes in the Private Placement are entitled to demand registration rights with respect to Notes, if any, held by them after the expiration date of the Shelf Registration Statement.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

BOOK-ENTRY; DELIVERY AND FORM

     All New Notes will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of New Notes of the individual beneficial interests represented by such Global Note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially were designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), and interest (including Additional Interest) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Note in definitive form (a "Certificated Security") for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

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

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

     "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary of the Company; provided, further, neither the Company nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other; and provided, further, any lender under the Secured Credit Facility and its Affiliates shall not be deemed to be Affiliates of the Company or any Restricted Subsidiary solely as a result of the existence of the Secured Credit Facility or their holdings of Capital Stock of the Company or any Restricted Subsidiary acquired in connection with the Secured Credit Facility. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, by way of consolidation or merger, but excluding by means of any Sale and Leaseback Transaction or by the granting of a Lien permitted under "-- Limitation on Liens") by such Person or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company, in one transaction, or a series of related transactions (each hereinafter referred to as a "Disposition"), of Property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $2 million, other than (i) a Disposition of Property in the ordinary course of business consistent with industry practice, (ii) a Disposition that constitutes a Restricted Payment permitted under "-- Restricted Payments" and (iii) a Disposition by the Company in connection with a transaction permitted under "-- Consolidation, Merger, Conveyance, Lease or Transfer."

     "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

     "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

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

     "Board Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

     "Cash Proceeds" means, with respect to any Asset Sale or issuance or sale of Capital Stock by any Person, the aggregate consideration received in respect of such sale or issuance by such Person in the form of cash or Eligible Cash Equivalents.

     "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) (other than any Permitted Holder or any Restricted Subsidiary of the Company) shall have occurred; (ii) any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to preferred stock or Disqualified Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in

(A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its stated maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication,
(i) all items classified as extraordinary, (ii) any net income of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period; (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition; (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (v) net gains (but not net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries; (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person; (vii) with regard to a non-wholly owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-wholly owned Restricted Subsidiary's net income (or loss); and (viii) the cumulative effect of changes in accounting principles.

     "Consolidated Tangible Assets" of any Person means, as of any date, the sum for such Person and its Restricted Subsidiaries (after eliminating intercompany items) of the net book value of all Property and assets of such Person and its Restricted Subsidiaries reflected on a balance sheet of such Person or such Restricted Subsidiary, as the case may be, prepared in accordance with GAAP, less the net book value of all items that would be classified as intangibles under GAAP, including, without limitation, (i) licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, noncompete agreements and organizational expenses, and (ii) un-amortized deferred financing costs, debt discount and expenses.

     "Debt to EBITDA Ratio" means, as at any date of determination, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that (x) if the transaction giving rise to the need to calculate the Debt to EBITDA Ratio would have the effect of increasing or decreasing Indebtedness or EBITDA in the future, Indebtedness or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination and (y) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such period or (z) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any material assets outside the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such period.

     "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

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

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date on which the Notes mature.

     "EBIT" means the amount calculated in the same manner as EBITDA, but not including clauses (iii) and (iv) of the definition thereof.

     "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any non-cash expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity and minus, to the extent reflected in such income statement, any non-cash credits that had the effect of increasing Consolidated Net Income of such Person for such period. This definition of EBITDA is used only for the purpose of this Description of the Notes and the Indenture.

     "Eligible Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within ninety days after the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from Standard & Poor's Ratings Group ("Standard & Poor's") or A-2 or better from Moody's Investors Service, Inc. ("Moody's"), (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either Standard & Poor's or Moody's and in each case maturing within ninety days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million, (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi).

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's or Moody's at the time as of which any investment or rollover therein is made.

     "Equity Offering" means an offering of Common Stock of the Company resulting in net proceeds to the Company in excess of $20 million.

     "Escrow Account" means an escrow account for the deposit of approximately $70 million of the net proceeds from the sale of the Notes under the Escrow and Disbursement Agreement.

     "Escrow Agent" means The Bank of New York, as Escrow Agent under the Escrow and Disbursement Agreement, or any successor thereto appointed pursuant to such agreement.

     "Escrow and Disbursement Agreement" means the Escrow and Disbursement Agreement, dated as of the date of the Indenture, by and among the Escrow Agent, the Trustee and the Company, governing the disbursement of funds from the Escrow Account.

     "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

     "Existing Indebtedness" means Indebtedness outstanding on the date of the Indenture (other than under the Secured Credit Facility), including the 2005 Notes and the 2006 Notes, and disclosed in a schedule attached to the Indenture, and the incurrence by the Company of Indebtedness represented by the 2005 Notes and the 2006 Notes.

     "Fair Market Value" means, with respect to any asset or Property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

     "Fiber Network" means a digital fiber optic telecommunications network wholly owned by the Company that serves a Metropolitan Area.

     "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP as in effect on the Issue Date.

     "Guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring," shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been incurred at the time at which it becomes a Subsidiary.

     "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has

Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantees at such date; provided that for purposes of calculating the amount of the 2005 Notes or 2006 Notes outstanding at any date, the amount of such 2005 Notes or 2006 Notes shall be the Accreted Value (as defined in the relevant indenture) thereof as of such date unless cash interest has commenced to accrue pursuant to the relevant indenture, in which case the amount of the 2005 Notes or 2006 Notes outstanding will be determined pursuant to the relevant indenture and will not include any accrued and unpaid cash interest which would otherwise be included in Accreted Value because of clause (iii) of the definition thereof in the relevant indenture.

     "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, Guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or
(iii) the acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that Investments shall exclude commercially reasonable extensions of trade credit. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

     "Issue Date" means the date on which the Notes were first authenticated and delivered under the Indenture.

     "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

     "Marketable Securities" means (i) U.S. Government Securities maturing not more than two years after the date of acquisition; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by or time deposit of an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's or "P-1" (or higher) according to Moody's; (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and
(v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Maturity" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the Indenture, whether on the date specified in such Note as the fixed date on which the principal of such Note is due and payable, on the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture with regard to a Change of Control Offer or an Asset Sale Offer, as applicable, or by declaration of acceleration, call for redemption or otherwise.

     "Metropolitan Area" means the 31 metropolitan areas in which the Company, as of June 30, 1997, has a Fiber Network and other metropolitan areas deemed in the reasonable business judgment of the management of the Company to provide an opportunity for the building and operation of such a Fiber Network with the reasonable potential to produce financial results for the Company at least substantially comparable to the metropolitan areas in which the Company has such operational Fiber Networks.

     "Net Cash Proceeds" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, Cash Proceeds received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as liability under GAAP by such Person or its Restricted Subsidiaries,
(ii) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; provided, further, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indenture.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered to the Trustee, which shall comply with the Indenture.

     "Permitted Holders" means The Huff Alternative Income Fund, L.P., ING Equity Partners, L.P.I., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P. and Anthony J. Pompliano and the respective Affiliates (other than the Company and the Restricted Subsidiaries) of each of the foregoing.

     "Permitted Investments" means (i) Eligible Cash Equivalents; (ii) Investments in Property used in the ordinary course of business; (iii) investments in any Person as a result of which such Person becomes a Restricted Subsidiary in compliance with the Indenture; (iv) Investments pursuant to certain agreements or obligations of the Company or a Restricted Subsidiary, in effect an the Issue Date, to make such Investments, and disclosed in a Schedule attached to the Indenture; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (vi) Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (vii) Exchange Rate Obligations; provided that such Exchange Rate Obligations were entered into in connection with transactions in the ordinary course of business or the incurrence of Indebtedness that is permitted by the terms of the Indenture to be outstanding; (viii) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "-- Asset Sales"; (ix) Investments by the Company or a Restricted Subsidiary in or in respect of a Person to the extent the consideration for such Investment consists of shares of Qualified Stock of the Company; and (x) Investments in existence at the Issue Date.

     "Permitted Liens" means (i) Liens on Property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any Property or assets of the Company or any of its Subsidiaries other than the Property or assets subject to the Liens prior to such merger or consolidation; (ii) Liens on Telecommunications Assets existing during the time of the construction thereof; (iii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (iv) Liens existing as of the Issue Date; (v) Liens to secure borrowings permitted under clause (a) of the second paragraph of "-- Limitation on Indebtedness"; (vi) any Lien on Property of the Company in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (vii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by
GAAP); (viii) easements, rights-of-way, licenses and other similar restrictions on the use of Properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; (ix) any Lien to secure obligations under workmen's compensation laws or similar legislation, including any Lien with respect to judgments which are not currently dischargeable; (x) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP); (xi) any interest or title of a lessor in Property subject to a Capital Lease Obligation; (xii) Liens to secure any Vendor Financing Indebtedness; provided that such Liens do not extend to any Property or assets other than the Property or assets the acquisition of which was financed by such Indebtedness; (xiii) Liens in favor of the Company or any Restricted Subsidiary;
(xiv) Liens on Property or assets of a Person existing prior to the time such Person is acquired by the Company as a result of (a) an Investment described in clause (ix) of the definition of "Permitted Investments" herein or (b) an Investment described in clause (vii) of the second paragraph of the covenant described under "Restricted Payments" herein; provided that such Liens were in existence prior to the contemplation of such Investment and do not secure any Property or assets of the Company or any of its Subsidiaries other than the Property or assets subject to the Liens prior to such Investment; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof; (xvi) Liens on the Escrow Account and all funds and securities therein securing only the Notes equally and ratably and (xvii) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses
(i) through (v) and (xii), provided that such Liens do not extend to any other Property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

     "Permitted Subordinated Financing" means Indebtedness or preferred stock of the Company issued to a Permitted Holder on terms specified in the Indenture, provided that (i) in the case of Permitted Subordinated Financing that constitutes Indebtedness, such Indebtedness is subordinated in right of payment to the Notes and has a maturity of 180 days or less and (ii) in the case of Permitted Subordinated Financing that constitutes preferred stock, such preferred stock is retired within 180 days of issuance.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

     "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

     "Refinancing Indebtedness" means any Indebtedness incurred in connection with the Refinancing of other Indebtedness.

     "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than the Company or a Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted Subsidiary, (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary, (iii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of the Company) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than (a) a Permitted Investment, (b) an Investment by the Company in a Restricted Subsidiary or (c) an Investment by a Restricted Subsidiary in the Company or a Restricted Subsidiary.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been classified as an "Unrestricted Subsidiary."

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "Secured Credit Facility" means the AT&T Credit Facility as in effect on the Issue Date and additional secured credit agreements to which the Company is or becomes a party, in an aggregate amount not to exceed $35 million, and all related amendments, notes, collateral documents, guarantees, instruments and other agreements executed in connection therewith, as the same may be amended, modified, supplemented, restated, renewed, extended, refinanced, substituted or replaced from time to time.

     "Significant Restricted Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

     "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights-of-way, trademarks and licenses to use copyrighted material), that are utilized by such Person, directly or indirectly, in a Telecommunications Business. Telecommunications Assets shall include stock, joint venture or partnership interests in another Person, provided that substantially all of the assets of such other Person consist of Telecommunications Assets, and provided, further, that if such stock, joint venture or partnership interests are held by the Company or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of the Company pursuant to the Indenture. The determination of what constitutes Telecommunication Assets shall be made by the Board of Directors and evidenced by a Board Resolution delivered to the Trustee.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications-related network equipment, software and other devices for use in
(i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above.

     "Telecommunications Company" means any Person substantially all of the assets of which consist of Telecommunications Assets.

     "Total Market Capitalization" of any Person means, at the time of determination, the product of (i) the aggregate amount of outstanding shares of common stock of such Person (which shall not include any common stock issuable upon the exercise of options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) and (ii) the average closing price of such common stock over the preceding 20 consecutive Trading Days. If no such closing price exists with respect to shares of any such class, the value of such shares shall be determined by the Board of Directors in good faith as evidenced by a Board Resolution delivered to the Trustee.

     "Trading Day" means, with respect to a security traded on a securities exchange, automated quotation system or market, a day on which such exchange, system or market is open for a full day of trading.

     "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indenture.

     "Vendor Financing Indebtedness" of any Person means an obligation owed by such Person to a vendor of any Telecommunications Assets solely in respect of the purchase price of such assets, provided that the amount of such Indebtedness does not exceed the Fair Market Value of such assets, and provided, further, that such Indebtedness is incurred within 180 days of the acquisition of such assets.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

           U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The following is a general discussion of the material U.S. Federal income tax consequences of the Exchange Offer to holders of Old Notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all aspects of U.S. Federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it address considerations applicable to investors subject to special treatment under the U.S. Federal income tax laws. In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. EACH POTENTIAL INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The exchange of an Old Note for a New Note pursuant to the Exchange Offer should not constitute a taxable exchange.

     Upon failure to comply with certain of its obligations under the Registration Rights Agreement, the Company would be required to pay Additional Interest on the Notes. Although the matter is not free from doubt, if Additional Interest becomes payable on the Notes, all or a portion of any interest or Additional Interest earned on the Notes might constitute original issue discount for U. S. Federal income tax purposes, which must be reported as income by holders of the Notes as such original issue discount accrues.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with any such resale. In addition, until           , 1997, all
dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the New Notes will be passed upon for the Company by Riley M. Murphy, Annapolis Junction, Maryland.

                                    EXPERTS

     The consolidated financial statements of American Communications Services, Inc. as of June 30, 1995 and 1996 and December 31, 1996, and for the years ended June 30, 1995 and 1996 and six months ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     On April 21, 1995, pursuant to authorization of its Board of Directors and approval of its Audit Committee, the Company dismissed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as its auditors and retained KPMG Peat Marwick LLP ("KPMG Peat Marwick"). Coopers & Lybrand's report for each of the fiscal years ended June 30, 1993, and June 30, 1994, indicated uncertainties as to the Company's ability to continue as a going concern. However, Coopers & Lybrand's report for these years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles.

     During the fiscal years ended June 30, 1993, and June 30, 1994, and the subsequent interim periods immediately preceding the change in accountants, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Coopers & Lybrand would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Company's financial statements. During the fiscal years ended June 30, 1993, and June 30, 1994, and the subsequent interim periods immediately preceding the change in accountants, there were no reportable events (as that term is used in Regulation S-K, Item 304(a)(1)(v)(A) through (D) of the Exchange Act), except that at the March 30, 1994, meeting of the Audit Committee at which representatives of Coopers & Lybrand were present, Coopers & Lybrand communicated to the Audit Committee that through approximately August 1993, documentation of equity or other non-cash transactions and controls over cash were less than adequate. This matter was then discussed. The Company has authorized Coopers & Lybrand to respond fully to the inquiries of KPMG Peat Marwick concerning such reportable events.

                                    GLOSSARY

     ACCESS CHARGES -- The fees paid by IXCs to LECs for originating and terminating long distance calls on their local networks.

     ATM (ASYNCHRONOUS TRANSFER MODE) -- A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM switching was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

     BROADBAND -- Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

     CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

     CATVS -- Cable television service providers.

     CENTRAL OFFICES -- The switching centers or central switching facilities of the LECs.

     CENTREX -- Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that carriers can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- a CAP that also provides Switch Local Services such as local dial tone and centrex.

     CO-CARRIER STATUS -- A relationship between a CLEC and an ILEC that affords the same access and rights to the other's network, and provides access and services on an equal basis.

     COLLOCATION -- The ability of a CAP such as the Company to connect its network to the LEC's central offices. Physical collocation occurs when a CAP places its network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the LEC's central offices at competitive prices, even though the CAP's network connection equipment is not physically located inside the central offices.

     DEDICATED LINES -- Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the LEC's public switched network).

     DEDICATED SERVICES -- Special access, switched transport and private line services generally offered by CAPs, including the Company.

     DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

     DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     EBITDA -- Net income (loss) before net interest, income taxes, depreciation and amortization.

     FCC -- Federal Communications Commission.

     FIBER MILES -- The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "Route Miles" below.

     FIBER OPTICS -- Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has significantly greater bandwidth capacity than copper cable, which is many times greater in size.

     FIBER OPTIC RING NETWORK -- Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture in its networks.

     FRAME RELAY -- Frame relay is a high-speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANs, but is not appropriate for voice and video applications due to the variable delays that can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     ILEC (INCUMBENT LOCAL EXCHANGE CARRIER) -- An incumbent carrier providing local exchange services.

     INTERCONNECTION DECISIONS -- Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CAP, long distance carrier or end-user seeking such interconnection for the provision of interstate special access and switched access transport services.

     INTERNET PROTOCOL (IP) -- A compilation of network- and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- An internationally agreed upon standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line. ISDN permits video-conferencing over a single line, for example, and also supports a multitude of value-added networking capabilities, reducing costs for end-users and results in more efficient use of available facilities. ISDN combines standards for highly flexible customers to network signaling with both voice and data within a common facility.

     ISP -- An Internet service provider provides customers with access to the Internet by linking its network directly or through other ISPs to the Internet backbone network.

     IXC (INTEREXCHANGE CARRIERS) -- See Long Distance Carrier.

     LANS (LOCAL AREA NETWORKS) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LATAS (LOCAL ACCESS AND TRANSPORT AREAS) -- The geographically defined areas in which LECs are authorized by the MFJ to provide local switched services.

     LEC (LOCAL EXCHANGE CARRIER) -- A company providing local telephone services.

     LOCAL EXCHANGE AREAS -- A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

     LONG DISTANCE CARRIERS OR IXCS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Long distance carriers include, among others, AT&T, MCI, Sprint, WorldCom and LCI, as well as resellers of long distance capacity.

     NAP -- Network Access Points are points where the national ISPs interconnect their networks, allowing a multitude of local and regional ISPs to exchange data and access the Internet globally.

     NODE -- An individual point of origination and termination of data on the network transported using frame relay or similar technology.

     OFF-NET -- A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

     ON-NET -- A customer that is physically connected to one of the Company's networks.

     PBX (PRIVATE BRANCH EXCHANGE) -- A switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

     PCS (PERSONAL COMMUNICATIONS SERVICE) -- A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

     POPS (POINTS OF PRESENCE) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PRIVATE LINE -- A private, dedicated telecommunications connection between end-user locations (excluding long distance carrier POPs).

     RBOCS (REGIONAL BELL OPERATING COMPANIES) -- The seven local telephone companies established by the MFJ. These RBOCs are prohibited from providing interLATA services and from manufacturing telecommunications equipment.

     ROUTE MILES -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

     SONET (SYNCHRONOUS OPTICAL NETWORK) -- A self-healing fiber optic ring that constitutes a local network.

     SPECIAL ACCESS SERVICES -- The lease of private, dedicated telecommunications lines or "circuits" along the network of a ILEC or a CAP (such as the Company), whose lines or circuit run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end-user to its long distance carrier POP. Special access services do not require the use of switches.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     SWITCHED ACCESS SERVICES -- The origination or termination of long distance traffic between a customer premise and an IXC POP via shared local trunks using a local switch.

     SWITCHED TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

     SWITCHED TRAFFIC -- Telecommunications traffic along a switched network.

     VGE (VOICE GRADE EQUIVALENT CIRCUITS) -- A measure of service equivalent to one telephone line (64 kilobits of bandwidth) actually billed to a customer.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................    F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996 and December 31, 1996........    F-3
Consolidated Statements of Operations for the Years Ended June 30, 1995 and 1996 and
  for the Six Months Ended December 31, 1996..........................................    F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended June 30,
  1995 and 1996 and for the Six Months Ended December 31, 1996........................    F-6
Consolidated Statements of Cash Flows for the Years Ended June 30, 1995 and 1996 and
  for the Six Months Ended December 31, 1996..........................................    F-7
Notes to Consolidated Financial Statements............................................    F-8
Condensed Consolidated Balance Sheets (Unaudited) as of December 31, 1996 and June 30,
  1997................................................................................   F-22
Condensed Consolidated Statements of Operations (Unaudited) for the Three and Six
  Months Ended June 30, 1996 and 1997.................................................   F-23
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended
  June 30, 1996 and 1997..............................................................   F-24
Notes to Unaudited Condensed Consolidated Interim Financial Statements................   F-25

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
  AMERICAN COMMUNICATIONS SERVICES, INC.:

     We have audited the accompanying consolidated balance sheets of American Communications Services, Inc. and subsidiaries as of June 30, 1995 and 1996 and December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 30, 1995 and 1996 and the six months ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Communications Services, Inc. and subsidiaries as of June 30, 1995 and 1996 and December 31, 1996, and the results of their operations and their cash flows for the years ended June 30, 1995 and 1996 and for the six months ended December 31, 1996 in conformity with generally accepted accounting principles.

                                               /s/ KPMG PEAT MARWICK LLP
                                          --------------------------------------
                                          KPMG PEAT MARWICK LLP

Washington, D.C.
February 14, 1997

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                  JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996

                                                     JUNE 30,         JUNE 30,       DECEMBER 31,
                                                       1995             1996             1996
                                                    -----------     ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents (note 1)..............  $20,350,791     $134,115,981     $ 78,618,544
  Restricted cash (note 1)........................      752,000        2,342,152        2,342,152
  Trade accounts receivable, net of allowance for
     doubtful accounts of $8,600, $189,500, and
     $432,400 at June 30, 1995, June 30, 1996 and
     December 31, 1996, respectively..............      350,436          735,260        2,429,077
  Other current assets............................       92,325        1,003,465        1,202,711
                                                    -----------     ------------     ------------
Total current assets..............................   21,545,552      138,196,858       84,592,484
Networks, equipment and furniture, gross (note
  2)..............................................   15,897,562       80,147,964      144,403,123
Less: accumulated depreciation and amortization...     (330,272)      (3,408,698)      (8,320,372)
                                                    -----------     ------------     ------------
                                                     15,567,290       76,739,266      136,082,751
Deferred financing fees, net of accumulated
  amortization of $64,458, $732,775 and
  $1,070,670, at June 30, 1995, June 30, 1996 and
  December 31, 1996, respectively.................      292,113        8,334,183        8,380,283
Other assets......................................      222,010          329,584          982,649
                                                    -----------     ------------     ------------
Total assets......................................  $37,626,965     $223,599,891     $230,038,167
                                                    ===========     ============     ============
LIABILITIES, REDEEMABLE STOCK, OPTIONS AND
  WARRANTS, MINORITY INTEREST AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Notes payable -- current portion (note 4).......  $   146,083     $    252,809     $    872,031
  Accounts payable................................    3,843,167       21,317,346       33,587,407
  Accrued financing fees..........................    1,542,255               --               --
  Accrued employee costs..........................      836,509          774,262        2,057,187
  Other accrued liabilities.......................    1,269,484          886,692        2,074,945
                                                    -----------     ------------     ------------
Total current liabilities.........................    7,637,498       23,231,109       38,591,570
Long term liabilities:
  Notes payable, less current portion (notes 4 and
     6)...........................................    3,652,085      184,129,361      209,538,226
  Dividends payable (note 3)......................    1,070,985        4,942,313        6,945,943
                                                    -----------     ------------     ------------
Total liabilities.................................   12,360,568      212,302,783      255,075,739
                                                    -----------     ------------     ------------
Redeemable stock, options and warrants (notes 6, 9
  and 11).........................................    2,930,778        2,155,025        2,000,000
                                                    -----------     ------------     ------------
Minority interest (note 4)........................      194,402          160,270               --
                                                    -----------     ------------     ------------
Stockholders' equity (deficit) (notes 3, 4, 5 and
  6):
  Preferred stock, $1.00 par value, 186,664 shares
     designated as 9% Series A-1 Convertible
     Preferred Stock authorized, issued and
     outstanding at June 30, 1995, June 30, 1996
     and December 31, 1996, respectively,
     convertible into 7,466,560 shares of common
     stock (notes 3 and 4)........................      186,664          186,664          186,664

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                                                     JUNE 30,         JUNE 30,       DECEMBER 31,
                                                       1995             1996             1996
                                                    -----------     ------------     ------------
  Preferred stock, $1.00 par value, 277,500 shares
     authorized and designated as 9% Series B
     Convertible Preferred Stock; 227,500, 277,500
     and 277,500 shares issued and outstanding at
     June 30, 1995, June 30, 1996 and December 31,
     1996, respectively, convertible into
     9,910,704 shares of common stock (notes 3 and
     5)...........................................      227,500          277,500          277,500
  Common stock, $.01 par value, 75,000,000 shares
     authorized, 5,744,782, 6,645,691 and
     6,784,996 shares issued and outstanding at
     June 30, 1995, June 30, 1996 and December 31,
     1996, respectively (note 5)..................       56,827           65,837           67,850
     Additional paid-in capital...................   42,411,448       55,975,078       54,870,194
     Accumulated deficit..........................  (20,741,222)     (47,523,266)     (82,439,780)
                                                    -----------     ------------     ------------
Total stockholders' equity (deficit)..............   22,141,217        8,981,813      (27,037,572)
                                                    -----------     ------------     ------------
Commitments and contingencies (notes 1, 4, 6, 7,
  8, and 9).......................................
Total liabilities, redeemable stock, options and
  warrants, minority interest and stockholders'
  equity (deficit)................................  $37,626,965     $223,599,891     $230,038,167
                                                     ==========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        FOR THE YEAR ENDED           FOR THE SIX
                                                   -----------------------------     MONTHS ENDED
                                                     JUNE 30,         JUNE 30,       DECEMBER 31,
                                                       1995             1996             1996
                                                   ------------     ------------     ------------
Revenues (note 1)................................  $    388,887     $  3,415,137     $  6,990,452
Operating expenses:
  Network development and operations.............     3,282,183        5,264,570        8,703,057
  Selling, general and administrative............     4,597,615       13,463,775       20,269,991
  Noncash stock compensation (note 6)............     6,419,412        2,735,845          549,645
  Depreciation and amortization..................       497,811        3,078,426        4,911,674
                                                   ------------     ------------     ------------
Total operating expenses.........................    14,797,021       24,542,616       34,434,367
Non-operating income (expenses):
  Interest and other income......................       217,525        4,409,733        2,757,461
  Interest and other expense (note 4)............      (170,095)     (10,476,904)     (10,390,330)
  Debt conversion expense (note 4)...............      (385,000)              --               --
                                                   ------------     ------------     ------------
Loss before minority interest....................   (14,745,704)     (27,194,650)     (35,076,784)
Minority interest................................        48,055          412,606          160,270
                                                   ------------     ------------     ------------
Net loss.........................................   (14,697,649)     (26,782,044)     (34,916,514)
Preferred stock dividends and accretion (note
  3).............................................    (1,070,985)      (3,871,328)      (2,003,630)
                                                   ------------     ------------     ------------
Net loss to common stockholders..................  $(15,768,634)    $(30,653,372)    $(36,920,144)
                                                   ============     ============     ============
Net loss per common share........................  $      (3.30)    $      (4.96)    $      (5.48)
                                                   ============     ============     ============
Average number of common shares outstanding......     4,771,689        6,185,459        6,733,759
                                                   ============     ============     ============

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 1995 AND 1996 AND THE SIX MONTHS ENDED DECEMBER 31,
                                      1996

                                                                                 SERIES A-1              SERIES B           COMMON
                                                       PREFERRED STOCK         PREFERRED STOCK        PREFERRED STOCK        STOCK
                                                    ---------------------    -------------------    -------------------    ---------
                                                    SHARES      AMOUNT       SHARES      AMOUNT     SHARES      AMOUNT      SHARES
                                                    ------    -----------    -------    --------    -------    --------    ---------
Balances at June 30, 1994........................    1,700    $ 1,700,000         --    $     --         --    $     --    2,755,005
Preferred Stock exchange (note 12)...............   (1,700)    (1,700,000)        --          --         --          --      548,387
Set par value for common stock (note 5)..........       --             --         --          --         --          --           --
Acquisition of Piedmont Teleport, Inc. (note
 13).............................................       --             --         --          --         --          --       62,000
Write-off of note receivable for common stock....       --             --         --          --         --          --           --
Series A Preferred private placement, net of
 related costs (note 3)..........................       --             --    186,664     186,664         --          --           --
Series B Preferred private placement, net of
 related costs (note 3)..........................       --             --         --          --    227,500     227,500           --
Issuance of put right obligations (notes 6 and
 9)..............................................       --             --         --          --         --          --           --
Cancelation of put right obligation (note 9).....       --             --         --          --         --          --           --
Warrant and stock option exercises and stock
 grant (note 6)..................................       --             --         --          --         --          --    2,379,390
Establish limitation on common stock put right
 obligation (note 6).............................       --             --         --          --         --          --           --
Series A Preferred Stock dividends accrued (note
 3)..............................................       --             --         --          --         --          --           --
Net loss.........................................       --             --         --          --         --          --           --
                                                    ------    -----------    -------    --------    -------    --------    ---------
Balances at June 30, 1995........................       --    $        --    186,664    $186,664    227,500    $227,500    5,744,782
Issuance of Series B-4 Preferred Stock (note
 3)..............................................       --             --         --          --     50,000      50,000           --
Issuance of detachable warrants (notes 4 and
 6)..............................................       --             --         --          --         --          --           --
Warrants and stock options exercised (note 6)....       --             --         --          --         --          --      900,909
Series A and B Preferred Stock dividends accrued
 (note 3)........................................       --             --         --          --         --          --           --
Cancelation of and adjustments to put right
 obligations (note 6)............................       --             --         --          --         --          --           --
Stock compensation expense.......................       --             --         --          --         --          --           --
Net loss.........................................       --             --         --          --         --          --           --
                                                    ------    -----------    -------    --------    -------    --------    ---------
Balances at June 30, 1996........................       --    $        --    186,664    $186,664    277,500    $277,500    6,645,691
Warrants and stock options exercised (note 6)....       --             --         --          --         --          --      139,305
Series A and B Preferred Stock dividends accrued
 (note 3)........................................       --             --         --          --         --          --           --
Accretion of consulting agreement credit to
 exercise price of warrants (note 9).............       --             --         --          --         --          --           --
Cancelation of and adjustments to put right
 obligations (note 6)............................       --             --         --          --         --          --           --
Stock compensation expense.......................       --             --         --          --         --          --           --
Net loss.........................................       --             --         --          --         --          --           --
                                                    ------    -----------    -------    --------    -------    --------    ---------
Balances at December 31, 1996....................       --    $        --    186,664    $186,664    277,500    $277,500    6,784,996
                                                    ======    ===========    =======    ========    =======    ========    =========

                                                                               NOTES
                                                                             RECEIVABLE                        TOTAL

                                                   COMMON     ADDITIONAL     ON SALE OF                    STOCKHOLDERS'

                                                    STOCK       PAID-IN        COMMON      ACCUMULATED        EQUITY
                                                   ------
                                                   AMOUNT       CAPITAL        STOCK         DEFICIT         (DEFICIT)

                                                   -------    -----------    ----------    ------------    -------------

Balances at June 30, 1994........................  $    --    $ 1,080,566     $ (2,750)    $ (6,043,573)   $  (3,265,757)

Preferred Stock exchange (note 12)...............       --      1,700,000           --               --               --

Set par value for common stock (note 5)..........   33,033        (33,033)          --               --               --

Acquisition of Piedmont Teleport, Inc. (note
 13).............................................       --             --           --               --               --

Write-off of note receivable for common stock....       --         (2,750)       2,750               --               --

Series A Preferred private placement, net of
 related costs (note 3)..........................       --     15,009,461           --               --       15,196,125

Series B Preferred private placement, net of
 related costs (note 3)..........................       --     20,434,000           --               --       20,661,500

Issuance of put right obligations (notes 6 and
 9)..............................................       --        (53,303)          --               --          (53,303)

Cancelation of put right obligation (note 9).....       --        487,500           --               --          487,500

Warrant and stock option exercises and stock
 grant (note 6)..................................   23,794        349,030           --               --          372,824

Establish limitation on common stock put right
 obligation (note 6).............................       --      4,510,962           --               --        4,510,962

Series A Preferred Stock dividends accrued (note
 3)..............................................       --     (1,070,985)          --               --       (1,070,985)

Net loss.........................................       --             --           --      (14,697,649)     (14,697,649)

                                                   -------    -----------      -------     ------------     ------------

Balances at June 30, 1995........................  $56,827    $42,411,448     $     --     $(20,741,222)   $  22,141,217

Issuance of Series B-4 Preferred Stock (note
 3)..............................................       --      4,950,000           --               --        5,000,000

Issuance of detachable warrants (notes 4 and
 6)..............................................       --      8,684,000           --               --        8,684,000

Warrants and stock options exercised (note 6)....    9,010        289,360           --               --          298,370

Series A and B Preferred Stock dividends accrued
 (note 3)........................................       --     (3,871,328)          --               --       (3,871,328)

Cancelation of and adjustments to put right
 obligations (note 6)............................       --        775,753           --               --          775,753

Stock compensation expense.......................       --      2,735,845           --               --        2,735,845

Net loss.........................................       --             --           --      (26,782,044)     (26,782,044)

                                                   -------    -----------      -------     ------------     ------------

Balances at June 30, 1996........................  $65,837    $55,975,078     $     --     $(47,523,266)   $   8,981,813

Warrants and stock options exercised (note 6)....    1,393        175,945           --               --          177,338

Series A and B Preferred Stock dividends accrued
 (note 3)........................................       --     (2,003,630)          --               --       (2,003,630)

Accretion of consulting agreement credit to
 exercise price of warrants (note 9).............       --         18,750           --               --           18,750

Cancelation of and adjustments to put right
 obligations (note 6)............................      620        154,405           --               --          155,025

Stock compensation expense.......................       --        549,646           --               --          549,646

Net loss.........................................       --             --           --      (34,916,514)     (34,916,514)

                                                   -------    -----------      -------     ------------     ------------

Balances at December 31, 1996....................  $67,850    $54,870,194     $     --     $(82,439,780)   $ (27,037,572)

                                                   =======    ===========      =======     ============     ============


          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             FOR THE YEAR ENDED           FOR THE SIX
                                                                       ------------------------------     MONTHS ENDED
                                                                         JUNE 30,         JUNE 30,        DECEMBER 31,
                                                                           1995             1996              1996
                                                                       ------------     -------------     ------------
Cash flows from operating activities:
Net loss.............................................................  $(14,697,649)    $ (26,782,044)    $(34,916,514)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization......................................       497,811         3,078,426       4,911,674
  Interest deferral and accretion....................................            --        10,447,687      10,041,189
  Amortization of deferred financing fees............................       323,900           668,317         334,671
Provision for doubtful accounts......................................         8,570           180,940         242,915
Loss from impairment of assets.......................................            --                --         318,737
Loss attributed to minority interest.................................       (48,055)         (412,606)       (160,270)
Noncash compensation, consultants and other expenses.................     6,419,412         2,735,845         549,645
Accretion of consulting agreement credit to exercise price of
  warrants...........................................................            --                --          18,750
Noncash debt conversion expense......................................       385,000                --              --
Changes in operating assets and liabilities:
  Trade accounts receivable..........................................      (359,007)         (565,764)     (1,936,732)
  Restricted cash related to operating activities....................       200,000                --              --
  Other current assets...............................................       (92,325)         (911,140)       (199,246)
  Other assets.......................................................       (26,545)         (107,574)       (653,065)
  Accounts payable...................................................     3,170,885        17,474,179      12,270,061
  Accrued financing fees.............................................     1,542,255        (1,542,255)             --
  Accrued employee costs.............................................       719,333           (62,247)      1,282,925
  Other accrued liabilities..........................................     1,055,673          (382,792)      1,188,253
                                                                       ------------     -------------     ------------
Net cash (used in) provided by operating activities..................      (900,742)        3,818,972      (6,707,007)
                                                                       ------------     -------------     ------------
Cash flows from investing activities:
  Purchase of net assets of Piedmont Teleport, Inc...................       (19,135)               --              --
  Purchase of equipment and furniture................................      (306,454)       (2,966,987)     (1,827,119)
  Restricted cash related to network activities......................      (752,000)       (1,590,152)             --
  Network development costs..........................................   (14,996,303)      (57,889,227)    (62,746,777)
                                                                       ------------     -------------     ------------
Net cash used in investing activities................................   (16,073,892)      (62,446,366)    (64,573,896)
                                                                       ------------     -------------     ------------
Cash flows from financing activities:
  Issuance of notes payable..........................................     3,510,349       166,888,210      16,329,923
  Payment of deferred financing fees.................................      (310,175)       (8,710,387)       (380,771)
  Warrant and stock option exercises.................................       372,824           298,370         177,338
  Issuances of Series A Preferred Stock, net of offering costs and
    conversion of bridge financing...................................    10,962,046                --              --
  Issuances of Series B Preferred Stock, net of offering costs.......    20,661,500         5,000,000              --
  Issuance of warrants with 2005 Notes...............................            --         8,684,000              --
  Issuance of notes payable--stockholders............................       250,000                --              --
  Proceeds from sale of minority interest in subsidiaries............       242,457           378,474              --
  Payment of equipment financing.....................................            --                --        (343,024)
  Payments of notes payable--stockholders............................      (481,692)         (146,083)             --
  Payments of bridge notes...........................................    (1,000,000)               --              --
  Payments of secured note...........................................       (75,000)               --              --
  Payments of secured convertible notes..............................       (77,281)               --              --
                                                                       ------------     -------------     ------------
Net cash provided by financing activities............................    34,055,028       172,392,584      15,783,466
                                                                       ------------     -------------     ------------
Net (decrease) increase in cash and cash equivalents.................    17,080,394       113,765,190     (55,497,437)
Cash and cash equivalents, beginning of year.........................  $  3,270,397     $  20,350,791     $134,115,981
                                                                       ------------     -------------     ------------
Cash and cash equivalents, end of year...............................  $ 20,350,791     $ 134,115,981     $78,618,544
                                                                       ============     =============     ============
Supplemental disclosure of cash flow information--interest paid on
  all debt obligations...............................................  $    219,554     $      29,217     $    14,470
                                                                       ============     =============     ============
Supplemental disclosure of noncash investing and financing
  activities:
  Equipment financing................................................  $         --     $     343,024              --
                                                                       ============     =============     ============
  Dividends declared in connection with Series A Preferred Stock.....  $  1,070,985     $   3,871,328     $ 2,003,630
                                                                       ============     =============     ============
Bridge financing, secured convertible notes, and notes
  payable--stockholders converted to equity in connection with
  Offerings..........................................................  $  4,080,079     $          --     $        --
                                                                       ============     =============     ============
Cancellation of and adjustments to put right obligations.............  $   (487,500)    $    (775,753)    $  (155,025)
                                                                       ============     =============     ============
Write off of note receivable from sale of common stock...............  $      2,750     $          --     $        --
                                                                       ============     =============     ============
Preferred stock exchange.............................................  $  1,700,000     $          --     $        --
                                                                       ============     =============     ============
Purchase of Piedmont Teleport, Inc. for common stock and related put
  right obligation...................................................  $    192,303     $          --     $        --
                                                                       ============     =============     ============
Negotiation of right-of-way agreement for option discount............  $    201,000     $          --     $        --
                                                                       ============     =============     ============

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996

(1)  BASIS OF PRESENTATION AND RELATED MATTERS

  Fiscal Year

     Effective December 31, 1996, the Company changed its fiscal year from a twelve-month period ending June 30 to a twelve-month period ending December 31. The consolidated statements of operations, stockholders' equity (deficit) and cash flows are presented for the twelve month period ended June 30, 1995, the twelve month period ended June 30, 1996 and the six month period ended December 31, 1996.

     The Unaudited Condensed Consolidated Statement of Operations information for the six months ended December 31, 1995 is as follows:

        Revenues.......................................................  $    988,877
        Operating expenses.............................................     7,966,463
        Non-operating expenses.........................................     2,057,410
                                                                          -----------
        Loss before minority interest..................................    (9,034,996)
        Minority interest..............................................       155,861
                                                                          -----------
        Net loss.......................................................    (8,879,135)
        Preferred stock dividends and accretion........................    (1,854,495)
                                                                          -----------
        Net loss to common stockholders................................   (10,733,630)
                                                                          -----------
        Net loss per common share......................................         (1.82)
        Average number of common shares outstanding....................     5,900,606
                                                                          ===========

  Organization

     The consolidated financial statements include the accounts of American Communications Services, Inc. and its majority-owned subsidiaries (ACSI or the Company). As discussed in note 4 to the consolidated financial statements, all of the Company's subsidiaries are wholly owned with the exception of the Louisville, Fort Worth, El Paso, Greenville, and Columbia subsidiaries, in which the Company has a 92.75% controlling ownership interest. All material intercompany accounts and transactions have been eliminated in consolidation.

  Business and Operating Environment

     ACSI constructs and operates digital fiber optic networks and offers local telecommunications services to long distance companies and business and government end-users in selected target markets, principally in the southern United States. The Company provides nonswitched dedicated services, including special access, switched transport and private line services. In addition to these dedicated services, the Company is developing and has begun offering high speed data services to business, government and other communications carriers, including Internet service providers. The Company has also begun offering, on a limited basis, enhanced voice messaging services and plans to begin offering local switched voice services in the future. The Company is a competitive local exchange carrier and is referred to as a competitive access provider with respect to provision of dedicated services.

     To date, the Company has funded the construction of its networks and its operations with external financing. Prior to November 1995, the primary sources of funds were two Preferred Stock private offerings completed in October 1994 and June 1995 (see note 3), and a credit facility from AT&T Credit Corporation (see note 4). During the fiscal year ended June 30, 1996, the Company raised additional funds through an additional sale of Preferred Stock (see note 3), two private offerings of Senior Notes, one of which included detachable warrants and further borrowings under the AT&T Credit Corporation Credit Facility (see note
4).

                     AMERICAN COMMUNICATIONS SERVICES, INC.

     The Company has never been profitable, has never generated positive cash flow from consolidated operations and, since its inception has incurred significant net operating losses and negative cash flow. In accordance with the terms of its debt facilities the Company has also deferred payment of most of its interest charges. The Company's continued development, construction, expansion, operation and potential acquisition of local networks, as well as the further development of new services, including local switched voices and high-speed data services, will require substantial capital expenditures. The Company's ability to fund these expenditures is dependent upon the Company's raising substantial financing. To meet its remaining capital requirements and to fund operations and cash flow deficiencies, ACSI will be required to sell additional equity securities, increase its existing credit facility, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of the Company's debtholders. Before incurring additional indebtedness, the Company may be required to seek additional equity financing to maintain balance sheet and liquidity ratios under certain of its debt instruments. There can be no assurance that the Company will be able to obtain the additional financing necessary to satisfy its cash requirements or to successfully implement its growth strategy. Failure to raise sufficient capital could compel the Company to delay or abandon some or all of its plans or expenditures, which could have a material adverse effect on its business, results of operations and financial condition.

  Cash Equivalents and Restricted Cash

     Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company's short and long-term debt securities and marketable equity securities are accounted for at market value. The fair market value of short- and long-term investments is determined based on quoted market prices for those investments. The Company's marketable securities have been classified as available for sale and are recorded at current market value with an offsetting adjustment to stockholders' equity (deficit).

     The Company's investments consist of commercial paper, U.S. Government Securities and money market instruments, all with original maturities of 90 days or less. The fair market value of such securities approximates amortized cost. At June 30, 1995 and 1996 and December 31, 1996, cash equivalents consists of government securities and overnight investments.

     The Company has provided performance bonds and letters of credit in various cities in connection with its operations, resulting in a restriction of cash amounting to $752,000, $2,342,000 and $2,342,000 at June 30, 1995, June 30, 1996
and December 31, 1996, respectively. The face amount of all bonds and letters of credits was approximately $6,200,000 as of December 31, 1996.

  Networks, Equipment and Furniture

     Networks, equipment and furniture are stated at cost less accumulated depreciation and amortization. Costs capitalized during the network development stage include expenses associated with network engineering, design and construction, negotiation of rights-of-way, obtaining legal and regulatory authorizations and the amount of interest costs associated with the network development.

     Provision for depreciation of networks, equipment and furniture is computed using the straight-line method over the estimated useful lives of the assets beginning in the month a network is substantially complete and available for use and equipment and furniture are acquired.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

     The estimated useful lives of the Company's principal classes of assets are as follows:

            Networks:
              Fiber optic cables and installation costs............        20 years
              Telecommunications equipment.........................       3-7 years
              Interconnection and collocation costs................      3-10 years
            Leasehold improvements.................................   Life of lease
            Furniture and fixtures.................................         5 years
            Capitalized network development costs..................      3-20 years

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  Deferred Financing Fees

     Deferred financing fees include commitment fees and other costs related to certain debt financing transactions and are being amortized using the effective interest method over the initial term of the related debt.

  Revenue Recognition

     Revenue is recognized as services are provided. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned. The Company also enters into managed services agreements with certain customers. Under such agreements the Company provides use of Company owned equipment, collocation and network access services. Revenue is recognized on a monthly basis as these services are provided to the customer.

  Earnings (Loss) Per Common Share

     The computation of earnings (loss) per common share is based upon the weighted average number of common shares outstanding. The effect of including common stock options and warrants as common stock equivalents would be anti-dilutive and is excluded from the calculation of loss per common share.

  Income Taxes

     Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

  Reclassifications

     Certain reclassifications have been made to the June 30, 1995 and 1996 consolidated financial statements to conform to the December 31, 1996 presentation. Such reclassifications had no effect on net loss or total stockholders' equity (deficit).

  Stock Option Plan

     Prior to July 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosure for employee stock option grants as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

  Concentration of Credit Risk

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the long distance telecommunications companies that service the Company's markets. For the years ended June 30, 1995 and June 30, 1996 and the six months ended December 31, 1996 approximately 85%, 60% and 40% of the Company's revenues were attributable to services provided to three, four and four of the largest long distance telecommunications companies, respectively. The loss of any one of these customers could have an adverse material impact on the Company's revenues.

     The Company provides managed services to certain Internet service providers. Such companies operate in a highly competitive and uncertain environment. Approximately 19% of the Company's revenues for the six months ended December 31, 1996 were attributed to these companies. At December 31, 1996, the Company had trade accounts receivable of $923,000 from Internet service providers. The Company also has approximately $4.5 million in equipment dedicated to providing service to these companies. The Company believes that, if necessary, this equipment could be redeployed throughout the Company's data network.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(2)  NETWORKS, EQUIPMENT AND FURNITURE

     Networks, equipment and furniture consists of the following:

                                                      JUNE 30,        JUNE 30,       DECEMBER 31,
                                                        1995            1996             1996
                                                     -----------     -----------     ------------
Networks and telecommunications equipment..........  $15,570,450     $76,853,865     $139,129,495
Furniture and fixtures.............................      188,534       1,982,910        3,334,147
Computer software..................................       56,485         948,848        1,558,384
Leasehold improvements.............................       82,093         362,341          381,097
                                                     -----------     -----------     ------------
                                                      15,897,562      80,147,964      144,403,123
Less -- accumulated depreciation and
  amortization.....................................      330,272       3,408,698        8,320,372
                                                     -----------     -----------     ------------
Total, net of accumulated depreciation and
  amortization.....................................  $15,567,290     $76,739,266     $136,082,751
                                                     ===========     ===========     ============

     For the years ended June 30, 1995 and 1996, the Company capitalized interest of approximately $536,000 and $3,051,000, respectively. For the six months ended December 31, 1996, the Company capitalized interest of approximately $2,268,000.

(3)  PRIVATE PLACEMENTS

     In October 1994, the Company completed a private placement of its 9% Series A Convertible Preferred Stock, $1.00 par value (the "Series A Preferred Stock"). There were 138,889 shares issued for cash at $90 per share resulting in proceeds of $10,962,046, net of placement agent commissions and related placement fees and costs.

     In addition, bridge financing was converted and several other obligations were retired with proceeds of the offering. See note 4 to the consolidated financial statements. Further, as discussed in note 6 to the consolidated financial statements, certain parties obtained warrants to purchase shares of the Company's common stock. In June 1995, the Series A Preferred Stock was exchanged for an identical number of 9% Series A-1 Convertible Preferred Stock, $1.00 par value (the "Series A-1 Preferred Stock").

     In June 1995, the Company completed a private placement of its 9% Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred"), 9% Series B-2 Convertible Preferred Stock (the "Series B-2 Preferred") and 9% Series B-3 Convertible Preferred Stock (the "Series B-3 Preferred"), each having a par value of $1.00 per share. There were 227,500 shares issued for cash at $100 per share with proceeds of $20,661,500, net of placement agent commissions and related placement fees and costs. In November 1995, 50,000 shares of 9% Series B-4 Convertible Preferred Stock (the "Series B-4 Preferred") were issued for cash of $100 per share resulting in proceeds of $5,000,000. The Series B-1 Preferred, the Series B-2 Preferred, the Series B-3 Preferred and the Series B-4 Preferred are hereafter collectively referred to as the "Series B Preferred Stock." The Series A-1 Preferred Stock and the Series B Preferred Stock are hereafter collectively referred to as the "Preferred Stock." Further, as discussed in note 6 to the consolidated financial statements, certain parties obtained warrants to purchase shares of the Company's common stock.

     The Company's Preferred Stock and common stock vote as a single class (except with respect to the election of directors and certain other transactions and matters) with the common stock entitled to one vote per share and the Preferred Stock entitled to one vote for each share of common stock into which it is convertible. At December 31, 1996, the outstanding Series A-1 Preferred Stock was convertible into 7,466,560 shares of common stock and the outstanding Series B Preferred Stock was convertible into 9,910,704 shares of common stock.

     Pursuant to the Company's certificate of incorporation, the board of directors is currently comprised of seven directors. The holders of common stock are entitled to elect four directors and the holders of the

                     AMERICAN COMMUNICATIONS SERVICES, INC.

Preferred Stock are entitled to elect three directors. In addition, certain transactions and matters require the consent of the holders of at least 75% of the shares of Preferred Stock voting as a separate class.

     Certain holders of the Company's Preferred Stock and common stock have entered into a Voting Rights Agreement pursuant to which such stockholders have agreed to vote their shares of Preferred Stock and common stock for the election of directors designated by the majority Preferred stockholders.

     In connection with its Series A-1 and Series B Preferred Stock, the Company has recorded approximately $1,071,000, $4,942,000 and $6,946,000 as of June 30, 1995, June 30, 1996 and December 31, 1996, respectively, as a reduction in additional paid-in capital, for the payment of anticipated dividends. The Company's certificate of incorporation requires the Company to accrue dividends, on a quarterly basis, at an annual rate of 9% of the face value of the Series A-1 and B Preferred Stock.

     Although the Board of Directors of the Company has not taken any formal action as of December 31, 1996, as a condition of the aforementioned provisions of the certificate of incorporation, the dividends have been deemed declared and properly reflected in the accompanying consolidated financial statements. Pursuant to the Company's certificate of incorporation, dividends accrued shall be paid cumulatively, beginning January 1, 1998, or earlier upon conversion. Upon a voluntary conversion on or before December 31, 1997, the Company shall, in lieu of accrued and unpaid dividends, issue promissory notes to the holders of the Preferred Stock. The Company expects to issue promissory notes to the holders on January 1, 1998 for dividends accrued, if conversion has not occurred, subject to restrictions included in the Senior Discount Note Indentures. Conversion may occur at any time at the holder's option or automatically, upon a certain qualifying issuance of common stock. As of December 31, 1996, no conversions had occurred.

(4)  DEBT

     Long-term debt consists of the following:

                                                      JUNE 30,        JUNE 30,       DECEMBER 31,
                                                        1995            1996             1996
                                                     ----------     ------------     ------------
Notes payable -- stockholders at 10-15%, maturing
  September 15, 1995...............................  $  146,083               --               --
AT&T Credit Corporation equipment and working
  capital financing facility.......................   3,652,085     $ 14,971,122     $ 30,183,264
2006 Senior Discount notes, interest at 12 3/4%,
  maturing April 1, 2006...........................          --       66,635,887       70,824,922
2005 Senior Discount notes, interest at 13%,
  maturing November 1, 2005........................          --      102,432,137      109,402,071
Secured equipment note payable, interest of 9.98%,
  payable in 36 equal monthly installments of
  $2,766, including interest commencing March 1,
  1996.............................................          --          343,024               --
                                                     ----------     ------------     ------------
Total long-term debt...............................   3,798,168      184,382,170      210,410,257
Less current portion...............................     146,083          252,809          872,031
                                                     ----------     ------------     ------------
                                                     $3,652,085     $184,129,361     $209,538,226
                                                     ==========     ============     ============

                     AMERICAN COMMUNICATIONS SERVICES, INC.

     Principal payments for each of the years from 1997 to 2001 and thereafter are due as follows at December 31, 1996:

                           YEAR ENDING DECEMBER 31,
            -------------------------------------------------------
            1997...................................................  $    872,031
            1998...................................................     1,190,150
            1999...................................................     2,124,721
            2000...................................................     3,250,483
            2001...................................................     4,618,260
            Thereafter.............................................   198,354,612
                                                                     ------------
                                                                     $210,410,257
                                                                     ============

  Notes Payable -- Stockholders

     At June 30, 1995, the Company had a total of $146,083 in notes payable to stockholders which matured and were repaid on September 14, 1995.

  AT&T Credit Corporation Equipment and Working Capital Financing Facility

     In October 1994, the Company entered into the AT&T Credit Facility pursuant to which AT&T Credit Corporation has agreed to provide financing for the development and construction of fiber optic networks by certain of the Company's subsidiaries. In accordance with the terms of the facility, the Company is obligated to use at least 10% of the borrowed funds for purchases of equipment manufactured by AT&T or its affiliates. Pursuant to the AT&T Credit Facility, during fiscal 1995 the Company's subsidiaries in Louisville, Fort Worth, Greenville and Columbia entered into loan agreements with AT&T Credit Corporation providing for up to $19.8 million in loans collateralized by the assets of such subsidiaries. As of June 30, 1995, an aggregate of approximately $3.7 million had been borrowed under these agreements. Subsequent to June 30, 1995, the Company's subsidiary in E1 Paso entered into a separate loan agreement with AT&T Credit Corporation pursuant to the AT&T Credit Facility providing for up to an aggregate of approximately $5.5 million in loans collateralized by its assets. During the fiscal year ended June 30, 1996, the existing loan agreements were amended to increase the aggregate credit available under such agreements to $31.2 million. As of June 30, 1996 and December 31, 1996, outstanding borrowings under the AT&T Credit Facility totaled approximately $15 million and $30 million, respectively, including accrued interest of approximately $1.4 million and $2.7 million, respectively. Interest rates currently applicable to the loans range from 11.93% to 14.47%.

     The loans under the AT&T Credit Facility are collateralized by all of the assets of the respective borrowing subsidiary, including its installed fiber optic system and other equipment. The principal is payable in 28 consecutive quarterly installments, beginning with the ninth quarter after the date of the loan. The principal may be prepaid in certain circumstances, and must be prepaid along with a premium in other circumstances. Interest is due quarterly. At the borrowing subsidiary's option, the interest rate may be fixed or variable. The borrowing subsidiary has a one-time option to convert all variable rate loans to fixed rate loans. Upon certain events of default, additional interest ranging from 2% to 4% will become payable. Interest may generally be deferred so long as it would not cause the outstanding principal balance to exceed the commitment amounts for Capital Loans and for Equipment Loans (as defined in the loan documents). To date, the Company has elected to defer all interest due under the loans. In addition, the AT&T Credit Facility includes covenants, some of which impose certain restrictions on the Company and its restricted subsidiaries including restrictions on the declaration or payment of dividends, the conduct of certain activities, certain capital expenditures, the creation of additional liens or indebtedness, the disposition of assets, transactions with affiliates and extraordinary corporate transactions. The AT&T Credit Facility imposes restrictions on the ability of those subsidiaries of ACSI that incur indebtedness thereunder to transfer funds to ACSI in the form of dividends or

                     AMERICAN COMMUNICATIONS SERVICES, INC.

other distributions. The AT&T Credit Facility also imposes restrictions on the ability of such subsidiaries to raise capital by incurring additional indebtedness. These restrictions could limit ACSI's ability to meet its obligations with respect to the 2005 and 2006 Senior Discount Notes.

     Pursuant to the AT&T Credit Facility, AT&T Credit Corporation purchased 7.25% of the outstanding capital stock of each of the Company's operating subsidiaries for which it provided financing. The Company was required to pledge its interest in these subsidiaries to AT&T Credit Corporation as a condition to each loan. Under certain circumstances, this pledge agreement also restricts the Company's ability to pay dividends on its capital stock.

  2005 Senior Discount Notes and 2006 Senior Discount Notes

     On November 14, 1995, the Company completed an offering of 190,000 Units (the "Units") consisting of $190,000,000 principal amount of 13% Senior Discount Notes due 2005 (the "2005 Notes") and warrants to purchase 2,432,000 shares of the Company's common stock at a price of $7.15 per share (the "Warrants"). The 2005 Notes will accrete at a rate of 13% compounded semi-annually to an aggregate principal amount of $190,000,000 by November 1, 2000. Thereafter, interest on the 2005 Notes will accrue at the annual rate of 13% and will be payable in cash semi-annually. The Company received net proceeds of approximately $96,105,000 from the sale of the Units. The value ascribed to the Warrants was $8,684,000.

     On March 21, 1996, the Company completed an offering of $120,000,000 of 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes") resulting in net proceeds of approximately $61,800,000. The 2006 Notes will accrete at a rate of 12 3/4% compounded semi-annually, to an aggregate principal amount of $120,000,000 by April 1, 2001. Thereafter, interest on the 2006 Notes will accrue at the annual rate of 12 3/4% and will be payable in cash semi-annually on April 1 and October 1, commencing on October 1, 2001. The 2006 Notes will mature on April 1, 2006.

     The 2005 Notes and 2006 Notes (collectively the "Notes") are general, unsubordinated and unsecured obligations of the Company. The Company's subsidiaries have no obligation to pay amounts due on the Notes and do not guarantee the notes. Therefore, the Notes are effectively subordinated to all liabilities of ACSI's subsidiaries, including trade payables. Any rights of the Company and its creditors, including the holders of the Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiaries will be subject to the prior claims of that subsidiary's creditors.

     The Notes are subject to certain covenants which, among other things, restrict the ability of ACSI and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions.

  Debt Conversion

     On June 28, 1994, the Company issued a total of $4,300,720 principal of its 15 percent convertible bridge notes due December 31, 1994, including $1,300,720 issued to then existing stockholders. During 1995, the holders of $3,300,720 of these convertible bridge notes converted the notes plus accrued interest thereon of $35,754 into 37,073 shares of Series A Preferred Stock. The remaining $1,000,000 principal amount was retired by cash payment from the proceeds of the Series A Preferred Stock private offering (see note 3). The Company recorded noncash debt conversion expense of $231,000 associated with the related unamortized financing fees.

     At June 30, 1994, the Company had outstanding loans from affiliates with an aggregate principal balance of $606,640, which were notes secured by certain assets of the Company. These loans bore interest at 15% per annum and had a scheduled maturity date of December 31, 1994.

     In October 1994, the holders of $529,359 principal amount of these notes, plus accrued interest thereon of $29,368, converted the notes into 7,924 shares of Series A Preferred Stock. The remaining principal on the

                     AMERICAN COMMUNICATIONS SERVICES, INC.

secured convertible notes of $77,281 was retired by a cash payment from the proceeds of the Series A Preferred Stock private offering (see note 3). The Company recorded noncash debt conversion expense of $154,000 equal to the premium to induce conversion.

     In August 1994, the Company borrowed $250,000, at a rate of 15% per annum from an affiliate that was payable on demand. In October 1994, this note was converted into 2,778 shares of Series A Preferred Stock.

(5)  STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock

     In fiscal 1995, the Company established a par value of $.01 for its issued and outstanding common stock.

  Preferred Stock

     Pursuant to the Series B Preferred Stock offerings, as described in note 3, four classes of Series B Preferred Stock have been designated and issued. The composition of the Series B Preferred Stock at December 31, 1996 is as follows:

    Preferred Stock, $1.00 par value, 100,000 shares designated as 9% Series
      B-1 Convertible Preferred Stock authorized, issued and outstanding......  $100,000
    Preferred Stock, $1.00 par value, 102,500 shares designated as 9% Series
      B-2 Convertible Preferred Stock authorized, issued and outstanding......   102,500
    Preferred Stock, $1.00 par value, 25,000 shares designated as 9% Series
      B-3 Convertible Preferred Stock authorized, issued and outstanding......    25,000
    Preferred Stock, $1.00 par value, 50,000 shares designated as 9% Series
      B-4 Convertible Preferred Stock authorized, issued and outstanding......    50,000
                                                                                --------
    Total.....................................................................  $277,500
                                                                                ========

(6)  STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     The Company has a stock option plan which provides for the granting of options to officers, employees, directors and consultants of the Company to purchase shares of its common stock within prescribed periods.

     In 1994, the Company entered into employment agreements with five executive officers. Pursuant to the agreements, as amended, such officers have been granted options to purchase an aggregate of 4,149,834 shares of common stock of the Company at exercise prices ranging from $.875 to $3.40 per share. The options vest at various dates as specified in the employment agreements with 4,069,834 of the options vesting on specific dates ranging from November 1, 1993 to November 4, 2001, and 80,000 of such options which vested upon the occurrence of certain specified performance milestones. When the employment of these individuals with the Company terminates, these individuals have the right to sell certain of their shares to the Company (the put right) for a price equal to fair market value. On June 26, 1995, the employment agreements were amended to limit the purchase price paid by the Company pursuant to the put right to a maximum of $2,500,000, which amount is subject to further reductions based on the employees' sales of stock. During the year ended June 30, 1996, the limit was further reduced to $2,000,000.

     The Company has also issued 500,000 options to a supplier to purchase stock at 90% of the fair value at the date of exercise. Such options give the supplier the right to sell the stock acquired back to the Company at fair value under certain circumstances. None of the options have been exercised to date and they expire in December, 1997.

     The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, compensation cost has been recognized for its stock option plans based on the intrinsic value of the option at the date of grant. The compensation cost that has been charged against income was

                     AMERICAN COMMUNICATIONS SERVICES, INC.

approximately $6.4 million, $2.7 million and $550,000 for the years ended June 30, 1995 and June 30, 1996 and for the six months ended December 31, 1996, respectively. Had compensation cost for the Company's plan been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123 for all options granted after June 30, 1995, and the intrinsic value for all options granted prior to July 1, 1995, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                                                        SIX
                                                    YEAR ENDED      MONTHS ENDED
                                                     JUNE 30,       DECEMBER 31,
                                                       1996             1996
                                                   ------------     ------------
Net loss                  As reported:.........    $(26,782,044)    $(34,916,514)
                          Pro forma:...........     (27,533,636)     (36,828,677)
Loss per common share     As reported:.........           (4.96)           (5.48)
                          Pro forma:...........           (5.08)           (5.77)

     Pro forma net loss reflects compensation cost under SFAS No. 123 only for options granted for the year ended June 30, 1996 and for the six months ended December 31, 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the vesting period and compensation cost under SFAS No. 123 for options granted prior to July 1, 1995 is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended June 30, 1996 and the six months ended December 31, 1996, respectively: dividend yield of 0% for both periods; expected volatility of 50% and 50%, risk-free interest rates of 5.97% and 6.4% and expected lives of 4.74 and 4.37 years.

     A summary of the status of the Company's stock options as of June 30, 1995, June 30, 1996 and December 31, 1996 and changes during the period ending on those dates is presented below:

                                                          YEARS ENDED                    SIX MONTHS ENDED
                                           -----------------------------------------    ------------------
                                              JUNE 30, 1995         JUNE 30, 1996       DECEMBER 31, 1996
                                           -------------------    ------------------    ------------------
                                                     WEIGHTED-              WEIGHTED-             WEIGHTED-
                                                      AVERAGE               AVERAGE               AVERAGE
                                           SHARES    EXERCISE     SHARES    EXERCISE    SHARES    EXERCISE
                                           (000)       PRICE      (000)      PRICE      (000)      PRICE
                                           ------    ---------    ------    --------    ------    --------
Outstanding at beginning of year.........    859       $2.22      5,042      $ 1.72     6,095      $ 2.21
Granted..................................  4,283        1.64      1,228        4.30     1,433        9.45
Exercised................................     --          --       (105)       2.46       (48)       2.02
Forfeited................................   (100)       2.51        (70)       3.57       (23)       3.54
                                           -----                  -----                 -----
Outstanding at end of year...............  5,042        1.72      6,095        2.21     7,457        3.60
Options exercisable at year-end..........  2,387                  3,461                 4,140
Weighted-average fair value of options
  granted during the year................  $1.16                  $3.35                 $5.95

                     AMERICAN COMMUNICATIONS SERVICES, INC.

     The following table summarizes information about fixed stock options at December 31, 1996:

                                           OPTIONS OUTSTANDING
                                 ---------------------------------------
                                                 WEIGHTED-                    OPTIONS EXERCISABLE
                                                  AVERAGE      WEIGHTED-    -----------------------
                                   NUMBER        REMAINING      AVERAGE       NUMBER       WEIGHTED-
           RANGE EXERCISABLE     OUTSTANDING    CONTRACTUAL    EXERCISE     EXERCISABLE    AVERAGE
            EXERCISE PRICE       AT 12/31/96       LIFE          PRICE      AT 12/31/96     PRICE
        -----------------------  -----------    -----------    ---------    -----------    --------
        $0.875 to 2.25.........   4,038,777     2.2 years       $  1.46      3,596,275      $ 1.35
        2.80 to 4.78...........   1,672,974        3.4             3.31        496,058        3.21
        6.00 to 9.375..........   1,662,000        4.7             8.53         47,500        6.00
        15.00..................      83,334        4.9            15.00             --          --
                                  ---------      --------         -----      ---------       -----
        $0.875 to 15.00........   7,457,085        3.1             3.60      4,139,833        1.64

     During fiscal years ended June 30, 1995 and 1996, in connection with the Series A-1 and Series B Preferred Stock private placements and related bridge note conversions, warrants for 4,367,078 shares of common stock were issued at prices ranging from $.01 to $3.10. In fiscal 1996, as part of the issuance of the 2005 Notes, detachable warrants to purchase 2,432,000 shares of the Company's common stock at a price of $7.15 per share were issued. These warrants include certain anti-dilution provisions.

     At December 31, 1996, unexercised warrants outstanding are as follows:

                                                              NUMBER       PRICE PER SHARE
                                                             ---------     ---------------
        Series A and Series B Preferred Stock placements...  1,474,836       $0.01-3.10
        2005 Senior Discount Notes offering................  2,432,000         7.15
        Other..............................................    865,000       0.01-9.68
                                                             ---------      -----------
        Total..............................................  4,771,836       $0.01-9.68
                                                             =========      ===========

     The gross proceeds that would be received by the Company on the exercise of all outstanding options and warrants is approximately $53,400,000.

(7)  COMMITMENTS AND CONTINGENCIES

  Certain Agreements

     The Company has signed nonexclusive license agreements with various utility and inter-exchange carrier companies, including an affiliate of one of the country's three largest long distance carriers, to install and maintain fiber cable systems for the Company's use for periods up to 15 years or more, upon exercising of extensions available to the parties. Under these agreements, the Company has use of these rights-of-way for its telecommunications systems, and may be entitled to certain payments for providing telecommunications service, subject to its satisfactory performance of certain agreed upon requirements.

  Retirement Plan

     On February 1, 1996, the Company began sponsoring the American Communications Services, Inc. 401(k) Plan (the "Plan"), a defined contribution plan. All individuals employed on February 1, 1996 were eligible to participate. Participation to all other employees is available after three months of full-time equivalent service. The Company contributions under the Plan are discretionary and may be as much as 6% of an employee's gross compensation subject to certain limits. Total expense under the Plan amounted to approximately $30,000 and $95,000 for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

  Legal Proceedings

     On July 24, 1996, the Company was named as a codefendant in a lawsuit arising from a personal injury sustained during the construction of one of its networks. At the time of the incident giving rise to the lawsuit, the plaintiff was an employee of a subcontractor hired by the Company's general contractor for the construction project. The lawsuit seeks recovery from the Company and the general contractor of at least $25 million plus punitive damages. The Company, the general contractor, and the Company's insurance carrier have begun investigations into the facts surrounding the incident and intend to defend against this suit vigorously.

     In addition, the Company is a party to certain litigation and regulatory proceedings arising in the ordinary course of business. In the opinion of management, based upon the advice of counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position.

(8)  LEASES

     The Company is obligated under various noncancelable operating leases for office and node space as well as office furniture. The minimum future lease obligations under these noncancelable operating leases as of December 31, 1996 are approximately as follows:

                            YEAR ENDING DECEMBER 31,                    AMOUNT
            --------------------------------------------------------  -----------
            1997....................................................  $ 3,980,000
            1998....................................................    4,320,000
            1999....................................................    4,560,000
            2000....................................................    4,051,000
            2001....................................................    3,078,000
            Thereafter..............................................   13,640,000
                                                                      -----------
                                                                      $33,629,000
                                                                      ===========

     Rent expense for the years ended June 30, 1995 and June 30, 1996 and for the six months ended December 31, 1996 was approximately $200,000, $1,166,000 and $1,700,000, respectively.

(9)  RELATED-PARTY TRANSACTIONS

     In October 1993, the Company executed a financial consulting and advisory agreement with a related party for a period of six months. In consideration, the related party received warrants to purchase 300,000 shares of ACSI common stock exercisable at $.875 per share if a future equity financing was successfully completed. The related party had the right to resell the shares to ACSI for $2.50 per share two years from the date of the agreement. At June 30, 1994, the Company provided an accrual of $487,500 for this redemption privilege at the redemption price net of the exercise price. In June 1995, the Company's obligations to repurchase the shares were assumed by a stockholder of the Company. Accordingly, as of June 30, 1995, the $487,500 share value has been transferred from redeemable stock, options, and warrants to additional paid-in-capital.

     On June 16, 1994, the Company entered into a financial consulting agreement for capital raising activities with an entity controlled by significant stockholders of the Company. Under this agreement, the Company paid $153,750 for consulting services rendered through the date of the agreement relating to placement of the Convertible Bridge Notes. Additionally, the Company agreed to pay a $7,500 monthly consulting fee for a two year period beginning on the closing date of the first private placement. During the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, the Company paid $22,500, $90,000 and $67,500 under this arrangement, respectively.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

     Effective July 1, 1994, the Company engaged SGC Advisory Services, Inc. ("SGC") as a financial and business consultant for three years. SGC is an affiliate of a former director of the Company. Pursuant to the agreement, the Company will compensate SGC as follows: (1) a monthly fee of $5,000; and (2) options to purchase up to 50,000 shares of the Company's Common Stock which vest on July 1, 1997, and are exercisable on or before July 1, 1999. At the end of each month of the term of the agreement, SGC earns a credit against the exercise price of those options equal to 1/36th of the exercise price. The shares issued upon exercise of the options will be priced at $2.25 per share and the shares issued will have piggy back registration rights.

(10) INCOME TAXES

     Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                               DECEMBER
                                                    JUNE 30,     JUNE 30,         31,
                                                      1995         1996          1996
                                                   ----------   -----------   -----------
        Deferred tax assets:
          Capitalized start-up and other costs...  $4,163,941   $ 3,733,898   $ 3,972,981
          Stock options--noncash compensation....   2,768,488     3,848,128     4,085,146
          Net operating loss carryforwards.......   1,149,755    12,181,162    31,310,726
          Other accrued liabilities..............     454,391       496,634       964,786
                                                   ----------   -----------   -----------
        Total gross deferred assets..............   8,536,575    20,259,822    40,333,639
          Less: valuation allowance..............   8,291,380    18,304,754    31,990,518
                                                   ----------   -----------   -----------
        Net deferred tax assets..................     245,195     1,955,068     8,343,121
        Deferred tax liabilities--fixed assets
          depreciation and amortization..........     245,195     1,955,068     8,343,121
                                                   ----------   -----------   -----------
        Net deferred tax assets (liabilities)....          --            --            --
                                                   ==========   ===========   ===========

     The valuation allowance for deferred tax assets as of July 1, 1994 was $2,375,327. The net change in the total valuation allowance for the years ended June 30, 1995 and June 30, 1996 and for the six months ended December 31, 1996 was an increase of $5,916,053, $10,013,374 and $13,685,764, respectively. The valuation allowances at June 30, 1996 and December 31, 1996 are a result of the uncertainty regarding the ultimate realization of the tax benefits related to the deferred tax assets. The utilization of the tax benefits associated with net operating losses of approximately $80,000,000 at December 31, 1996 is dependent upon the Company's ability to generate future taxable income. The net operating loss carryforward period expires commencing in 2008 through the year 2012. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of the net operating loss carryforward may have occurred.

     No income tax provision has been provided for the years ended June 30, 1995 and June 30, 1996 and the six months ended December 31, 1996 as the aforementioned deferred tax assets have provided no tax benefit.

(11)  ACQUISITION

     On September 12, 1994 the Company executed a Stock Purchase Agreement with Piedmont Teleport, Inc. under which the Company acquired certain assets, liabilities, and certain right-of-way agreements for $20,000 in cash and the issuance of 62,000 shares of the Company's common stock. The Company accounted for the acquisition as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at September 12, 1994. The seller had the right to put these shares back to the Company on November 1, 1996 for a price of $2.50 per share. Accordingly, this obligation was recorded as redeemable stock until November 1996 at which time it was reclassed to additional paid in capital.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(12)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

  Cash and Cash Equivalents

     The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Letters of Credit

     The fair value of the Letters of credit is based on fees currently charged for similar agreements.

  Short-Term and Long-Term Debt

     The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues if available or based on the present value of expected cash flows at rates currently available to the Company for borrowings with similar terms.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 were:

                                                                            1996
                                                                ----------------------------
                                                                  CARRYING          FAIR
                                                                   VALUE           VALUE
                                                                ------------    ------------
    Cash and cash equivalents (including restricted cash)...      80,960,696      80,960,696
    Letters of credit.......................................              --          25,000
    Long-term debt..........................................     210,410,259     208,583,264

(13)  SUBSEQUENT EVENT

     On January 17, 1997, the Company acquired 100% of the outstanding capital stock of Cybergate, Inc. in exchange for 1,030,000 shares of common stock plus up to an additional 150,000 shares if certain performance goals are achieved. Cybergate, a Florida based Internet services provider, delivers high-speed data communications services. The acquisition will be recorded using the purchase method of accounting.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,    JUNE 30, 1997
                                                                      1996         (UNAUDITED)
                                                                  -------------   -------------
Assets
Current Assets
  Cash and cash equivalents.....................................  $  78,618,544   $   8,499,115
  Restricted cash...............................................      2,342,152       5,156,258
  Accounts receivable, net......................................      2,429,077       6,653,925
  Other current assets..........................................      1,202,711       1,461,345
                                                                  -------------   -------------
     Total current assets.......................................     84,592,484      21,770,643
                                                                  -------------   -------------
Networks, furniture and equipment, gross........................    144,403,123     219,933,362
     (less: Accumulated depreciation)...........................     (8,320,372)    (17,029,394)
                                                                  -------------   -------------
                                                                    136,082,751     202,903,968
Deferred financing fees.........................................      8,380,283      10,340,377
Goodwill (net of accumulated amortization)......................             --       7,748,679
Other assets....................................................        982,649         617,309
                                                                  -------------   -------------
     Total assets...............................................  $ 230,038,167   $ 243,380,976
                                                                  -------------   -------------
Liabilities, Redeemable Stock, Options and Warrants and
  Stockholders' Equity
Current Liabilities
  Accounts payable..............................................  $  33,587,407   $  28,621,966
  Accrued liabilities...........................................      4,132,132       5,097,044
  Notes payable -- current portion..............................        872,031       1,325,532
                                                                  -------------   -------------
     Total current liabilities..................................     38,591,570      35,044,542
                                                                  -------------   -------------
Long Term Liabilities
  Notes payable.................................................    209,538,226     223,753,180
  Other Long Term Liabilities...................................             --         808,781
  Dividends payable.............................................      6,945,943              --
                                                                  -------------   -------------
     Total liabilities..........................................    255,075,739     259,606,503
                                                                  -------------   -------------
Redeemable stock, options and warrants..........................      2,000,000       2,000,000
                                                                  -------------   -------------
Stockholders' Equity/(Deficit)
  Preferred stock, $1.00 par value, 186,664 shares authorized and designated as 9% Series A-1 Convertible Preferred
     Stock, 186,664 and 0 shares, respectively, issued and
     outstanding................................................        186,664              --
  Preferred stock, $1.00 par value, 277,500 shares designated as
     9% Series B Convertible Preferred Stock, authorized,
     277,500 and 0, respectively, issued and outstanding........        277,500              --
  Common Stock, $0.01 par value, 75,000,000 shares authorized,
     6,784,996 and 35,926,902 shares, respectively, issued and
     outstanding................................................         67,850         359,269
  Additional paid-in-capital....................................     54,870,194     113,564,536
  Accumulated deficit...........................................    (82,439,780)   (132,149,332)
                                                                  -------------   -------------
Total stockholders' equity/(deficit)............................    (27,037,572)    (18,225,527)
                                                                  -------------   -------------
Total Liabilities, Redeemable Stock, Options and Warrants and
  Stockholders' Equity/(deficit)................................  $ 230,038,167   $ 243,380,976
                                                                  -------------   -------------

  See accompanying notes to unaudited condensed consolidated interim financial statements

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                         FOR THE THREE MONTHS ENDED                 FOR THE SIX MONTHS ENDED
                                                      ---------------------------------         ---------------------------------
                                                        JUNE 30,             JUNE 30,             JUNE 30,             JUNE 30,
                                                          1996                 1997                 1996                 1997
                                                      ------------         ------------         ------------         ------------
Revenues............................................  $  1,609,621         $ 11,615,836         $  2,426,260         $ 19,792,511
Operating Expenses
  Network, development and operations...............       388,347            9,357,277            2,342,861           18,026,390
  Selling, general and administrative...............     7,735,834           15,893,562           10,386,097           29,818,429
  Non-cash compensation expense.....................      (454,339)             584,458            1,531,426              824,002
  Depreciation and amortization.....................     1,685,765            5,338,596            2,315,769            9,456,250
                                                      ------------   ----  ------------   ----   -----------   ----   ------------
Total Operating Expenses............................     9,355,607           31,173,893           16,576,153           58,125,071
Non-operating income/expenses
  Interest and other income.........................    (2,970,916)            (193,620)          (3,632,229)          (1,077,691)
  Interest and other expense........................     4,141,366            6,287,621            7,641,990           12,420,763
                                                      ------------   ----  ------------   ----   -----------   ----  ------------
Net loss before minority interest...................     8,916,436           25,652,058           18,159,654           49,675,632
Minority interest...................................      (154,671)                  --             (256,745)                  --
                                                      ------------   ----  ------------   ----   -----------   ----  ------------

Net loss............................................     8,761,765           25,652,058           17,902,909           49,675,632
                                                      ------------   ----  ------------   ----   -----------   ----  ------------
Preferred stock dividends/accretion.................     1,061,344              106,201            2,016,833            1,094,839
                                                      ------------   ----  ------------   ----   -----------   ----  ------------

Net loss to common stockholders.....................     9,823,109           25,758,259           19,919,742           50,770,471
                                                      ------------   ----  ------------   ----   -----------   ----  ------------

Net loss per common/common equivalent share.........        ($1.49)              ($0.92)              ($3.03)              ($2.82)
Average number of common/common
equivalent shares outstanding.......................     6,605,501           28,025,238            6,572,061           17,994,161
                                                      ------------   ----  ------------   ----   -----------   ----  ------------


  See accompanying notes to unaudited condensed consolidated interim financial statements

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    FOR THE SIX MONTHS ENDED
                                                                  -----------------------------
                                                                  JUNE 30, 1996   JUNE 30, 1997
                                                                  -------------   -------------
Cash Flow from Operating Activities
Net Loss........................................................  $ (17,902,909)  $ (49,675,632)
Adjustments to reconcile net loss to net cash used in operating
  activities: Depreciation and amortization.....................      2,294,569       9,456,250
  Interest deferral and accretion...............................      7,573,427      12,239,366
  Amortization of deferred financing fees.......................        668,317         473,666
  Provision for doubtful accounts...............................        151,934         859,621
  Loss attributable to minority interest........................       (324,012)             --
  Noncash compensation..........................................      1,531,426         824,002
  Changes in operating assets and liabilities:
     Restricted cash related to operating activities............             --      (2,814,106)
     Trade accounts receivable..................................       (330,530)     (5,084,469)
     Other current assets.......................................       (458,272)       (258,634)
     Other assets...............................................       (107,574)        365,340
     Accounts payable...........................................     16,271,487      (4,162,403)
     Other accrued liabilities..................................     (1,666,634)        964,912
                                                                  --------------  --------------
Net cash provided by (used in) operating activities.............      7,701,229     (36,812,087)
                                                                  --------------  --------------
Cash flows from investing activities:
  Restricted cash related to network activities.................       (890,152)             --
  Purchase of furniture and equipment...........................     (1,538,943)     (4,911,864)
  Network development costs.....................................    (41,660,076)    (68,301,375)
                                                                  --------------  --------------
Net cash (used in) investing activities.........................    (44,089,171)    (73,213,239)
                                                                  --------------  --------------
Cash flows from financing activities:
  Issuance of notes payable and warrants........................     66,234,486       1,737,297
  Issuance of common stock......................................             --      40,702,000
  Issuance of Series B Preferred Stock..........................        274,682
  Payment of notes payable......................................             --        (238,291)
  Payment of dividends..........................................             --        (290,193)
  Payment of deferred financing fees............................     (3,459,582)     (3,299,499)
  Warrant and stock option exercises............................        279,233       1,294,583
                                                                  --------------  --------------
Net cash flow provided by financing activities..................     63,328,819      39,905,897
                                                                  --------------  --------------
Net increase/(decrease) in cash and cash equivalents............     26,940,877     (70,119,429)
Cash and cash equivalents -- beginning of period................  $ 107,175,104   $  78,618,544
                                                                  --------------  --------------
Cash and cash equivalents -- end of period......................  $ 134,115,981   $   8,499,115
                                                                  --------------  --------------
Supplemental disclosure of cash flow information:
  Dividends declared with preferred stock.......................  $   2,016,833   $   1,094,839
                                                                  --------------  --------------
  (Decrease) in accrued redeemable warrant cost.................  $    (504,554)  $          --
                                                                  --------------  --------------
  (Increase) in goodwill........................................  $          --   $  (8,118,632)
                                                                  --------------  --------------

  See accompanying notes to unaudited condensed consolidated interim financial statements

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                          INTERIM FINANCIAL STATEMENTS

BUSINESS AND ORGANIZATION

     American Communications Services, Inc. (ACSI or the Company) provides a broad range of integrated local voice and data communications services primarily to commercial customers in mid-sized markets in the southern United States. The Company manages and operates its own local fiber optic networks.

BASIS OF PRESENTATION AND RELATED MATTERS

     Effective December 31, 1996, the Company changed its fiscal year from a twelve month period ended June 30, to a twelve month period ended December 31. The consolidated financial statements include the accounts of ACSI and its majority-owned subsidiaries. All of the Company's subsidiaries are wholly owned with the exception of the Louisville, Fort Worth, El Paso, Greenville and Columbia subsidiaries, in which the Company has a 92.75% ownership interest. All material intercompany accounts and transactions have been eliminated in consolidation.

     In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, consisting of normal recurring accruals, necessary for a fair presentation thereof. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission. Although the Company believes that the disclosures provided are adequate to make the information presented not misleading, these unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Operating results for the three and six months periods ended June 30, 1997 are not necessarily indicative of the results expected for the full year.

SIGNIFICANT ACCOUNTING POLICIES

  CASH EQUIVALENTS AND RESTRICTED CASH

     Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company's short and long-term debt securities and marketable equity securities are accounted for at market value. The fair market value of short- and long-term investments is determined based on quoted market prices for those investments. The Company's marketable securities have been classified as available for sale and are recorded at current market value with an offsetting adjustment to stockholders' equity (deficit).

     The Company's investments consist of commercial paper, U.S. Government Securities and money market instruments, all with original maturities of 90 days or less. The fair market value of such securities approximates amortized cost. At December 31, 1996 and June 30, 1997, cash equivalents consists of government securities and overnight investments.

     The Company has provided performance bonds and letters of credit in various cities in connection with its operations, resulting in a restriction of cash amounting to $2,342,152 and $5,156,258 at December 31, 1996 and June 30, 1997,
respectively. The face amount of all bonds and letters of credits was approximately $6,200,000 as of December 31, 1996, and $8,072,000 as of June 30, 1997.

  NETWORKS, EQUIPMENT AND FURNITURE

     Networks, equipment and furniture are stated at cost less accumulated depreciation and amortization. Costs capitalized during the network development stage include expenses associated with network engineering,

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

design and construction, negotiation of rights-of-way, obtaining legal and regulatory authorizations and the amount of interest costs associated with the network development.

     Provision for depreciation of networks, equipment and furniture is computed using the straight-line method over the estimated useful lives of the assets beginning in the month a network is substantially complete and available for use and equipment and furniture are acquired.

     The estimated useful lives of the Company's principal classes of assets are as follows:

Networks:
  Fiber optic cables and installation costs....................................  20 years
  Telecommunications equipment.................................................  3-7 years
  Interconnection and collocation costs........................................  3-10 years
Leasehold improvements.........................................................  Life of lease
Furniture and fixtures.........................................................  5 years
Capitalized network development costs..........................................  3-20 years

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

DEFERRED FINANCING FEES

     Deferred financing fees include commitment fees and other costs related to certain debt financing transactions and are being amortized using the effective interest method over the initial term of the related debt.

REVENUE RECOGNITION

     Revenue is recognized as services are provided. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned. The Company also enters into managed services agreements with certain customers. Under such agreements the Company provides use of Company owned equipment, collocation and network access services. Revenue is recognized on a monthly basis as these services are provided to the customer.

EARNINGS (LOSS) PER COMMON SHARE

     The computation of earnings (loss) per common share is based upon the weighted average number of common shares outstanding. The effect of including common stock options and warrants as common stock equivalents would be anti-dilutive and is excluded from the calculation of loss per common share.

INCOME TAXES

     Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards and tax credit carryforwards for which income tax

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

RECLASSIFICATIONS

     Certain reclassifications have been made to the June 30, 1996 consolidated financial statements to conform to the June 30, 1997 presentation. Such reclassifications had no effect on net loss or total stockholders' equity (deficit).

STOCK OPTION PLAN

     Prior to July 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosure for employee stock option grants as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

CONCENTRATION OF CREDIT RISK

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the long distance telecommunications companies that service the Company's markets. The Company provides managed services to certain Internet service providers. Such companies operate in a highly competitive and uncertain environment.

FINANCING ACTIVITIES

     To date, the Company has funded the construction of its networks and its operations with external financings, as described below.

AT&T CREDIT FACILITY

     In October 1994, the Company entered into the AT&T Credit Facility pursuant to which AT&T Credit Corporation has agreed to provide up to $31.2 million in financing for the development and construction of fiber optic local networks by five of the Company's subsidiaries. In connection with each loan made under the AT&T Credit Facility, AT&T Credit Corporation purchased 7.25% of the capital stock of the funded

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

subsidiary, and ACSI pledged the other shares and the assets of the subsidiary to AT&T Credit Corporation as security for the loan. As of June 30, 1997, an aggregate of $31.2 million had been borrowed under these agreements. Principal amounts payable on the AT&T Credit Facility during 1997 are approximately $872,000.

     The Company has entered into negotiations with AT&T Capital Corporation to roll-up the five existing loan agreements comprising the AT&T Credit Facility into one loan agreement to be entered into with the Company, and to be secured by the existing assets of the Company (including the stock, but not the assets, of certain of the Company's subsidiaries) (the "New AT&T Facility"). The Company expects the New AT&T Facility to otherwise be on terms substantially similar to those of the existing AT&T Credit Facility. The maximum aggregate amount of credit available under the proposed New AT&T Facility will not exceed $35.0 million as defined by the Company's existing indentures. On June 26, 1997, each of the Company's Subsidiaries that are parties to the AT&T Credit Facility entered into an agreement with AT&T Credit Corporation to waive, for a period of 90 business days commencing on the date thereof, compliance by such subsidiaries with certain covenants contained therein. Such covenants are not expected to be included in the New AT&T Facility.

9% SERIES A CONVERTIBLE PREFERRED STOCK

     In October 1994, the Company completed the private placement of 186,664 shares of its 9% Series A Convertible Preferred Stock, par value $1.00 per share (which was later exchanged for Series A-1 Preferred Stock that was converted into 7,466,560 shares of Common Stock simultaneous with the completion of the Offering) with accompanying warrants to purchase an aggregate of 2,674,506 shares of Common Stock, for an aggregate consideration of $16.8 million (before deduction of estimated offering expenses), including the conversion of $4.3 million of outstanding debt. Of the warrants sold in October 1994, warrants to acquire 1,491,222 shares of Common Stock were exercised by a principal stockholder for an aggregate exercise price of approximately $100,000. The Series A Preferred Stock was converted into an aggregate of 7,350,160 shares of common stock simultaneously with the completion of the April Offering discussed below.

9% SERIES B CONVERTIBLE PREFERRED STOCK

     In June 1995, the Company completed a private placement of 227,500 shares of its Series B Preferred Stock with accompanying warrants to purchase an aggregate of 1,584,303 shares of Common Stock, for an aggregate consideration of $22.8 million. In addition, in November 1995, the Company completed a private placement of 50,000 shares of its Series B Preferred Stock together with the exercise of accompanying warrants to purchase 214,286 shares of Common Stock to a principal stockholder for an aggregate consideration of $4.7 million. The Series B Preferred Stock was converted into an aggregate of 9,910,704 shares of Common Stock simultaneously with the completion of the April Offering discussed below.

2005 SENIOR DISCOUNT NOTES (2005 NOTES)

     On November 14, 1995, the Company completed an offering of 190,000 Units (the "Units") consisting of $190,000,000 principal amount of 13% Senior Discount Notes due 2005 (the "2005 Notes") and warrants to purchase 2,432,000 shares of the Company's common stock at a price of $7.15 per share (the "2005 Warrants"). The 2005 Notes will accrete at a rate of 13% compounded semi-annually to an aggregate principal amount of $190,000,000 by November 1, 2000. Thereafter, interest on the 2005 Notes will accrue at the annual rate of 13% and will be payable in cash semi-annually on November 1 and May 1, commencing May 1, 2001. The Company received net proceeds of approximately $96,105,000 from the sale of the Units. The value ascribed to the 2005 Warrants was $8,684,000.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

2006 SENIOR DISCOUNT NOTES (2006 NOTES)

     On March 21, 1996, the Company completed an offering of $120,000,000 of 12-3/4% Senior Discount Notes due 2006 (the "2006 Notes") resulting in net proceeds of approximately $61,800,000. The 2006 Notes will accrete at a rate of 12-3/4% compounded semi-annually, to an aggregate principal amount of $120,000,000 by April 1, 2001. Thereafter, interest on the 2006 Notes will accrue at the annual rate of 12-3/4% and will be payable in cash semi-annually on April 1 and October 1, commencing on October 1, 2001. The 2006 Notes will mature on April 1, 2006.

COMMON EQUITY (APRIL OFFERING)

     On April 15, 1997, the Company consummated the issuance and sale of 5,060,000 shares of Common Stock (inclusive of the May 14, 1997 exercise by the underwriters of their overallotment option) at a price per share of $5.00 in an underwritten public offering, and the issuance and sale directly to certain of its principal stockholders of 3,600,000 shares of Common Stock at a purchase price of $4.70 per share (together, the "April Offering"). Total net proceeds to the Company from the April Offering were approximately $40 million.

     In addition, the Company recently completed additional financings, described below.

14-3/4% REDEEMABLE PREFERRED STOCK (UNIT OFFERING)

     On July 10, 1997, the Company consummated the private placement of 75,000 units, (the "Unit Offering"), consisting of its 14-3/4% Redeemable Preferred Stock due 2008 (the "Redeemable Preferred Stock") and warrants to purchase shares of common stock. The Company received net proceeds of approximately $67 million from the sale of these units. Each unit includes a warrant to purchase
80.318 shares of ACSI common stock subject to an increase of 22.645 additional shares of common stock in the event that the Company fails to raise net proceeds of at least $50 million through the issuance and sale of its qualified capital stock on or before December 31, 1998. Dividends on the Redeemable Preferred Stock will accrue from the date of issuance, are cumulative and will be payable in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1997. Dividends may be paid, at the Company's option, on any dividend payment date either in cash or by the issuance of additional shares of preferred stock, provided however, that after June 30, 2002, to the extent and for so long as the Company is not precluded from paying cash dividends on the Redeemable Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is subject, the Company shall pay the dividends in cash. The company is required to redeem all the Redeemable Preferred Stock outstanding on June 30, 2008 at a redemption price equal to 100.00% of the liquidation preference thereof, plus, without duplication, accrued and unpaid dividends to the date of redemption.

2007 SENIOR NOTES (2007 NOTES)

     On July 18, 1997, the Company completed the private placement of $220 million of 13-3/4% Senior Notes due 2007. The Company received net proceeds of approximately $209 million from the sale of the 2007 Notes, of which, approximately $70 million has been placed in escrow solely to fund the first five interest payments or otherwise for the benefit of the holders of the 2007 Notes. The 2007 Notes bear interest at 13-3/4% compounded semi-annually in arrears, payable on January 15 and July 15 each year, commencing on January 15, 1998. The notes mature on July 15, 2007. The 2007 Notes will not be redeemable at the option of the Company prior to July 15, 2002, except that any time prior to July 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the 2007 Notes with the net proceeds from one or more equity offerings of the Company, at a redemption price equal to 113.75% of the aggregate principal amount thereof on the date of the redemption, subject to other conditions.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................    i
Summary...............................    1
Risk Factors..........................   11
Use of Proceeds.......................   22
Capitalization........................   23
Unaudited Pro Forma Condensed
  Consolidated Financial Data.........   24
Selected Consolidated Financial
  Data................................   27
Exchange Offer........................   28
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   34
Business..............................   43
Management............................   60
Certain Transactions..................   69
Principal Stockholders................   70
Description of Certain Indebtedness...   71
Description of the New Notes..........   74
U.S. Federal Income Tax Consequences
  of the Exchange Offer...............  102
Plan of Distribution..................  102
Legal Matters.........................  103
Experts...............................  103
Change in Independent Public
  Accountants.........................  103
Glossary..............................  104
Index to Financial Statements.........  F-1

======================================================

======================================================

                 ---------------------------------------------
                                   PROSPECTUS
                 ---------------------------------------------

                                  $170,000,000
                                      LOGO
                             OFFER TO EXCHANGE ITS
                              13 3/4% SENIOR NOTES
                           DUE 2007, WHICH HAVE BEEN
                              REGISTERED UNDER THE
                            SECURITIES ACT OF 1933,
                       AS AMENDED, FOR UP TO $170,000,000
                       AGGREGATE PRINCIPAL AMOUNT OF ITS
                        OUTSTANDING 13 3/4% SENIOR NOTES
                                    DUE 2007
                                          , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Second Restated Certificate of Incorporation provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Second Restated Certificate of Incorporation and the Amended and Restated By-laws further provide that directors and officers of the Company (as well as agents and employees of the Company at the discretion of the Board) shall, to the fullest extent authorized by the DGCL or any other applicable laws then in effect, be indemnified against liabilities arising from their service as directors and officers. The Company has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties.

     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                                                                     INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
-----------   ---------------------------------------------------------------------  --------------
    3.1       Second Restated Certificate of Incorporation of the Company. ........         --
    3.2       Certificate of Designations of the Company's 14.75% Redeemable
              Preferred Stock due 2008. ...........................................         --
    3.3       Certificate of Amendment of the Certificate of Designations of the
              Company's 14.75% Redeemable Preferred Stock due 2008. ...............         --
    3.4       Amended and Restated By-Laws of the Company. ........................         --
    3.5       Governance Agreement dated November 8, 1995, between the Company and
              the holders of its Preferred Stock. .................................         ++
    3.8       Certificate of Correction dated March 11, 1996.......................          -
    3.9       Supplemental Governance Agreement dated February 26, 1996............          -
    4.1       Specimen Certificate of the Company's Common Stock. .................          *
    4.2       Indenture dated November 14, 1995, between the Company and Chemical
              Bank, as trustee, relating to $190,000,000 in principal amount of 13%
              Senior Discount Notes due 2005, including the form of global note
              (the "1995 Indenture"). .............................................         ++
    4.3       March 11, 1996 Supplement to 1995 indenture..........................       ++++
    4.4       Initial Global Note dated November 14, 1995. ........................         ++
    4.5       Warrant Agreement dated November 14, 1995, between the Company and
              Smith Barney Inc. and Salomon Brothers Inc. .........................        +++
    4.6       Initial Global Warrant dated November 14, 1995. .....................        +++
    4.7       Indenture dated March 21, 1996, between the Company and Chemical
              Bank, as trustee, relating to $120,000,000 in principal amount of
              12 3/4% Senior Discount Notes due 2006, including the form of global
              note (the "1996 Indenture"). ........................................      +++++
    4.8       Supplemental Indenture dated as of January 13, 1997, between the
              Company and The Chase Manhattan Bank, as trustee, to the Indenture dated November 14, 1995, as amended, relating to the Company's 13%
              Senior Discount Notes due 2005. .....................................       ++++
    4.9       Supplemental Indenture dated as of January 13, 1997, between the
              Company and The Chase Manhattan Bank, as trustee, to the Indenture dated March 26, 1996, as amended, relating to the Company's 12 3/4%
              Senior Discount Notes due 2006. .....................................       ++++
    4.10      Supplemental Indenture dated as of July 7, 1997, between the Company and The Chase Manhattan Bank, as trustee, to the Indenture dated
              November 14, 1995, as amended, relating to the Company's 13% Senior
              Discount Notes due 2005. ............................................         --
    4.11      Supplemental Indenture dated as of July 7, 1997, between the Company and The Chase Manhattan Bank, as trustee, to the Indenture dated
              March 26, 1996, as amended, relating to the Company's 12 3/4% Senior
              Discount Notes due 2006. ............................................         --
    4.12      Specimen Certificate of the Company's 14.75% Redeemable Preferred
              Stock due 2008. .....................................................         --
    4.13      Warrant Agreement dated as of July 10, 1997, between the Company and
              The Chase Manhattan Bank, as warrant agent. .........................         --
    4.14      Form of Warrant. ....................................................         --
    4.15      Indenture dated as of July 23, 1997, between the Company and The
              Chase Manhattan Bank, as trustee, relating to the Company's 13 3/4%
              Senior Notes due 2007. ..............................................         --
    4.16      Escrow and Disbursement Agreement dated as of July 23, 1997, among the Company, The Bank of New York, as escrow agent, and The Chase
              Manhattan Bank, as trustee, relating to the Company's 13 3/4% Senior
              Notes due 2007. .....................................................         --
    5.1       Opinion of Riley M. Murphy, General Counsel of the Company. .........
                                                                                          ----
    9.1       Standstill Agreement dated June 26, 1995, between the Company and
              certain of its Preferred Stockholders. ..............................       ****
    9.2       Standstill Agreement dated November 8, 1995, between the Company and
              certain of its Preferred Stockholders. ..............................         ++

                                                                                     INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
-----------   ---------------------------------------------------------------------  --------------
    9.3       Voting Rights Agreement dated November 8, 1995, between the Company
              and certain of its Preferred Stockholders. ..........................         ++
    9.4       Amendment to Voting Rights Agreement dated December 14, 1995. .......          -
   10.1       Exchange Agreement, dated June 1, 1994, between the Company and
              certain of its Preferred Shareholders. ..............................          *
   10.2       Exchange Agreement, dated June 26, 1995, between the Company and its
              9% Series A Preferred Shareholders. .................................         **
   10.3       Company's Amended 1994 Stock Option Plan. ...........................         ++
   10.4       Company's Employee Stock Purchase Agreement. ........................       ++++
   10.5       Registration Rights Agreement dated July 1, 1992, between American
              Lightwave, Inc. and persons named therein. ..........................          *
   10.6       Supplemental Registration Rights Agreement dated June 26, 1995. .....       ****
   10.7       Management Registration Rights Agreement dated June 30, 1995. .......       ****
   10.8       Registration Rights Agreement dated June 26, 1995, between the
              Company and certain Preferred Stockholders. .........................         **
   10.9       Form of Warrant Agreement issued to certain Preferred Stockholders on
              June 26, 1995. ......................................................       ****
   10.10      Form of $.01 Warrant Agreement. .....................................       ****
   10.11      Form of $1.79 Warrant Agreement. ....................................       ****
   10.12      Form of $2.25 Warrant Agreement. ....................................       ****
   10.13      Stockholders Agreement dated June 26, 1995, between the Company and
              certain Preferred Stockholders. .....................................       ****
   10.14      Third Amended and Restated Employment Agreement between the Company
              and Anthony J. Pompliano. ...........................................       ****
   10.15      Third Amended and Restated Employment Agreement between the Company
              and George M. Tronsrue, III. ........................................       ****
   10.16      Third Amended and Restated Employment Agreement between the Company
              and Riley M. Murphy. ................................................       ****
   10.17      Employment Agreement between the Company and Jack E. Reich. .........       ****
   10.18      Employment Agreement between the Company and David L. Piazza. .......       ++++
   10.19      Form of Stock Option Certificates, as amended, issued to executive
              officers under employment agreements.................................       ****
   10.20      Agreement, dated March 2, 1994, between the Company and Gerard Klauer
              Mattison & Co., as amended. .........................................          *
   10.21      Agreement, dated March 20, 1995, between the Company and Gerard
              Klauer Mattison & Co., as amended. ..................................       ****
   10.22      Agreement, dated October 19, 1994, between the Company and Marvin
              Saffian & Company. ..................................................          *
   10.23      Lease Agreement for the Company's executive offices at 131 National
              Business Parkway, Suite 100, Annapolis Junction, Maryland, as
              amended. ............................................................       ****
   10.24      Loan and Security Agreement, dated October 17, 1994, between AT&T
              Credit Corporation and American Communication Services of Louisville,
              Inc. ................................................................          *
   10.25      Loan and Security Agreement, dated February 28, 1995, between AT&T
              Credit Corporation and American Communication Services of Fort Worth,
              Inc. ................................................................       ****
   10.26      Loan and Security Agreement, dated June 30, 1995, between AT&T Credit
              Corporation and American Communication Services of Greenville, Inc.
              and American Communication Services of Columbia, Inc. ...............       ****
   10.27      Amendment No. 1 to Parent Support and Pledge Agreement (Louisville)
              between the Company and AT&T Credit Corporation. ....................       ****
   10.28      Amendment No. 1 to Parent Support and Pledge Agreement (Fort Worth)
              between the Company and AT&T Credit Corporation. ....................       ****
   10.29      Amendment No. 1 to Loan and Security Agreement between American
              Communications Services of Louisville, Inc. and AT&T Credit
              Corporation. ........................................................       ****
   10.30      Consulting Agreement, dated October 25, 1993, between the Company and
              Thurston Partners, Inc.. ............................................          *
   10.31      Consulting Agreement, effective July 1, 1994, between the Company and
              SGC Advisory Services, Inc. .........................................          *
   10.32      Consulting Agreement, dated June 16, 1994, between the Company and
              Thurston Partners, Inc. and Global Capital, Inc. ....................          *
   10.33      Note Purchase Agreement, dated June 28, 1994. .......................          *

                                                                                     INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
-----------   ---------------------------------------------------------------------  --------------
   10.34      Investment Agreement dated October 21, 1994, between the Company and
              the Purchasers named therein. .......................................          *
   10.35      Stock Purchase Agreement, dated October 17, 1994, between the Company
              and AT&T Credit Corporation. ........................................          *
   10.36      American Communication Services of Louisville, Inc. Common Stock
              Purchase Agreement, dated October 17, 1994 ..........................          *
   10.37      Stock Purchase Agreement, dated November 28, 1994, by and among the
              Company, CitiLink Corp., and the former directors and shareholders of
              CitiLink Corp., as amended August 3, 1995. ..........................       ****
   10.38      Stock Purchase Agreement dated December 17, 1996 by and between the
              Company and Cybergate, Inc. .........................................       ++++
   10.39      Stock Purchase Agreement, dated May 12, 1995, by and among the
              Company, Piedmont Teleport, Inc., Randal Holcombe and Karen Holcombe,
              as amended. .........................................................       ****
   10.40      Stock and Warrant Purchase Agreement, dated June 26, 1995, between
              the Company and the Purchasers named therein.........................         **
   10.41      Form of Indemnity Agreement between the Company and its Directors, as
              amended. ............................................................       ****
   10.42      Assignment and Assumption Agreement dated June 21, 1995, between the
              Company and Apex Investment Fund II, L.P. ...........................       ****
   10.43      Registration Rights Agreement dated November 9, 1995, between the
              Company and certain initial purchasers. .............................         ++
   10.44      Loan and Security Agreement, dated September 8, 1995, between AT&T
              Credit Corporation and American Communications Services of El Paso,
              Inc. ................................................................         ++
   10.45      Parent Support and Pledge Agreement (El Paso) dated September 8,
              1995, between the Company and AT&T Credit Corporation. ..............         ++
   10.46      Letter Agreement dated November 14, 1995, between the Company and ING
              Equity Partners, L.P. I, with respect to the purchase of 50,000 shares of the Company's 9% Series B-4 Convertible Preferred Stock and
              warrants to purchase 214,286 shares of Common Stock. ................         ++
   10.47      Warrant to Purchase Shares of American Communications Services, Inc.
              Common Stock dated December 28, 1995, between the Company and Gerard
              Klauer, Mattison & Co. ("GKM Warrant I"). ...........................         ++
   10.48      Warrant to Subscribe For and Purchase Common Stock of American
              Communications Services, Inc. dated December 28, 1995, between the
              Company and Gerard Klauer, Mattison & Co. ("GKM Warrant II"). .......         ++
   10.49      Amendment to Amended 1994 Stock Option Plan of the Company...........        (o)
   10.50      Parent Pledge and Support Agreement dated as of October 17, 1994
              between the Company and AT&T Credit Corporation......................          *
   10.51      American Communication Services of El Paso Inc. Common Stock Purchase
              Agreement dated September 8, 1995....................................          *
   10.52      Registration Rights Agreement dated as of July 10, 1997, among the
              Company, BT Securities Corporation, Alex. Brown & Sons Incorporated,
              The Huff Alternative Income Fund, L.P., General Motors Domestic Group
              Pension Trust, Societe Generale Securities Corporation, ING Baring
              (U.S.) Securities, Inc. and McDermott Inc. Master Trust. ............         --
   10.53      Registration Rights Agreement dated as of July 23, 1997 among the
              Company and BT Securities Corporation as representatives of the
              Initial Purchasers named therein. ...................................         --
   11.1       Statement re: computation of per share earnings (loss). .............          +
   16.1       Letter re: change in certifying accountant. .........................        ***
   21.1       Subsidiaries of the Registrant. .....................................       ++++
   23.1       Consent of KPMG Peat Marwick LLP. ...................................
                                                                                           ---
   23.2       Consent of Riley M. Murphy (included in Exhibit 5.1) ................
                                                                                          ----
   24.1       Power of Attorney (included on page II-7). ..........................
                                                                                           ---
   25.1       Statement of Eligibility and Qualification on Form T-1 of The Chase
              Manhattan Bank under the Indenture dated July 23, 1997. .............
                                                                                           ---

                                                                                     INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
-----------   ---------------------------------------------------------------------  --------------
   99.1       Form of Letter of Transmittal. ......................................        ---
   99.2       Form of Notice of Guaranteed Delivery. ..............................
                                                                                           ---
   99.3       Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
              and Other Nominees. .................................................
                                                                                           ---
   99.4       Form of Letter to Clients. ..........................................
                                                                                           ---
   99.5       Form of Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9........................................
                                                                                           ---

---------------
         * Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-87200) and incorporated herein by reference thereto.

        ** Previously filed as an exhibit to the Company's Current Report on Form 8-K dated June 26, 1995, and incorporated herein by reference thereto.

      *** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1995, and incorporated herein by reference thereto.

     **** Previously filed as an exhibit to the Company's Annual Report on Form
          10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference thereto.

         + Previously filed as an exhibit to the Company's Transition Report on Form 10-KSB for the transition period from July 1, 1996 to December 31, 1996, and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997, both of which are incorporated herein by reference thereto.

        ++ Previously filed as an exhibit to the Company's Registration
           Statement on Form S-4 (File No. 33-80305) and incorporated herein by reference thereto.

      +++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-80673) and incorporated herein by reference thereto.

     ++++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-20867) and incorporated herein by reference thereto.

    +++++ Previously filed as an exhibit to the Company's Current Report on Form
          8-K dated March 26, 1996 and incorporated herein by reference thereto.

   ++++++ Previously filed as an exhibit to the Company's Current Report on Form
          8-K dated January 17, 1997 and incorporated herein by reference thereto.

 +++++++ To be filed by amendment.

         - Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-3632) and incorporated herein by reference thereto.

        -- Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997 and incorporated by reference hereto.

      --- Filed herewith.

     ---- To be filed by amendment.

()         (o) Previously filed as an exhibit to the Company's Definitive Proxy
               Statement filed on October 14, 1996 and incorporated herein by reference thereto.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     For purposes of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under rule 424(b)(1), or (4) or 497(h) under the Securities Act (sec.sec.230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

     For purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ANNAPOLIS JUNCTION, STATE OF MARYLAND, ON THIS 26TH DAY OF AUGUST, 1997.

                                          AMERICAN COMMUNICATIONS SERVICES,
                                          INC.,
                                          Registrant

                                          By:    /s/ ANTHONY J. POMPLIANO

                                            ------------------------------------
                                                    Anthony J. Pompliano
                                                 Executive Chairman of the
                                                     Board of Directors

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. Pompliano and David L. Piazza and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

               SIGNATURE                                 TITLE                       DATE
----------------------------------------  -----------------------------------  -----------------

      /s/ ANTHONY J. POMPLIANO                 Executive Chairman of the         August 26, 1997
---------------------------------------        Board of Directors
          Anthony J. Pompliano                 (Principal Executive Officer)


     /s/     DAVID L. PIAZZA                    Chief Financial Officer          August 26, 1997
---------------------------------------         (Principal Financial and
             David L. Piazza                    Accounting Officer)


       /s/  GEORGE M. MIDDLEMAS                  Director                         August 26, 1997
----------------------------------------
          George M. Middlemas

        /s/       EDWIN M. BANKS                 Director                          August 26, 1997
----------------------------------------
             Edwin M. Banks

     /s/   CHRISTOPHER L. RAFFERTY               Director                          August 26, 1997
----------------------------------------
          Christopher L. Rafferty

               SIGNATURE                                 TITLE                       DATE
----------------------------------------  -----------------------------------  -----------------


                                                       Director                  August 26, 1997
       /s/ BENJAMIN P. GIESS
----------------------------------------
           Benjamin P. Giess

                                                       Director                  August 26, 1997
      /s/ OLIVIER L. TROUVEROY
----------------------------------------
          Olivier L. Trouveroy

                                                       Director                  August 26, 1997
         /s/ PETER C. BENTZ
----------------------------------------
             Peter C. Bentz

                                 EXHIBIT INDEX

                                                                                            SEQUENTIALLY
                                                                            INCORPORATION     NUMBERED
EXHIBIT NO.                           DESCRIPTION                           BY REFERENCE        PAGE
-----------   ------------------------------------------------------------  -------------   ------------
    3.1       Second Restated Certificate of Incorporation of the
              Company.                                                             --
    3.2       Certificate of Designations of the Company's 14.75%
              Redeemable Preferred Stock due 2008.                                 --
    3.3       Certificate of Amendment of the Certificate of Designations
              of the Company's 14.75% Redeemable Preferred Stock due
              2008.                                                                --
    3.4       Amended and Restated By-Laws of the Company.                         --
    3.5       Governance Agreement dated November 8, 1995, between the
              Company and the holders of its Preferred Stock.                      ++
    3.8       Certificate of Correction dated March 11, 1996.                       -
    3.9       Supplemental Governance Agreement dated February 26, 1996.            -
    4.1       Specimen Certificate of the Company's Common Stock.                   *
    4.2       Indenture dated November 14, 1995, between the Company and
              Chemical Bank, as trustee, relating to $190,000,000 in
              principal amount of 13% Senior Discount Notes due 2005,
              including the form of global note (the "1995 Indenture").            ++
    4.3       March 11, 1996 Supplement to 1995 indenture.                       ++++
    4.4       Initial Global Note dated November 14, 1995.                         ++
    4.5       Warrant Agreement dated November 14, 1995, between the
              Company and Smith Barney Inc. and Salomon Brothers Inc.             +++
    4.6       Initial Global Warrant dated November 14, 1995.                     +++
    4.7       Indenture dated March 21, 1996, between the Company and
              Chemical Bank, as trustee, relating to $120,000,000 in
              principal amount of 12 3/4% Senior Discount Notes due 2006,
              including the form of global note (the "1996 Indenture").         +++++
    4.8       Supplemental Indenture dated as of January 13, 1997, between the Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated November 14, 1995, as amended, relating to
              the Company's 13% Senior Discount Notes due 2005.                  ++++
    4.9       Supplemental Indenture dated as of January 13, 1997, between the Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated March 26, 1996, as amended, relating to the
              Company's 12 3/4% Senior Discount Notes due 2006.                  ++++
    4.10      Supplemental Indenture dated as of July 7, 1997, between the
              Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated November 14, 1995, as amended, relating to
              the Company's 13% Senior Discount Notes due 2005.                    --
    4.11      Supplemental Indenture dated as of July 7, 1997, between the
              Company and The Chase Manhattan Bank, as trustee, to the
              Indenture dated March 26, 1996, as amended, relating to the
              Company's 12 3/4% Senior Discount Notes due 2006.                    --
    4.12      Specimen Certificate of the Company's 14.75% Redeemable
              Preferred Stock due 2008.                                            --
    4.13      Warrant Agreement dated as of July 10, 1997, between the
              Company and The Chase Manhattan Bank, as warrant agent.              --
    4.14      Form of Warrant.                                                     --
    4.15      Indenture dated as of July 23, 1997, between the Company and
              The Chase Manhattan Bank, as trustee, relating to the
              Company's 13 3/4% Senior Notes due 2007.                             --
    4.16      Escrow and Disbursement Agreement dated as of July 23, 1997, among the Company, The Bank of New York, as escrow agent,
              and The Chase Manhattan Bank, as trustee, relating to the
              Company's 13 3/4% Senior Notes due 2007.                             --

                                                                                            SEQUENTIALLY
                                                                            INCORPORATION     NUMBERED
EXHIBIT NO.                           DESCRIPTION                           BY REFERENCE        PAGE
-----------   ------------------------------------------------------------  -------------   ------------
    5.1       Opinion of Riley M. Murphy, General Counsel of the Company.        ----
    9.1       Standstill Agreement dated June 26, 1995, between the
              Company and certain of its Preferred Stockholders.                 ****
    9.2       Standstill Agreement dated November 8, 1995, between the
              Company and certain of its Preferred Stockholders.                   ++
    9.3       Voting Rights Agreement dated November 8, 1995, between the
              Company and certain of its Preferred Stockholders.                   ++
    9.4       Amendment to Voting Rights Agreement dated December 14,
              1995.                                                                 -
   10.1       Exchange Agreement, dated June 1, 1994, between the Company
              and certain of its Preferred Shareholders.                            *
   10.2       Exchange Agreement, dated June 26, 1995, between the Company
              and its 9% Series A Preferred Shareholders.                          **
   10.3       Company's Amended 1994 Stock Option Plan.                            ++
   10.4       Company's Employee Stock Purchase Agreement.                       ++++
   10.5       Registration Rights Agreement dated July 1, 1992, between
              American Lightwave, Inc. and persons named therein.                   *
   10.6       Supplemental Registration Rights Agreement dated June 26,
              1995.                                                              ****
   10.7       Management Registration Rights Agreement dated June 30,
              1995.                                                              ****
   10.8       Registration Rights Agreement dated June 26, 1995, between
              the Company and certain Preferred Stockholders.                      **
   10.9       Form of Warrant Agreement issued to certain Preferred
              Stockholders on June 26, 1995.                                     ****
   10.10      Form of $.01 Warrant Agreement.                                    ****
   10.11      Form of $1.79 Warrant Agreement.                                   ****
   10.12      Form of $2.25 Warrant Agreement.                                   ****
   10.13      Stockholders Agreement dated June 26, 1995, between the
              Company and certain Preferred Stockholders.                        ****
   10.14      Third Amended and Restated Employment Agreement between the
              Company and Anthony J. Pompliano.                                  ****
   10.15      Third Amended and Restated Employment Agreement between the
              Company and George M. Tronsrue, III.                               ****
   10.16      Third Amended and Restated Employment Agreement between the
              Company and Riley M. Murphy.                                       ****
   10.17      Employment Agreement between the Company and Jack E. Reich.        ****
   10.18      Employment Agreement between the Company and David L.
              Piazza.                                                            ++++
   10.19      Form of Stock Option Certificates, as amended, issued to
              executive officers under employment agreements.                    ****
   10.20      Agreement, dated March 2, 1994, between the Company and
              Gerard Klauer Mattison & Co., as amended.                             *
   10.21      Agreement, dated March 20, 1995, between the Company and
              Gerard Klauer Mattison & Co., as amended.                          ****
   10.22      Agreement, dated October 19, 1994, between the Company and
              Marvin Saffian & Company.                                             *
   10.23      Lease Agreement for the Company's executive offices at 131
              National Business Parkway, Suite 100, Annapolis Junction,
              Maryland, as amended.                                              ****
   10.24      Loan and Security Agreement, dated October 17, 1994, between
              AT&T Credit Corporation and American Communication Services
              of Louisville, Inc.                                                   *

                                                                                            SEQUENTIALLY
                                                                            INCORPORATION     NUMBERED
EXHIBIT NO.                           DESCRIPTION                           BY REFERENCE        PAGE
-----------   ------------------------------------------------------------  -------------   ------------
   10.25      Loan and Security Agreement, dated February 28, 1995,
              between AT&T Credit Corporation and American Communication
              Services of Fort Worth, Inc.                                       ****
   10.26      Loan and Security Agreement, dated June 30, 1995, between
              AT&T Credit Corporation and American Communication Services
              of Greenville, Inc. and American Communication Services of
              Columbia, Inc.                                                     ****
   10.27      Amendment No. 1 to Parent Support and Pledge Agreement
              (Louisville) between the Company and AT&T Credit
              Corporation.                                                       ****
   10.28      Amendment No. 1 to Parent Support and Pledge Agreement (Fort
              Worth) between the Company and AT&T Credit Corporation.            ****
   10.29      Amendment No. 1 to Loan and Security Agreement between
              American Communications Services of Louisville, Inc. and
              AT&T Credit Corporation.                                           ****
   10.30      Consulting Agreement, dated October 25, 1993, between the
              Company and Thurston Partners, Inc.                                   *
   10.31      Consulting Agreement, effective July 1, 1994, between the
              Company and SGC Advisory Services, Inc.                               *
   10.32      Consulting Agreement, dated June 16, 1994, between the
              Company and Thurston Partners, Inc. and Global Capital,
              Inc.                                                                  *
   10.33      Note Purchase Agreement, dated June 28, 1994.                         *
   10.34      Investment Agreement dated October 21, 1994, between the
              Company and the Purchasers named therein.                             *
   10.35      Stock Purchase Agreement, dated October 17, 1994, between
              the Company and AT&T Credit Corporation.                              *
   10.36      American Communication Services of Louisville, Inc. Common
              Stock Purchase Agreement, dated October 17, 1994.                     *
   10.37      Stock Purchase Agreement, dated November 28, 1994, by and
              among the Company, CitiLink Corp., and the former directors and shareholders of CitiLink Corp., as amended August 3,
              1995.                                                              ****
   10.38      Stock Purchase Agreement dated December 17, 1996 by and
              between the Company and Cybergate, Inc.                            ++++
   10.39      Stock Purchase Agreement, dated May 12, 1995, by and among the Company, Piedmont Teleport, Inc., Randal Holcombe and
              Karen Holcombe, as amended.                                        ****
   10.40      Stock and Warrant Purchase Agreement, dated June 26, 1995,
              between the Company and the Purchasers named therein.                **
   10.41      Form of Indemnity Agreement between the Company and its
              Directors, as amended.                                             ****
   10.42      Assignment and Assumption Agreement dated June 21, 1995,
              between the Company and Apex Investment Fund II, L.P.              ****
   10.43      Registration Rights Agreement dated November 9, 1995,
              between the Company and certain initial purchasers.                  ++
   10.44      Loan and Security Agreement, dated September 8, 1995,
              between AT&T Credit Corporation and American Communications
              Services of El Paso, Inc.                                            ++
   10.45      Parent Support and Pledge Agreement (El Paso) dated
              September 8, 1995, between the Company and AT&T Credit
              Corporation.                                                         ++
   10.46      Letter Agreement dated November 14, 1995, between the
              Company and ING Equity Partners, L.P. I, with respect to the purchase of 50,000 shares of the Company's 9% Series B-4
              Convertible Preferred Stock and warrants to purchase 214,286
              shares of Common Stock.                                              ++

                                                                                            SEQUENTIALLY
                                                                            INCORPORATION     NUMBERED
EXHIBIT NO.                           DESCRIPTION                           BY REFERENCE        PAGE
-----------   ------------------------------------------------------------  -------------   ------------
   10.47      Warrant to Purchase Shares of American Communications
              Services, Inc. Common Stock dated December 28, 1995, between the Company and Gerard Klauer, Mattison & Co. ("GKM Warrant
              I").                                                                 ++
   10.48      Warrant to Subscribe For and Purchase Common Stock of
              American Communications Services, Inc. dated December 28,
              1995, between the Company and Gerard Klauer, Mattison & Co.
              ("GKM Warrant II").                                                  ++
   10.49      Amendment to Amended 1994 Stock Option Plan of the Company.         (o)
   10.50      Parent Pledge and Support Agreement dated as of October 17,
              1994 between the Company and AT&T Credit Corporation.                 *
   10.51      American Communication Services of El Paso Inc. Common Stock
              Purchase Agreement dated September 8, 1995.                           *
   10.52      Registration Rights Agreement dated as of July 10, 1997,
              among the Company, BT Securities Corporation, Alex. Brown &
              Sons Incorporated, The Huff Alternative Income Fund, L.P.,
              General Motors Domestic Group Pension Trust, Societe
              Generale Securities Corporation, ING Baring (U.S.)
              Securities, Inc. and McDermott Inc. Master Trust.                    --
   10.53      Registration Rights Agreement dated as of July 23, 1997
              among the Company and BT Securities Corporation as
              representatives of the Initial Purchasers named therein.             --
   11.1       Statement re: computation of per share earnings (loss).               +
   16.1       Letter re: change in certifying accountant.                         ***
   21.1       Subsidiaries of the Registrant.                                    ++++
   23.1       Consent of KPMG Peat Marwick LLP.
                                                                                  ---
   23.2       Consent of Riley M. Murphy (included in Exhibit 5.1).
                                                                                 ----
   24.1       Power of Attorney (included on page II-7).
                                                                                  ---
   25.1       Statement of Eligibility and Qualification on Form T-1 of
              The Chase Manhattan Bank under the Indenture dated July 23,
              1997.
                                                                                  ---
   99.1       Form of Letter of Transmittal.
                                                                                  ---
   99.2       Form of Notice of Guaranteed Delivery.
                                                                                  ---
   99.3       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees.
                                                                                  ---
   99.4       Form of Letter to Clients.
                                                                                  ---
   99.5       Form of Guidelines for Certification of Taxpayer
              Identification Number on Substitute Form W-9.
                                                                                  ---

---------------
         * Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-87200) and incorporated herein by reference thereto.

        ** Previously filed as an exhibit to the Company's Current Report on Form 8-K dated June 26, 1995, and incorporated herein by reference thereto.

      *** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1995, and incorporated herein by reference thereto.

     **** Previously filed as an exhibit to the Company's Annual Report on Form
          10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference thereto.

         + Previously filed as an exhibit to the Company's Transition Report on Form 10-KSB for the transition period from July 1, 1996 to December 31, 1996, and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997, both of which are incorporated herein by reference thereto.

        ++ Previously filed as an exhibit to the Company's Registration
           Statement on Form S-4 (File No. 33-80305) and incorporated herein by reference thereto.

      +++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-80673) and incorporated herein by reference thereto.

     ++++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-20867) and incorporated herein by reference thereto.

    +++++ Previously filed as an exhibit to the Company's Current Report on Form
          8-K dated March 26, 1996 and incorporated herein by reference thereto.

   ++++++ Previously filed as an exhibit to the Company's Current Report on Form
          8-K dated January 17, 1997 and incorporated herein by reference thereto.

 +++++++ To be filed by amendment.

         - Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-3632) and incorporated herein by reference thereto.

        -- Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997 and incorporated by reference hereto.

      --- Filed herewith.

     ---- To be filed by amendment.

()         (o) Previously filed as an exhibit to the Company's Definitive Proxy
               Statement filed on October 14, 1996 and incorporated herein by reference thereto.